                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               Netvantage, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[_] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                           [NETVANTAGE, INC. LOGO]


                     201 CONTINENTAL BOULEVARD, SUITE 201
                         EL SEGUNDO, CALIFORNIA 90245

                                                           August 20, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of NetVantage, Inc., a Delaware corporation ("NetVantage"), to be held at the Doubletree Club Hotel, located at 1985 East Grand Avenue, El Segundo, California 90245 on Friday, September 25, 1998 at 10:00 a.m., local time.

  At the Special Meeting, stockholders will vote on a proposal to approve an Agreement and Plan of Merger which provides for NetVantage's acquisition by Cabletron Systems, Inc. In this transaction, 8/13 (approximately .6154) of a share of Cabletron Common Stock will be exchanged for each Class A and Class B share, and each ten Class E shares, of NetVantage.

  NETVANTAGE'S BOARD OF DIRECTORS HAS UNANIMOUSLY DECIDED THAT THE CABLETRON ACQUISITION IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" IT AT THE SPECIAL MEETING.

  As I said in our press release announcing the proposed transaction on June 22, 1998:

    "The Board of Directors of NetVantage is pleased to be able to offer our stockholders the opportunity to exchange their NetVantage shares for a meaningful equity ownership in Cabletron. Our stockholders have loyally stayed the course and it is gratifying that they will have the opportunity to share in NetVantage's own potential while also benefiting from Cabletron's strengths. The entire workforce of NetVantage can be justifiably proud of the confidence that Cabletron is showing in our new line of products."

  Enclosed is our Proxy Statement relating to the Special Meeting, which also constitutes Cabletron's Prospectus covering the shares offered to you in exchange for your NetVantage Shares. The Proxy Statement/Prospectus includes your Board's recommendation in favor of the Cabletron acquisition and our reasons for it, as well as the background of the transaction, the conditions to closing and other important information regarding the proposed transaction (including a description of an original equipment manufacturer agreement and a manufacturing rights agreement with Cabletron). The Proxy Statement/Prospectus also includes the opinion of our financial advisor, BancAmerica Robertson Stephens, that, as of June 22, 1998 (the date the merger agreement with Cabletron was approved by NetVantage's Board and signed), subject to the assumptions and qualifications described in the opinion, the exchange ratio of 8/13 of a Cabletron share for each Class A and Class B share, and each ten Class E shares, of NetVantage was fair to the holders of each of Class A, Class B and Class E Common Stock of NetVantage, as well as to NetVantage's stockholders, in each case, from a financial point of view. Please read the entire Proxy Statement/Prospectus (including the BancAmerica Robertson Stephens opinion) carefully.

  APPROVAL OF THE CABLETRON ACQUISITION REQUIRES THE FAVORABLE VOTE OF A MAJORITY OF THE VOTING POWER OF NETVANTAGE'S OUTSTANDING SHARES (THE THREE CLASSES OF NETVANTAGE COMMON STOCK WILL VOTE TOGETHER, WITH EACH CLASS A SHARE HAVING ONE VOTE AND EACH CLASS B AND CLASS E SHARE HAVING FIVE VOTES). YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MAY SHARES YOU OWN. IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND IN PERSON, WE STRONGLY URGE YOU TO COMPLETE THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENVELOPE PROVIDED.

  Please do not send us any of your stock certificates at this time. Following the closing of the Cabletron transaction, you will receive information about the procedure for surrendering your NetVantage stock certificates in exchange for Cabletron stock certificates.

                                          Sincerely,

                                          /s/ Stephen R. Rizzone


                                          Stephen R. Rizzone
                                          Chairman of the Board, President and
                                          Chief Executive Officer



                           IF YOU HAVE ANY QUESTIONS
                              OR NEED ASSISTANCE
                          COMPLETING YOUR PROXY CARD
                                 PLEASE CALL:
                      [LOGO OF MACKENZIE PARTNERS, INC.]
                               156 FIFTH AVENUE
                           NEW YORK, NEW YORK  10010
                         (212) 929-5500 (CALL COLLECT)
                                      OR
                         CALL TOLL FREE (800) 322-2885

                               NETVANTAGE, INC.
                     201 CONTINENTAL BOULEVARD, SUITE 201
                         EL SEGUNDO, CALIFORNIA 90245

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD SEPTEMBER 25, 1998

                               ----------------

To the Stockholders of NetVantage, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (as the same may be postponed or adjourned from time to time, the "Special Meeting") of NetVantage, Inc. (the "Company") will be held on Friday, September 25, 1998, at 10:00 a.m., local time, at the Doubletree Club Hotel, located at 1985 East Grand Avenue, El Segundo, California 90245, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 22, 1998 (the "Merger Agreement"), by and among the Company, Cabletron Systems, Inc. ("Cabletron") and a wholly owned subsidiary of Cabletron, and the transactions contemplated thereby, including (i) the merger (the "Merger") of such wholly owned subsidiary with and into the Company, which will survive the Merger and become a wholly owned subsidiary of Cabletron, and (ii) the conversion at the effective time of the Merger of each share of Class A Common Stock, $.001 par value per share, of the Company, together with the rights attached thereto (the "Class A Shares"), each share of Class B Common Stock, $.001 par value per share, of the Company (the "Class B Shares"), and each ten shares of Class E Common Stock, par value $.001 per share, of the Company (the "Class E Shares") (the Class A Shares, Class B Shares and Class E Shares being collectively referred to as "Company Common Stock") issued and outstanding immediately prior to the Merger (other than shares of Company Common Stock held in the treasury of the Company, held by Cabletron or any direct or indirect wholly owned subsidiary of the Company or Cabletron, or with respect to which appraisal rights are properly exercised) into the right to receive 8/13 (approximately .6154) of a share of common stock, $.01 par value per share, of Cabletron ("Cabletron Common Stock"), and cash in lieu of fractional shares, all as more fully described in the accompanying Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting.

  Only holders of record of Company Common Stock as of the August 13, 1998 record date for the Special Meeting are entitled to notice of and to vote at the Special Meeting. A list of such Company stockholders will be open to examination by any Company stockholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting during ordinary business hours at the corporate offices of the Company, 201 Continental Boulevard, Suite 201, El Segundo, California.

  The approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, require the affirmative vote of a majority of the voting power of the Company Common Stock outstanding on the record date for the Special Meeting. The three classes of Company Common Stock will vote together, with each Class A Share having one vote, each Class B Share having five votes and each Class E Share having five votes.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

  IT IS VERY IMPORTANT THAT ALL SHARES OF COMPANY COMMON STOCK ARE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Thomas Iwanski

                                            Thomas Iwanski
                                            Secretary, Vice President-Finance
                                             and Chief Financial Officer

August 20, 1998

                               NETVANTAGE, INC.

                                PROXY STATEMENT

                               ----------------

                            CABLETRON SYSTEMS, INC.

                                  PROSPECTUS

  This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of (i) shares (the "Class A Shares") of Class A Common Stock, $.001 par value (the "Class A Common Stock"), (ii) shares (the "Class B Shares") of Class B Common Stock, $.001 par value (the "Class B Common Stock"), and (iii) shares (the "Class E Shares") of Class E Common Stock, $.001 par value (the "Class E Common Stock") (the Class A Common Stock, Class B Common Stock and Class E Common Stock being collectively referred to as the "Company Common Stock") of NetVantage, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Company Board") for use at the Special Meeting of Stockholders of the Company to be held on Friday, September 25, 1998 at the Doubletree Club Hotel, located at 1985 East Grand Avenue, El Segundo, California 90245, commencing at 10:00 a.m., local time, and any and all adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of Company Common Stock (the "Company Stockholders") are being asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 22, 1998 (the "Merger Agreement"), by and among the Company, Cabletron Systems, Inc., a Delaware corporation ("Cabletron") and Tempest Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Cabletron ("Merger Sub"), and the transactions contemplated thereby, including the merger (the "Merger") of Merger Sub with and into the Company, which will survive the Merger and become a wholly owned subsidiary of Cabletron, and the issuance of shares of common stock, $.01 par value per share, of Cabletron ("Cabletron Common Stock"), and cash in lieu of fractional shares, all as more fully described in this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus also constitutes the Prospectus of Cabletron with respect to the issuance of up to 8,200,000 shares of Cabletron Common Stock to the Company Stockholders (including persons who become Company Stockholders prior to the consummation of the Merger upon exercise of outstanding options and warrants to acquire Company Common Stock) in connection with the Merger. Stockholders of Cabletron will not be voting or consenting in writing to approve the Merger. Cabletron Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CS."

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the Company Stockholders on or about August 20, 1998.

  THE PROPOSED MERGER IS A COMPLEX TRANSACTION. COMPANY STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 10.

                               ----------------

   THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST 20, 1998.

  All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Merger Sub and Cabletron has been provided by Cabletron. All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to the Company has been provided by the Company.

  IN ACCORDANCE WITH SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"), HOLDERS OF CLASS B SHARES AND CLASS E SHARES ARE ENTITLED TO APPRAISAL RIGHTS. SEE "THE MERGER--APPRAISAL RIGHTS."

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CABLETRON'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY CABLETRON ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED OR REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 10.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
TRADEMARKS.................................................................   2
SUMMARY....................................................................   3
RISK FACTORS...............................................................  10
  Competition; Margin......................................................  10
  Fluctuations in Operating Results........................................  11
  Realignment..............................................................  12
  Acquisition Strategy.....................................................  12
  Retention and Integration of Key Employees...............................  13
  Volatility of Stock Price................................................  13
  Technological Changes....................................................  14
  Product Protection and Intellectual Property.............................  14
  Dependence on Suppliers..................................................  15
  Legal Proceedings........................................................  15
  Risks Associated with Exchange Ratio.....................................  15
  Year 2000 Compliance.....................................................  16

SELECTED FINANCIAL DATA....................................................  17
COMPARATIVE PER SHARE DATA.................................................  18
  Dividend Policy..........................................................  18
  Recent Closing Prices....................................................  18
THE SPECIAL MEETING........................................................  20
  Time, Place and Date.....................................................  20
  Matters To Be Considered at the Special Meeting..........................  20
  Voting at the Special Meeting; Record Date...............................  20
  Proxies..................................................................  21
THE MERGER.................................................................  22
  General..................................................................  22
  Conversion of Company Common Stock.......................................  22
  Conversion of Company Options and Warrants...............................  22
  Exchange of Certificates.................................................  23
  Effective Time...........................................................  24
  Background of the Merger.................................................  24
  The Company's Reasons for the Merger; Recommendation of the Company
   Board...................................................................  27
  Cabletron's Reasons for the Merger.......................................  30
  Opinion of the Company's Financial Advisor...............................  31
  Interests of Certain Persons in the Merger...............................  34
  Certain Federal Income Tax Consequences..................................  36
  Anticipated Accounting Treatment.........................................  38
  Governmental Filings.....................................................  38
  Certain Federal Securities Law Consequences; Affiliate Letters...........  38
  Stock Exchange Listing...................................................  38
  Dividends................................................................  38
  Appraisal Rights.........................................................  39
THE MERGER AGREEMENT.......................................................  42
  Representations and Warranties...........................................  42
  Conduct of Cabletron's and the Company's Business Prior to the Merger....  42

                                                                          PAGE
                                                                          ----
  No Solicitation........................................................  43
  Conditions to the Merger...............................................  44
  Termination............................................................  46
  Termination Fee........................................................  47
  Indemnification and Insurance..........................................  48
THE RELATED AGREEMENTS...................................................  49
  The OEM Agreement......................................................  49
  The Manufacturing Rights Agreement.....................................  49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE
 COMPANY.................................................................  51
DESCRIPTION OF CAPITAL STOCK OF CABLETRON................................  53
  Common Stock...........................................................  53
  Preferred Stock........................................................  53
COMPARISON OF STOCKHOLDER RIGHTS.........................................  53
  Special Characteristics of Class B Shares and Class E Shares...........  53
  Voting Rights..........................................................  54
  Voting Requirements and Quorums for Stockholder Meetings...............  54
  Stockholder Meetings...................................................  54
  Stockholder Action by Written Consent..................................  55
  Amendments to Certificate of Incorporation.............................  55
  Bylaws.................................................................  55
  Number and Qualification of Directors..................................  55
  Board Classification...................................................  55
  Nomination and Election of Directors...................................  56
  Removal of Directors...................................................  57
  Newly Created Directorships and Vacancies..............................  57
  Vote Required for Certain Corporate Transactions.......................  58
  Anti-takeover Provisions...............................................  58
  Limitation on Directors' Liability.....................................  59
  Indemnification........................................................  60
  Dividends and Other Distributions......................................  60
LEGAL MATTERS............................................................  61
EXPERTS..................................................................  61
OTHER MEETINGS...........................................................  61

                                    ANNEXES

A. Agreement and Plan of Merger.......................................... A-1
B. Opinion of BancAmerica Robertson Stephens............................. B-1
C. Section 262 of the DGCL............................................... C-1

                             AVAILABLE INFORMATION

  Cabletron and the Company are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, Cabletron and the Company are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Cabletron Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Cabletron may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Class A Common Stock is traded on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington D.C. 20006.

  Cabletron has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE APPROPRIATE PARTY AT THE FOLLOWING ADDRESSES: CABLETRON INVESTOR RELATIONS, CABLETRON SYSTEMS, INC., 35 INDUSTRIAL WAY, ROCHESTER, NEW HAMPSHIRE 03867 (TELEPHONE: (603) 332-9400) AND INVESTOR RELATIONS, NETVANTAGE, INC., 201 CONTINENTAL BOULEVARD, SUITE 201, EL SEGUNDO, CALIFORNIA 90245 (TELEPHONE: (310) 726-4130, EXT. 214). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 18, 1998.

  The following documents which have been filed with the Commission are incorporated by reference into this Proxy Statement/Prospectus:

    1. Cabletron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 1998 (File No. 1-10228);

    2. Cabletron's Current Report on Form 8-K dated February 9, 1998 and the amendment to that report on Form 8-K/A dated March 4, 1998;

    3. Cabletron's Annual Report on Form 10-K for the fiscal year ended February 29, 1998 (which incorporates by reference certain information from Cabletron's Proxy Statement relating to the 1998 Annual Meeting of Stockholders) (File No. 1-10228);

    4. Cabletron's definitive Annual Meeting Proxy Statement filed with the Commission on June 5, 1998 (File No. 1-10228);

    5. The description of Cabletron Common Stock contained in Cabletron's Registration Statement on Form 8-A under the Exchange Act (File No. 1-10228) filed with the Commission on April 9, 1989, including all amendments and reports filed for the purpose of updating such description;

    6. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998 (File No. 0-25992);

    7. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (File No. 0-25992);

    8. The Company's Current Report on Form 8-K filed February 17, 1998 (File No. 0-25992); and

    9. The Company's Annual Report on Form 10-K and Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (File No. 0-25992).

  All documents subsequently filed by Cabletron and the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date of the Special Meeting, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

                                  TRADEMARKS

  Cabletron Systems and design, IMT, MMAC Plus, SPECTRUM, Synthesis, SmartSwitch, and DNI are registered trademarks of Cabletron; MMAC, SmartSTACK, ES/1 ATX, FastNet, and The Complete Networking Solution are trademarks of Cabletron. NETVANTAGE is a registered trademark of the Company. Other trademarks used in this Proxy Statement/Prospectus are the property of their respective owners.

                                    SUMMARY

  Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Company Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes in their entirety.

RISK FACTORS

  In considering whether to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, Company Stockholders should carefully review and consider the information contained below under the caption "Risk Factors."

THE BUSINESS OF CABLETRON

 General

  Cabletron develops, manufactures, markets, installs and supports a wide range of standards-based local area network ("LAN") and wide area network ("WAN") connectivity hardware and software products including intelligent switches and hubs, remote access devices, and sophisticated management software. Cabletron delivers products to address the full range of networking technologies, including Ethernet, Fast Ethernet, Gigabit Ethernet, token ring, fiber distributed data interface (FDDI), asynchronous transfer mode (ATM), integrated services digital network (ISDN) and frame relay. Cabletron's core products include the SmartSwitch hardware product family and Spectrum network management software. The SmartSwitch product family includes the SmartSwitch 9000 product line, Cabletron's enterprise-level backbone switching chassis and modules; the SmartSwitch 6000 product line, Cabletron's wiring closet-level solution, the SmartSwitch 2200, a standalone, workgroup-level switch, the SmartSTACK, a desktop Ethernet switch, and the SmartSwitch Router, a switch router obtained in Cabletron's recent acquisition of Yago Systems, Inc. Cabletron's hardware products also include the MMAC, a wiring closet smart hub, and other Ethernet, ISDN, and frame relay products. All of Cabletron's intelligent networking products are managed by SPECTRUM(R), Cabletron's sophisticated enterprise-wide network management system. Cabletron also produces and supports other network products, such as adapter cards, other interconnection equipment, wiring cables, and file server products, and provides a wide range of networking services. Cabletron believes that its broad product line and its ability to provide full service capabilities enable it to offer its customers "The Complete Networking Solution." (TM)

  Cabletron was incorporated in Delaware in 1988. Cabletron's principal executive offices are located at 35 Industrial Way, Rochester, New Hampshire 03867 and its telephone number is (603) 332-9400.

 Recent Developments

  On June 11, 1998, Cabletron announced it had signed a definitive agreement to acquire Ariel Corporation's Communications Systems Group ("CSG"), a manufacturer of high density open systems access platforms and developer of flexible ATM-based carrier-class digital subscriber line aggregation platforms for service provider central office environments. This acquisition enhances Cabletron's ability to offer service providers digital subscriber-line technology, bringing critical remote access elements to Cabletron's portfolio, including a high-density digital subscriber line central office concentrator from CSG. Under the terms of the definitive agreement, Cabletron will acquire CSG for $33.5 million in cash.

  On June 11, 1998, Cabletron announced it had signed a definitive agreement to acquire FlowPoint Corp. ("FlowPoint"). FlowPoint designs, manufactures and markets customer premise digital subscriber line and ISDN network access products. This acquisition enhances the remote access elements of Cabletron's portfolio and allows Cabletron, for customer premise installations, to provide consumers, telecommuters, small businesses and branch offices with dependable, high-speed Internet access. Under the terms of the definitive agreement, Cabletron will acquire FlowPoint for approximately $25 million in cash or stock, at Cabletron's election, to purchase the approximately 65 percent of FlowPoint it does not already own.

THE BUSINESS OF THE COMPANY

 General

  The Company is a leading provider of Ethernet workgroup switching products to the original equipment manufacturer ("OEM") market place. Ethernet workgroup switches are designed to increase the information handling capacity of new and installed Local Area Networks ("LANs"). Other applications of use for the Company's switching products include connecting LANs to each other to extend the network's scope and power and to provide installed networks with the ability to connect to networking devices incorporating new technologies such as Asynchronous Transfer Mode, Gigabit Ethernet and Layer 3 switching. The Company's switching products require no special skills to install, and require no changes to existing user network equipment, wiring, hub equipment, software protocols or applications.

  The Company was originally incorporated in California in March 1991. In December 1994, the Company changed its state of incorporation to Delaware. Its offices are located at 201 Continental Boulevard, Suite 201, El Segundo, California 90245 and its telephone number is: (310) 726-4130.

 Recent Developments

  On May 22, 1998, the Company publicly announced that it had begun initial customer shipments of its new NV9224 fast Ethernet workgroup switch. On June 22, 1998, the Company publicly announced that it entered into the Merger Agreement, the OEM Agreement and the Manufacturing Rights Agreement. Since that date, the Company received from Cabletron the $5 million payment due under the Manufacturing Rights Agreement and orders for its NV9224 switch under the OEM Agreement aggregating approximately 8,000 units (which are scheduled for delivery in the Company's third quarter of 1998). See "The Related Agreements." On July 7, 1998, the Company also entered into a non-binding interim agreement with the Compaq Computer Corporation ("Compaq"), relating to the possible establishment of an OEM arrangement with Compaq.

THE MERGER

  The Merger Agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Cabletron, with and into the Company, with the result that the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), will become a wholly owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by Company Stockholders and the other conditions specified in the Merger Agreement must be satisfied or waived. See "The Merger."

 Conversion of Company Common Stock; Stock Options; Warrants

  At the Effective Time (as defined below) of the Merger, each Class A Share (together with the rights attached thereto), each Class B Share and each ten Class E Shares issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held in the treasury of the Company, held by Cabletron or any direct or indirect wholly owned subsidiary of the Company or Cabletron, or with respect to which appraisal rights are properly exercised) will be automatically converted into the right to receive 8/13 (approximately .6154) of a share (the "Exchange Ratio") of Cabletron Common Stock and cash in lieu of fractional shares (the "Merger Consideration"). The shares of Cabletron Common Stock issued in the Merger in exchange for the Class E Shares will not be escrowed, be subject to any of the contingencies that currently govern the Class E Shares or be subject to the redemption provisions that currently apply to the Class E Shares. See "The Merger--Conversion of Company Common Stock."

  At the Effective Time, each outstanding option to purchase Company Common Stock (a "Company Stock Option") granted under the Company's Equity Incentive Plan, 1996 Incentive Stock Plan, 1994 Incentive and

Nonstatutory Stock Option Plan, and 1992 Incentive and Nonstatutory Stock Option Plan (collectively, the "Company Stock Option Plans"), whether vested or unvested, shall be, together with the Company Stock Option Plans, assumed by Cabletron and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of Cabletron Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such Company Stock Option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (y) the number of shares of Cabletron Common Stock deemed purchasable pursuant to such Company Stock Option.

  At the Effective Time, Cabletron will not assume the warrants granted to Silicon Valley Bank, the Company's former lender (the "SVB Warrants"), and such nonassumption shall have the consequences described in Section 1.7.3 of each of the SVB Warrants. At the Effective Time, Cabletron will assume the warrants granted to Stephen R. Rizzone, the Company's Chairman of the Board, Chief Executive Officer and President (the "SR Warrants"), that are exercisable, such that each exercisable SR Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such SR Warrant prior to the Effective Time, the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) that Mr. Rizzone would have been entitled to receive pursuant to the Merger had he exercised such warrant in full immediately prior to the Effective Time at a price per share equal to
(x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by (y) the number of shares of Cabletron Common Stock deemed purchasable pursuant to such warrant. At the Effective Time, the non-exercisable SR Warrant for 15,000 Class A Shares shall be deemed assumed by Cabletron and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such SR Warrant prior to the Effective Time, a number of shares of Cabletron Common Stock (rounded down to the nearest whole number) equal to 1,500 multiplied by the Exchange Ratio, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such SR Warrant divided by (y) ten multiplied by the number of shares of Cabletron Common Stock deemed purchasable pursuant to such warrant. Cabletron has no obligation to assume and will not assume at the Effective Time the Unit Purchase Options (the "Unit Purchase Options") granted to D.H. Blair Investment Banking Corp., the underwriter in the Company's initial public offering, and the underwriter's affiliates. Should any of the Unit Purchase Options be exercised prior to the Effective Time, any resulting warrant for shares of Company Common Stock shall be deemed assumed by Cabletron and deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such warrant prior to the Effective Time, the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) that the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by (y) the number of shares of Cabletron Common Stock deemed purchasable pursuant to such warrant. Approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by Company Stockholders at the Special Meeting will be deemed to constitute their approval of the assumption of the Company Stock Options and the SR Warrants as provided for in the Merger Agreement. See "The Merger--Conversion of Company Options and Warrants."

 Effective Time

  As promptly as practicable after the satisfaction or waiver of the conditions specified in the Merger Agreement, Cabletron and the Company shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

 Exchange of Certificates; Assumption of Company Stock Options

  As soon as reasonably practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each Company Stockholder for use in exchanging Company Common Stock certificates for the applicable Merger Consideration. See "The Merger--Exchange of Certificates." HOLDERS OF COMPANY COMMON STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

  As soon as practicable after the Effective Time, Cabletron will deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Company Stock Option shall continue in effect on the same terms and conditions. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's Company Stock Option into an option to purchase shares of Cabletron Common Stock. See "The Merger--Conversion of Company Options and Warrants."

 Listing

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

 Conditions to the Merger

  The obligations of Cabletron and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite Company Stockholder approval, the absence of any injunction prohibiting consummation of the Merger, the continuing accuracy of the other party's representations and warranties made in the Merger Agreement on and as of the Effective Time, and the other party's compliance or performance of its covenants and agreements required by the Merger Agreement. See "The Merger Agreement--Conditions to the Merger."

 Termination; Termination Fee

  The Merger Agreement is subject to termination by mutual written consent of Cabletron and the Company and at the option of either Cabletron or the Company if the Merger is not consummated by October 15, 1998. The Merger Agreement is also subject to termination upon the occurrence of certain other events. Under certain circumstances specified in the Merger Agreement, Cabletron will be entitled to a termination fee of $3.8 million from the Company in the event of a termination of the Merger Agreement. See "The Merger Agreement--Termination" and "--Termination Fee."

THE SPECIAL MEETING

 Time, Place and Date

  The Special Meeting will be held on Friday, September 25, 1998 at the Doubletree Club Hotel, located at 1985 East Grand Avenue, El Segundo, California 90245, commencing at 10:00 a.m., local time.

 Purposes of the Special Meeting

  The purposes of the Special Meeting are to (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which, among other things, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Cabletron, and each outstanding share of Company Common Stock (other than shares of Company Common

Stock held in the treasury of the Company, held by Cabletron or any direct or indirect wholly owned subsidiary of the Company or Cabletron, or with respect to which appraisal rights are properly exercised) will be converted into the right to receive the applicable Merger Consideration, and (ii) transact such other business as may properly come before the Special Meeting. See "The Special Meeting--Matters To Be Considered at the Special Meeting."

 Record Date; Shares Entitled to Vote

  Holders of record of shares of Company Common Stock at the close of business on August 13, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, there were outstanding 10,167,950 Class A Shares, 233,963 Class B Shares and 540,995 Class E Shares. Holders of Class A Shares are entitled to one vote, holders of Class B Shares are entitled to five votes and holders of Class E Shares are entitled to five votes, for each such share held by the holder on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and for any other matter to be acted upon or which may properly come before the Special Meeting. The presence, in person or by proxy, of holders of a majority of the voting power of the shares of Company Common Stock entitled to vote is required to constitute a quorum at the Special Meeting. See "The Special Meeting--Voting at the Special Meeting; Record Date."

 Vote Required

  The approval and adoption by the Company Stockholders of the Merger Agreement and the transactions contemplated thereby, including the Merger, will require the affirmative vote of the holders of a majority of the voting power represented by the shares of Company Common Stock outstanding on the Record Date. See "The Special Meeting--Voting at the Special Meeting; Record Date."

  As of the Record Date, directors and executive officers of the Company and their affiliates had the right to vote approximately 31,319 Class A Shares, 57,200 Class B Shares and 57,200 Class E Shares. Each of the directors and executive officers has advised the Company that he or she presently intends to vote or direct the vote of all the outstanding shares of Company Common Stock over which he or she has voting control in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Merger--Interests of Certain Persons in the Merger."

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  BancAmerica Robertson Stephens ("Robertson Stephens") has rendered a written opinion to the Company Board that, as of June 22, 1998, the Exchange Ratio was fair to the holders of each of Class A Common Stock, Class B Common Stock and Class E Common Stock, as well as to the holders of Company Common Stock, in each case, from a financial point of view. A copy of Robertson Stephens' written opinion dated June 22, 1998 (the "Robertson Stephens Opinion"), setting forth the assumptions made, matters considered and review undertaken, is attached to this Proxy Statement/Prospectus as Appendix B. The full text of the Robertson Stephens Opinion is incorporated herein by reference and the foregoing description thereof is qualified in its entirety by such reference. Company Stockholders are urged to read the Robertson Stephens Opinion carefully and in its entirety. See also "The Merger--Opinion of the Company's Financial Advisor."

RECOMMENDATION OF THE COMPANY BOARD

  The Company Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that Company Stockholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Merger-- Background of the Merger" and "--The Company's Reasons for the Merger; Recommendation of the Company Board."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Company Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, Company Stockholders should be aware that certain directors and executive officers of the Company have certain interests in the Merger that present these directors and executive officers with potential conflicts of interest. See "The Merger--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that, except for cash received in lieu of fractional shares, no gain or loss will be recognized for federal income tax purposes by a Company Stockholder upon receipt of Cabletron Common Stock in exchange for shares of Company Common Stock pursuant to the Merger. It is a condition to the Merger that Cabletron and the Company shall have each received an opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on various representations, qualifications and assumptions. Company Stockholders are urged to consult their own tax advisors concerning the specific tax consequences of the Merger to them, including any foreign, state or local tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

ANTICIPATED ACCOUNTING TREATMENT

  The transaction effected by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. In connection with the Merger, Cabletron anticipates recording substantial charges for in process research and development and integration costs. See "The Merger--Anticipated Accounting Treatment."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of Company Stockholders are currently governed by the DGCL, the Company's Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws. Upon consummation of the Merger, Company Stockholders will become stockholders of Cabletron, and their rights as stockholders of Cabletron generally will be governed by the DGCL, Cabletron's Restated Certificate of Incorporation and Cabletron's Bylaws. See "Comparison of Stockholder Rights" for a discussion of various differences between the rights of Company Stockholders and the rights of stockholders of Cabletron.

THE RELATED AGREEMENTS

  On June 22, 1998, concurrently with execution of the Merger Agreement and to facilitate such execution, the Company and Cabletron entered into an OEM Agreement (the "OEM Agreement") and a Manufacturing Rights Agreement (the "Manufacturing Rights Agreement") (the OEM Agreement and Manufacturing Rights Agreement being collectively referred to as the "Related Agreements"). Under the OEM Agreement, Cabletron may purchase certain products manufactured by the Company for resale under Cabletron and other OEM brand names. Under the Manufacturing Rights Agreement, Cabletron was granted a non-exclusive, worldwide license to manufacture certain products of the Company and then resell them under Cabletron and other designated OEM brand names in exchange for an initial non-refundable payment of $5 million plus certain specified royalties for products manufactured and sold in excess of certain specified levels. The Related Agreements are effective immediately and are not subject to the approval of Company Stockholders. If the Merger Agreement is terminated, the OEM Agreement will also terminate but the Manufacturing Rights Agreement will continue in effect. See "The Related Agreements."

APPRAISAL RIGHTS

  Under the DGCL, holders of Class A Shares are not entitled to any dissenters' right of appraisal with respect to the Merger because the Class A Shares are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. and the shares of Cabletron Common Stock to be issued in the Merger will be listed on a national securities exchange. Under the DGCL, holders of Class B Shares and Class E Shares who object to the Merger may, under certain circumstances and by following procedures prescribed by the DGCL, exercise appraisal rights and receive cash for their Class B Shares or Class E Shares in an amount equal to the fair value of such stock as determined pursuant to such procedures. The failure of a dissenting Company Stockholder to follow the appropriate procedures will result in the loss of such appraisal rights. In the event that a Company Stockholder who attempts to exercise appraisal rights should fail to make a proper demand for payment or otherwise lose his or her status as a dissenting stockholder, such Company Stockholder shall be entitled to receive from Cabletron the applicable Merger Consideration that such Company Stockholder would have received in the Merger if he or she had not attempted to exercise appraisal rights. See "The Merger--Appraisal Rights."

ANTITRUST MATTERS; GOVERNMENT FILINGS

  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Cabletron and the Company each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") on July 17, 1998. Cabletron and the Company received notice of early termination of the waiting period under the HSR Act with respect to such filings on August 6, 1998. Notwithstanding the early termination of the HSR Act waiting period, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Cabletron and the Company. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result. Cabletron and the Company do not believe that any additional governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed in accordance with the DGCL.

                                 RISK FACTORS

  IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING CABLETRON AND ITS BUSINESS. COMPANY STOCKHOLDERS SHOULD CAREFULLY CONSIDER THESE RISK FACTORS PRIOR TO VOTING ON THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CABLETRON'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY CABLETRON ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED OR REFERRED TO BELOW.

COMPETITION; MARGIN

  The data networking industry is intensely competitive and subject to increasing consolidation. Competition in the data networking industry has increased in recent periods, and Cabletron expects competition to continue to increase significantly in the future from its current competitors, as well as from potential competitors that may enter Cabletron's existing or future markets. Cabletron's competitors include many large domestic and foreign companies, as well as emerging companies attempting to sell products to specialized markets such as those addressed by Cabletron. Cabletron's primary competitors in the data networking industry are Cisco Systems, Inc., Bay Networks, Inc. and 3Com Corporation. Several large telecommunications equipment companies, including Lucent Technologies, Inc., Nokia Corp. and Northern Telecom Ltd., have begun to compete in the data networking industry and have recently made investments in or acquired several smaller data networking companies. Companies in the data networking industry compete upon the basis of price, technology, and brand recognition. Increased competition could result in price reductions, reduced margins and loss of market share, any or all of which could materially and adversely affect Cabletron's business, financial condition, and operating results and increase fluctuations in operating results. Competitors may introduce new or enhanced products that offer greater performance or functionality than Cabletron's products. There can be no assurance that Cabletron will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that Cabletron will be able to respond effectively to technological changes, new standards or product announcements by competitors. Any failure to do so may have a material adverse effect on Cabletron's business, financial condition and results of operations. As the data networking industry has grown and matured, customers purchasing decisions have been increasingly influenced by brand recognition. If Cabletron is unable to develop competitive brand recognition, Cabletron's business may be adversely affected.

  Cabletron's current and potential competitors have pursued and are continuing to pursue a strategy of acquiring data networking companies possessing advanced networking technologies. The acquisition of these companies allows Cabletron's competitors to offer new products without the lengthy time delays associated with internal product development. As a consequence, competitors are able to more quickly meet the demand for advanced networking capabilities, as well as for so-called "end-to-end" networking solutions. These acquisitions also permit potential competitors, such as telecommunications companies, who lack data networking products and technologies, to more quickly enter data networking markets. The greater resources of the competitors engaged in these acquisitions may permit them to accelerate the development and commercialization of new competitive products and the marketing of existing competitive products to their larger installed bases. There is significant competition among Cabletron and its competitors for the acquisition of data networking companies possessing advanced technologies. As a consequence of this competition, as well as other factors, the prices paid to acquire such companies are typically extremely high relative to the assets and sales of such companies. The greater resources of Cabletron's current and potential competitors will enable them to compete more effectively for the acquisition of such companies. In addition to acquiring other companies, Cabletron's competitors frequently invest in early-stage data networking companies in order to secure access to advanced technologies under development by such companies, to enhance the ability to subsequently acquire such companies and to deter other competitors from obtaining such access or performing such acquisitions. Cabletron expects that competition will increase substantially as a result of the continuing industry consolidations.

  In the past, Cabletron has relied upon a combination of internal product development and partnerships with other networking vendors to broaden its product line to meet the demand for "end-to-end" enterprise-wide solutions. Acquisitions of or investments in other data networking companies by Cabletron's competitors may limit Cabletron's access to commercially significant technologies, and thus its ability to offer products that meet its customers needs. Compaq's acquisition of Digital Equipment Corporation ("Digital") demonstrates the difficulties of partnering with other companies. Cabletron acquired the Network Products Business unit ("NPB") of Digital in part to gain access to the Digital brand name, Digital's worldwide sales force, and Digital's worldwide service and support organization. Compaq, as part of its integration of Digital, may eliminate the Digital brand name and may materially change the structure of Digital's sales force and service and support organizations. Further, Compaq sells its own brand of computer networking products and this may reduce its need to rely on Cabletron to supply it with computer networking products. These factors make it more difficult for Cabletron to achieve the anticipated benefits of its acquisition of the NPB and its partnership with Digital. See "--Acquisition Strategy."

  In addition to the effects of competition, Cabletron's margins may also decrease as a result of a shift in product mix toward lower margin products, increased sales through lower margin reseller sales channels, increased component costs and increased expenses, including increased research and development and sales, general and administrative costs, which may be necessary in future periods to meet the demands of greater competition. For example, as a result of its acquisition of the NPB, Cabletron expects a higher percentage of its sales to be made through resellers, which may have the effect of reducing Cabletron's margin on those sales, as well as, to a lesser extent, Cabletron's overall margins. Margins in any given period may be adversely affected by additional factors. See "--Fluctuations in Operating Results."

FLUCTUATIONS IN OPERATING RESULTS

  A variety of factors may cause period-to-period fluctuations in the operating results of Cabletron. Such factors include, but are not limited to:
(i) the rate of growth of the markets for Cabletron's products,
(ii) competitive pressures, including pricing, brand and technological competition, (iii) availability of components, including unique integrated circuits, (iv) adverse effects of delays in the establishment of industry standards, including delays or reductions in customer orders, delays in new product introductions and increased expenses associated with standards compliance, (v) delays by Cabletron in the introduction of new or enhanced products, (vi) changes in product mix, (vii) delays or reductions in customer purchases in anticipation of the introduction of new products by Cabletron or its competitors and (viii) instability of the international markets in which Cabletron sells its products. For example, Cabletron has been experiencing decreased sales for its older line of so-called "shared media" products. The period-to-period rate of decrease has been greater in certain periods than in others and has been difficult to predict. Backlog as of any particular date is not indicative of future revenue due, in part, to the possibility of order cancellations, customer requested delivery delays, shifting purchasing patterns and inventory level variability. In particular, Cabletron has been experiencing longer sales cycles for its core products as a result of the increasing dollar amount of customer orders and longer customer planning cycles. Also, in the recent past, Cabletron has experienced backend loading of its quarterly sales, making the predictability of the quarterly results highly speculative. These factors, together with increased competition, have led to an increase in sales variability and a decrease in Cabletron's ability to predict aggregate sales demand for any given period. These factors have increased the possibility that the operating results for a quarter could be materially adversely affected by the failure to obtain or delays in obtaining a limited number of large customer orders, due, for example, to cancellations, delays or deferrals by customers. Cabletron plans to continue to invest in research and development, sales and marketing and technical support staff in anticipation of future revenue growth. If growth in Cabletron's revenues in any quarter fails to match Cabletron's expense levels, its earnings and margins would be materially adversely affected. There can be no assurance that net sales will not decrease in future quarters. Any decrease in net sales could have a material adverse affect on Cabletron's business, financial condition and results of operations. As expenses are relatively fixed in the near term, Cabletron may not be able to adjust expense levels to match any shortfall in revenues. As the industry becomes more competitive and standards-based, Cabletron is facing greater price competition from its competitors. If Cabletron does not respond with lower production costs, pricing pressures could adversely affect future earnings. Accordingly, past results may not be indicative of future results. There can be no assurance that the announcement or introduction of new products by Cabletron or its competitors, or a change in industry standards, will not cause customers to defer or cancel purchases of Cabletron's existing products, which could have a material adverse effect on Cabletron's business, financial condition or results of operations. The market for Cabletron's products is evolving. The rate of growth of the market and the resulting demand for Cabletron's recently introduced products is subject to a high level of uncertainty. If the market fails to grow or grows more slowly than anticipated, Cabletron's business, financial condition or results of operations would be materially adversely affected.

REALIGNMENT

  Cabletron incurred a pre-tax charge in the fourth quarter of fiscal 1998 of $35.0 million ($21.5 million, after-tax) related to a realignment of its business operations. The realignment includes general expense reductions through the elimination of duplicate facilities, consolidation of related operations, reallocation of resources, including the elimination of certain existing projects, and personnel reduction. Cabletron may encounter difficulties in achieving the expense reductions intended as a result of the realignment due to, among other factors, additional costs associated with, for example, relocations and employee severance, the need to maintain certain essential, but underutilized, facilities, and delays in implementing planned reductions. Any such difficulties in achieving expense reductions may result in a failure to realize the full amount of the annualized cost savings which is intended to be achieved through the realignment. Any such additional costs may result in charges related to Cabletron's realignment in future quarters.

  In addition to the realignment, Cabletron has defined and is currently implementing a new management structure. The new management structure includes the creation of certain new senior officer positions and the realignment of certain management structures. The implementation of the new management structures, the realignment referred to above and Cabletron's recent acquisitions have required the dedication of Cabletron's existing management resources. There can be no assurance that such disruption will not continue in future quarters. Any such disruption could have a material adverse effect on Cabletron's business, operating results or financial condition. Over time, the loss of the personnel, facilities and other resources eliminated through the expense reductions may adversely impact Cabletron's ability to generate expected revenue levels.

ACQUISITION STRATEGY

  Cabletron has addressed the need to develop new products, in part, through the acquisition of other companies and businesses. Acquisitions, such as the acquisition of the NPB from Digital and the proposed acquisitions of FlowPoint, the Company and CSG, involve numerous risks including difficulties in assimilating the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which competitors have established market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of such companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be exacerbated by the necessity of coordinating geographically separated organizations. The efforts required to successfully integrate acquired companies require the dedication of management resources that may temporarily distract attention from the day-to-day business of Cabletron. The inability of management to successfully integrate the operations of acquired companies could have a material adverse effect on the business and results of operations of Cabletron. The acquisition of early stage companies, such as FlowPoint, poses risks in addition to those identified above. Such companies often have limited operating histories, limited or no prior sales, and may not yet have achieved profitability. In addition, the technologies possessed by such companies are often unproven. The development and marketing of products based upon such technologies may require the investment of substantial time and resources and, despite such investment, may not result in commercially saleable products or may not yield revenues sufficient to justify Cabletron's investment. Further, aggressive competitors often undertake initiatives to attract customers and to recruit key employees of acquired companies through various incentives. In addition to FlowPoint, the Company and CSG, Cabletron has stated that it will continue to explore other possible acquisitions in the future. Multiple acquisitions during a period increases the risks identified above, including in particular the difficulty of integrating the acquired businesses and the distraction of management from the day-to-day business activities of Cabletron.

  Cabletron has recently acquired several product lines previously marketed by Digital's NPB pursuant to Cabletron's acquisition of the NPB. Cabletron's sales of the NPB products are subject to numerous risks. Cabletron's success will be dependent upon its continued development of products that are compatible with and meet the needs of the NPB's installed base of end-user customers, many of whom have made a substantial investment in existing Digital's NPB network infrastructure. Substantially all of the NPB's revenues have historically been derived from sales by Digital's worldwide sales force and certain major third party resellers. Under Digital, the NPB had no direct sales force to end users (Digital's direct sales force resides in an independent business unit), and Cabletron did not acquire any portion of Digital's sales force. Under the Reseller and Services Agreement dated as of November 24, 1997 between Cabletron and Digital, Digital has agreed to resell certain Cabletron products, including the NPB products, and has contractually committed to purchase certain minimum volumes of Cabletron products for resale and internal use. Based on historical revenues of Cabletron, it is expected that Digital will account for substantially in excess of ten percent (10%) of Cabletron's revenues for fiscal 1999. Any failure by Digital to purchase the committed product volumes would have a material adverse impact on Cabletron's business, results of operations and financial condition. In addition, a substantial portion of the NPB's revenues have historically been derived from sales through third party resellers. Cabletron has traditionally derived a smaller portion of its revenues from sales through resellers and, as a consequence, has less experience managing reseller relationships. There can be no assurance that the NPB's resellers will continue to purchase the NPB products from Cabletron or, if they do, that the volume of such purchases will not decline significantly. The products to be sold by Cabletron through Digital's sales force and the NPB's resellers, including the NPB products and certain Cabletron products, may be sold under the Digital brand name and, in many cases, will be specifically adapted for use in existing Digital hardware platforms. Cabletron has limited experience managing the marketing and distribution of a line of products under a brand name or for hardware platforms other than its own. There exists no alternative market for such products. A higher than expected rate of return from resellers, the Company's failure to adequately manage the marketing and distribution of such products, or the loss of material resellers or a material decline in sales volume through the NPB resellers, could have a material adverse effect on Cabletron's business, results of operations or financial condition.

RETENTION AND INTEGRATION OF KEY EMPLOYEES

  The success of the Merger is dependent on the retention and integration of the key management, engineering and other technical employees of the Company. Competition for qualified personnel in the networking industry is very intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While it is anticipated that Cabletron will implement retention arrangements for the key employees of the Company, there can be no assurance that such key employees will remain with the Company following the Merger. The loss of services of any of such key employees of the Company could materially and adversely affect Cabletron's business, financial condition and results of operation.

VOLATILITY OF STOCK PRICE

  In considering whether to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, Company Stockholders should be aware that the stock price of Cabletron Common Stock at and following the Effective Time may vary significantly from the price as of the date of the execution of the Merger Agreement or the date hereof. As is frequently the case with the stocks of high technology companies, the market price of Cabletron's stock has been, and may continue to be, volatile. Factors such as quarterly fluctuations in results of operations, increased competition, the introduction of new products by Cabletron or its competitors, expenses or other difficulties associated with assimilating companies or businesses that have been or may in the future be acquired by Cabletron, changes in the mix of sales channels, the timing of significant customer orders (the average dollar amount of customer orders has increased in recent periods), and macroeconomic conditions generally, may have a significant impact on the market price of the stock of Cabletron. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high-technology companies and which, on occasion, have appeared to be unrelated to the operating performance of such companies. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant adverse effect on the market price of Cabletron's stock in any given period.

TECHNOLOGICAL CHANGES

  The market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions, and therefore requires a high level of expenditures for research and development. Cabletron may be required to make significant expenditures to develop such new integrated product offerings. There can be no assurance that customer demand for products integrating routing, switching, hub, network management and remote access technologies will grow at the rate expected by Cabletron, that Cabletron will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that Cabletron will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new product and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Cabletron's business, operating results and financial condition may be materially and adversely affected if Cabletron encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, Cabletron must also continue to enhance its existing products and there is no assurance that it will be able to do so. In addition, the demand for traditional "shared media" hubs such as Cabletron's basic MMAC product have been experiencing declines over the last few years, and there can be no assurance that such decline will not accelerate. A portion of future revenues will come from new products and services. Cabletron cannot determine the ultimate effect that new products will have on its revenues, earnings or stock price.

PRODUCT PROTECTION AND INTELLECTUAL PROPERTY

  Cabletron's success depends in part on its proprietary technology. Cabletron attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Cabletron believes, however, that its success will depend to a greater extent upon innovation, technological expertise and distribution strength. There can be no assurance that the steps taken by Cabletron in this regard will be adequate to prevent misappropriation of its technology or that Cabletron's competitors will not independently develop technologies that are substantially equivalent or superior to Cabletron's technology. In addition, the laws of some foreign countries do not protect Cabletron's proprietary rights to the same extent as do the laws of the United States. No assurance can be given that any patents issued to Cabletron will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

  Although Cabletron does not believe that its products infringe the proprietary rights of any third parties, third parties have asserted infringement and other claims against Cabletron, and there can be no assurance that such claims will not be successful or that third parties will not assert such claims against Cabletron in the future.

Patents have been granted recently on fundamental technologies incorporated in Cabletron's products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed by third parties which, if issued as patents, could relate to Cabletron's products. In addition, participants in Cabletron's industry also rely upon trade secret law. Cabletron could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on Cabletron's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block Cabletron's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on Cabletron's business, financial condition and results of operations.

DEPENDENCE ON SUPPLIERS

  Cabletron's products include certain components, including application specific integrated circuits ("ASICs"), that are currently available from single or limited sources, some of which require long order lead times. In addition, certain of Cabletron's products and sub-assemblies are manufactured by single source third parties. With the increasing technological sophistication of new products and the associated design and manufacturing complexities, Cabletron anticipates that it may need to rely on additional single source or limited suppliers for components or manufacture of products and subassemblies. Any reduction in supply, interruption or extended delay in timely supply, variances in actual needs from forecasts for long order lead time components, or change in costs of components could affect Cabletron's ability to deliver its products in a timely and cost-effective manner and may adversely impact Cabletron's operating results and supplier relationships. The NPB products will initially be manufactured by Digital and a third-party contract manufacturer, SCI Technologies, Inc. The failure of either party to continue to manufacture the NPB products or to deliver the NPB products in time for Cabletron to meet its delivery requirements could have a material adverse effect on Cabletron's business, financial condition and results of operations.

LEGAL PROCEEDINGS

  Since October 24, 1997, nine stockholder class action lawsuits have been filed against Cabletron and certain officers and directors of Cabletron in the United States District Court for the District of New Hampshire. The complaints allege that Cabletron and several of its officers and directors disseminated materially false and misleading information about Cabletron's operations and acted in violation of Section 10(b) and Rule 10b-5 of the Exchange Act during the period between March 3, 1997 and December 2, 1997. The complaints further allege that certain officers and directors profited from the dissemination of such misleading information by selling shares of Cabletron Common Stock during this period. The complaints do not specify the amount of damages sought on behalf of the class. On March 3, 1998, the United States District Court for the District of New Hampshire granted the motion to consolidate the nine class action complaints against Cabletron and its officers and directors into one class action. The legal costs incurred by Cabletron in defending itself and its officers and directors against this litigation, whether or not it prevails, could be substantial, and in the event that the plaintiffs prevail, Cabletron could be required to pay substantial damages. This litigation may be protracted and may result in a diversion of management and other resources of Cabletron. The payment of substantial legal costs or damages, or the diversion of management and other resources, could have a material adverse effect on Cabletron's business, financial condition or results of operations.

RISKS ASSOCIATED WITH EXCHANGE RATIO

  As a result of the Merger, each outstanding Class A Share and Class B Share and each ten outstanding Class E Shares will be converted into the right to receive 8/13 (approximately .6154) of a share of Cabletron Common Stock on the basis of the Exchange Ratio. The Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of Cabletron Common Stock. The specific dollar value of the consideration to be received by Company Stockholders in the Merger will depend on the market price of the Cabletron Common Stock at the Effective Time. In the event that the market price of Cabletron Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Cabletron Common Stock to be received by Company Stockholders in the Merger would correspondingly decrease or increase. Cabletron Common Stock historically has been subject to substantial price volatility. No assurance can be given as to the market prices of Cabletron Common Stock at any time before the Effective Time or as to the market price of Cabletron Common Stock at any time thereafter. See "--Volatility of Stock Price."

YEAR 2000 COMPLIANCE

  Historically, certain computer programs have been written using two digits rather than four digits to define year. This could result in computers recognizing a date using "00" as the year 1900 rather than the year 2000, resulting in potential major system failures or miscalculations. To address the above-mentioned Year 2000 issues and concerns, Cabletron has established a "Year 2000 Task Force" to lead and coordinate all of its global Year 2000 activities. This task force is accountable to provide the necessary leadership, tools and knowledge required by all operating units to become Year 2000 compliant. The task force is currently testing all hardware, firmware and software developed and sold by the Company for Year 2000 Compliance in accordance with Cabletron's Year 2000 Policy Statement. In addition, the Year 2000 Task Force is conducting a global assessment of Cabletron's essential computer systems and is making reasonable efforts to ensure that Cabletron's information technology infrastructure will not be adversely affected by the turn of the century. Currently, Cabletron has no reasonable estimate of the amount of out-of-pocket costs which may be incurred to address Year 2000 issues for its products and internal infrastructure. At this time, Cabletron cannot reasonably estimate the potential impact on its financial position and operations if key suppliers, customers and other constituents do not become Year 2000 compliant on a timely basis.

                            SELECTED FINANCIAL DATA

  The following Selected Financial Data of Cabletron has been derived from its consolidated historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. The following Selected Financial Data of the Company has been derived from its historical financial statements and should be read in conjunction with the financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                   CABLETRON

                                                                               THREE MONTHS ENDED
                                 YEAR ENDED THE LAST DAY OF FEBRUARY,                MAY 31,
                          --------------------------------------------------- ----------------------
                             1998        1997       1996      1995     1994      1998        1997
                          ----------  ---------- ---------- -------- -------- ----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $1,377,330  $1,406,552 $1,100,349 $833,218 $602,486 $  365,747  $  362,688
Income (loss) from
 operations.............    (239,081)    320,278    206,935  237,016  176,503   (158,316)     84,596
Net income (loss).......    (127,062)    222,125    144,485  156,574  118,321   (152,300)     58,824
Net income (loss) per
 share--basic...........  $    (0.81) $     1.43 $     0.95 $   1.08 $   0.82 $    (0.93) $    (0.38)
Weighted average number
 of shares outstanding--
 basic..................     157,686     155,207    151,525  145,125  143,692    163,394     156,857
Net Income (loss) per
 share--diluted.........  $    (0.81) $     1.40 $     0.93 $   1.07 $   0.81 $    (0.93) $     0.37
Weighted average number
 of shares outstanding--
 diluted................     157,686     158,933    155,171  147,017  146,567    163,394     159,503
                                        LAST DAY OF FEBRUARY,                        MAY 31,
                          --------------------------------------------------- ----------------------
                             1998        1997       1996      1995     1994      1998        1997
                          ----------  ---------- ---------- -------- -------- ----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital.........  $  561,400  $  675,102 $  485,152 $381,758 $258,463 $  561,844  $  725,910
Total assets............   1,606,327   1,306,855    996,908  702,200  502,377  1,567,617   1,425,229
Total stockholders'
 equity.................     989,020   1,081,498    809,886  593,942  425,719  1,002,182   1,151,800

--------
  Included in the three-month period ended May 31, 1998 were special charges of $158.3 million (net of tax) ($150.0 million for in-process research and development and $8.3 million for integration costs) in connection with the Yago acquisition.

  Included in fiscal 1998 results are special charges related to the acquisition of Digital's Network Products Group and the implementation of a strategic realignment plan consisting of $235.2 million and $21.3 million, respectively (net of tax). Included in fiscal 1997 and fiscal 1996 results are $39.2 million and $60.8 million (net of tax) of special charges items related to all acquisitions for each fiscal year, respectively.

                                  THE COMPANY

                                                                         SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                   JUNE 30,
                          ---------------------------------------------  ----------------
                            1997      1996     1995     1994     1993      1998      1997
                          ---------  -------  -------  -------  -------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $  15,840  $26,563  $ 1,313  $   120  $   112  $  6,894  $  9,013
Loss from operations....    (18,973)  (9,694)  (5,858)  (1,791)  (1,542)   (6,428)   (5,824)
Net loss................  $ (18,015) $(9,897) $(6,503) $(1,843) $(1,570) $ (6,100) $ (5,435)
Net loss per share--
 basic and diluted......  $   (1.75) $ (2.23) $ (3.75)                   $  (0.59) $  (0.53)
Weighted average number
 of shares outstanding--
 basic and diluted......     10,272    4,433    1,737                      10,392    10,178
                                        DECEMBER 31,                         JUNE 30,
                          ---------------------------------------------  ------------------
                            1997      1996     1995     1994     1993      1998      1997
                          ---------  -------  -------  -------  -------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital.........  $  23,206  $15,604   $  964  $  (582) $  (533) $ 16,555  $ 35,191
Total assets............     29,349   21,964    1,940      850      234    25,291    42,960
Total stockholders'
 equity (deficit).......     25,429   17,710    1,302     (156)  (1,177)   19,441    37,867

--------
  Included in 1996 results was a compensation charge for the release of certain escrowed shares of $4.2 million.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Cabletron and the Company and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a purchase accounting basis assuming the issuance of 8/13 (approximately .6154) of a share of Cabletron Common Stock in exchange for each Class A Share, each Class B Share and each ten Class E Shares. The approximately additional 8,200,000 shares of Cabletron Common Stock that may be issued to the Company Stockholders upon the Merger are not reflected in the unaudited pro forma combined per share data. This data should be read in conjunction with the Selected Financial Data and the separate financial statements of Cabletron and the Company included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                     THREE MONTH PERIOD ENDED    YEAR ENDED
                                           MAY 31, 1998       FEBRUARY 28, 1998
                                     ------------------------ -----------------
   HISTORICAL PER CABLETRON SHARE:
     Net loss......................           $(0.93)              $(0.81)
     Book value....................           $ 5.78               $ 6.02
                                      SIX MONTH PERIOD ENDED     YEAR ENDED
                                          JUNE 30, 1998       DECEMBER 31, 1997
                                     ------------------------ -----------------
   HISTORICAL PER COMPANY SHARE(1):
     Net loss......................           $(0.59)              $(1.75)
     Book value....................           $ 1.87               $ 2.45
                                     THREE MONTH PERIOD ENDED    YEAR ENDED
                                           MAY 31, 1998       FEBRUARY 28, 1997
                                     ------------------------ -----------------
   PRO FORMA COMBINED PER CABLETRON
    SHARE(2):
     Net loss......................           $(0.94)              $(0.88)
     Book value....................           $ 5.68               $ 5.94
                                     THREE MONTH PERIOD ENDED    YEAR ENDED
                                          MARCH 31, 1998      DECEMBER 31, 1997
                                     ------------------------ -----------------
   EQUIVALENT PRO FORMA COMBINED
    PER COMPANY SHARE(2)(3):
     Net loss......................           $(0.58)              $(0.54)
     Book value....................           $ 3.49               $ 3.65

--------
(1) The Company shares used in the calculations include only Class A Shares and Class B Shares.

(2) The Company shares used in the calculations include Class A Shares, Class B Shares, and one-tenth of Class E Shares.

(3) The equivalent Pro Forma Combined Per Company Share amounts are calculated by multiplying the Pro Forma Combined Per Cabletron Share amounts by the Exchange Ratio for each Class A Share, Class B Share, and each ten Class E Shares, and, for the interim period, represent the most recent interim period for which both companies have available data.

DIVIDEND POLICY

  Neither Cabletron nor the Company has ever paid a cash dividend and each of Cabletron and the Company currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

RECENT CLOSING PRICES

  The high and low sale prices per share of Cabletron Common Stock as reported on the NYSE on June 19, 1998, the last trading day before the announcement of the proposed Merger, were $14 and $12 7/8, respectively. The last reported sale price per share of the Cabletron Common Stock on August 14, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, was $9 9/16.

  The high and low sales prices per share of the Class A Shares as reported on the Nasdaq National Market on June 19, 1998, the last trading day before the announcement of the proposed Merger, were $3 15/16 and $5 1/16, respectively. The last reported sale price per share of the Class A Shares on August 14, 1998, the last practicable trading day before the printing of this Proxy Statement/Prospectus, was $5 1/2.

  Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that Company Stockholders will receive in the Merger may increase or decrease prior to and following the Merger. COMPANY STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CABLETRON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See "Risk Factors-- Volatility of Stock Price" and "--Risks Associated with Fixed Exchange Ratio."

                              THE SPECIAL MEETING

TIME, PLACE AND DATE

  The Special Meeting will be held on Friday, September 25, 1998 at the Doubletree Club Hotel, located at 1985 East Grand Avenue, El Segundo, California 90245, commencing at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, Company Stockholders will (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, pursuant to which, among other things, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Cabletron, and each outstanding share of Company Common Stock (other than shares of Company Common Stock held in the treasury of the Company, held by Cabletron or any direct or indirect wholly owned subsidiary of the Company or Cabletron, or with respect to which appraisal rights are properly exercised) will be converted into the right to receive the applicable Merger Consideration, and (ii) transact such other business as may properly come before the Special Meeting. The Company Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that Company Stockholders vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

VOTING AT THE SPECIAL MEETING; RECORD DATE

  The Company Board has fixed August 13, 1998, as the record date (the "Record Date") for the determination of the Company Stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Company Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were outstanding 10,167,950 Class A Shares held by approximately 84 holders of record, 233,963 Class B Shares held by approximately 33 holders of record, and 540,995 Class E Shares held by approximately 80 holders of record. Each such holder of record of Class A Shares is entitled to cast one vote per share, each such holder of record of Class B Shares is entitled to cast five votes per share and each such holder of record of Class E Shares is entitled to cast five votes per share, on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and on any other proposal properly submitted for the vote of Company Stockholders at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of Company Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

  The approval and adoption by the Company Stockholders of the Merger Agreement and the transactions contemplated thereby, including the Merger, will require the affirmative vote of the holders of a majority of the voting power represented by the shares of Company Common Stock outstanding on the Record Date.

  Abstentions and broker non-votes (i.e., votes on shares held by brokers or nominees who do not have the discretionary power to vote on a particular matter and have not received voting instructions from the beneficial owners of such shares) will be included in determining the number of shares of Company Common Stock present and voting at the Special Meeting for purposes of determining the presence of a quorum. For purposes of voting on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, abstentions and broker non-votes will have the same effect as votes against such proposal.

  As of the Record Date, directors and executive officers of the Company and their affiliates had the right to vote approximately 31,319 Class A Shares, 57,200 Class B Shares and 57,200 Class E Shares. Each of the directors and executive officers has advised the Company that he or she presently intends to vote or direct the vote of all the outstanding shares of Company Stock over which he or she has voting control in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. As of the Record Date, neither Cabletron nor any of its subsidiaries owned any outstanding shares of Company Common Stock. See also "The Merger--Interests of Certain Persons in the Merger."

PROXIES

  All shares of Company Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board knows of no matters to be presented at the Special Meeting other than those described in this Proxy Statement/Prospectus. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Thomas Iwanski, the Secretary of the Company, at or before the taking of the vote at the Special Meeting.

  All expenses of this solicitation will be borne by the Company, and each of Cabletron and the Company will bear its costs of preparing this Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies, for which services such firm will be paid a fee estimated to be $7,500 plus reimbursement of expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  COMPANY STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE COMPANY OR THE EXCHANGE AGENT (AS DEFINED BELOW) UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. COMPANY STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED FORM OF PROXY.

                                  THE MERGER

GENERAL

  The Merger Agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Cabletron, with and into the Company, with the result that the Company will be the Surviving Corporation and will become a wholly owned subsidiary of Cabletron, and each outstanding share of Company Common Stock (other than shares of Company Common Stock held in the treasury of the Company, held by Cabletron or any direct or indirect wholly owned subsidiary of the Company or Cabletron, or with respect to which appraisal rights are properly exercised) will be converted into the right to receive the applicable Merger Consideration. For the Merger to be consummated it must be approved by the Company Stockholders and the other conditions specified in the Merger Agreement must be satisfied or waived. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. Company Stockholders are urged to read the Merger Agreement in its entirety.

CONVERSION OF COMPANY COMMON STOCK

  At the Effective Time of the Merger, each Class A Share (together with the rights attached thereto), each Class B Share and each ten Class E Shares issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held in the treasury of the Company, held by Cabletron or any direct or indirect wholly owned subsidiary of the Company or Cabletron, or with respect to which appraisal rights are properly exercised) will be automatically converted into the right to receive 8/13 (approximately
 .6154) of a share (the "Exchange Ratio") of Cabletron Common Stock and cash in lieu of fractional shares (the "Merger Consideration"). The shares of Cabletron Common Stock issued in the Merger in exchange for the Class E Shares will not be escrowed, be subject to any of the contingencies that currently govern the Class E Shares or be subject to the redemption provisions that currently apply to the Class E Shares.


CONVERSION OF COMPANY OPTIONS AND WARRANTS

  At the Effective Time, each Company Stock Option granted under the Company Stock Option Plans, whether vested or unvested, shall be, together with the Company Stock Option Plans, deemed assumed by Cabletron and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of Cabletron Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such Company Stock Option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (y) the number of shares of Cabletron Common Stock deemed purchasable pursuant to such Company Stock Option. As soon as practicable after the Effective Time, Cabletron will deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Company Stock Option shall continue in effect on the same terms and conditions. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's Company Stock Option into an option to purchase shares of Cabletron Common Stock. In the Merger Agreement, Cabletron has agreed to register under the Securities Act the shares of Cabletron Common Stock issuable upon exercise of the Company Stock Options being assumed by Cabletron in the Merger.

  In connection with the extension of a line of credit (that expired in 1997), the Company issued to Silicon Valley Bank two warrants, each to purchase 30,000 Class A Shares (subject to adjustment in accordance with the terms of such warrants) (collectively, the "SVB Warrants"), at exercise prices of $9.875 and $11.44 per share, respectively. At the Effective Time, Cabletron will not assume the SVB Warrants, and such nonassumption shall have the consequences described in Section 1.7.3 of each of the SVB Warrants.

  In addition to Company Stock Options granted to him under the Company Stock Option Plans, the Company has granted to Stephen R. Rizzone, the Company's Chairman of the Board, Chief Executive Officer and President, (i) two warrants, each to purchase 15,000 Class A Shares, at an exercise price of $5.8125 per share, in connection with his employment with the Company, of which one warrant is currently exercisable and the other warrant is exercisable when the outstanding Class E Shares are converted to Class B Shares pursuant to the Company's Restated Certificate of Incorporation, and
(ii) two warrants, both of which are currently exercisable, to purchase an aggregate of 22,875 Class A Shares, at an exercise price of $3.8125 per share, in lieu of interest on a short-term loan made by Mr. Rizzone to the Company (collectively, the "SR Warrants"). At the Effective Time, Cabletron will assume the SR Warrants that are exercisable, such that each exercisable SR Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such SR Warrant prior to the Effective Time, the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) that Mr. Rizzone would have been entitled to receive pursuant to the Merger had he exercised such warrant in full immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by
(y) the number of shares of Cabletron Common Stock deemed purchasable pursuant to such warrant. The non-exercisable SR Warrant for 15,000 Class A Shares shall be deemed assumed by Cabletron and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such SR Warrant prior to the Effective Time, a number of shares of Cabletron Common Stock (rounded down to the nearest whole number) equal to 1,500 multiplied by the Exchange Ratio, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such SR Warrant divided by (y) ten multiplied by the number of shares of Cabletron Common Stock deemed purchasable pursuant to such warrant.

  In connection with the Company's initial public offering, the Company issued to D.H. Blair Investment Banking Corp. (the underwriter in such initial public offering), and certain of the underwriter's affiliates, unit purchase options to purchase 150,000 units (the "Unit Purchase Options"), with an exercise price of $6.75 per unit. Currently, each such unit consists of one Class A Share, one Class A Warrant (which is exercisable at an exercise price of $6.5205 per warrant, for 1.05 Class A Shares and one Class B Warrant) and one Class B Warrant (which is exercisable at an exercise price of $7.78 per warrant, for 1.05 Class A Shares). Cabletron has no obligation to assume and will not assume the Unit Purchase Options at the Effective Time. Should any of the Unit Purchase Options be exercised prior to the Effective Time, any resulting warrant for shares of Company Common Stock shall be deemed assumed by Cabletron and deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such warrant prior to the Effective Time, the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) that the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to
(x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by (y) the number of shares of Cabletron Common Stock deemed purchasable pursuant to such warrant.

  Approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by Company Stockholders at the Special Meeting will be deemed to constitute their approval of the assumption of the Company Stock Options and the SR Warrants as provided for in the Merger Agreement.

EXCHANGE OF CERTIFICATES

  As soon as reasonably practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each Company Stockholder for use in exchanging Company Common Stock certificates for Cabletron Common Stock certificates. Upon surrender of a Company Common Stock certificate for cancellation to Boston Equiserve, the exchange agent in connection with the Merger, or such other agent or agents as may be appointed by Cabletron with the prior approval (not to be unreasonably withheld) of the Company (the "Exchange Agent"), together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Cabletron Common Stock that such holder has the right to receive in accordance with computation of the requisite amount of stock payable as Merger Consideration, as set forth above.

  No fractional shares of Cabletron Common Stock will be issued in the Merger. All fractional shares of Cabletron Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount of cash determined by multiplying (i) the per share closing price of Cabletron Common Stock on the NYSE on the trading day immediately preceding the Effective Time by (ii) the fraction of a share of Cabletron Common Stock to which such holder would otherwise have been entitled. No dividends or other distributions with respect to Cabletron Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Common Stock certificate with respect to the shares of Cabletron Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such Company Common Stock certificate, there will be paid to the record holder of the certificates representing whole shares of Cabletron Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Cabletron Common Stock and at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender.

  If any certificate for shares of Cabletron Common Stock is to be issued in a name other than that in which the Company Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Common Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to Cabletron or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cabletron Common Stock in any name other than that of the registered holder of the Company Common Stock certificate surrendered, or established to the satisfaction of Cabletron or any agent designated by it that such tax has been paid or is not payable.

   All Company Common Stock certificates so surrendered shall forthwith be canceled.

  HOLDERS OF COMPANY STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

EFFECTIVE TIME

  As promptly as practicable after the satisfaction or waiver of the conditions specified in the Merger Agreement, Cabletron and the Company shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time"). The Merger Agreement may be terminated by the Company or Cabletron if the Merger is not consummated by October 15, 1998. The Merger Agreement is also subject to termination upon the occurrence of certain other events. See "The Merger Agreement--Conditions to the Merger" and "--Termination."

BACKGROUND OF THE MERGER

  During the first half of 1997, the Company Board decided that it was potentially an opportune time for the Company to explore a possible merger with a larger company in order to provide the Company with greater opportunities for the distribution of its products and more substantial capital resources to support its product development, manufacturing and marketing activities, particularly in light of its planned development of its next generation of faster Ethernet workgroup switching products. On June 4, 1997, the Board selected Robertson Stephens as the Company's financial advisor to assist in exploring possible merger opportunities, Robertson Stephens was thereafter retained under an engagement agreement signed by the Company on June 6, 1997 (see--"Opinion of the Company's Financial Advisor").

  After the Company and Robertson Stephens had assessed the Company's business and prospects, the Company concluded that it would be premature to explore merger opportunities until the Company's new products were closer to being ready for shipment to customers, which was then anticipated to occur in the first quarter of 1998, and orders for such products had begun to be received. Accordingly, during the second half of 1997, the Company concentrated on its internal operations and implementation of its business plan with particular emphasis on the development of its new products.

  As part of its plan to develop customers for its new products, the Company began to have discussions with various potential OEMs. During the second half of 1997, the Company had discussions with Cabletron concerning the establishment of an arrangement whereby Cabletron, as an OEM, would purchase certain of the Company's new products, when they were commercially available, for resale by Cabletron to its distribution channel partners and/or end customers. During the early stages of these discussions, the Company (through Robertson Stephens) broached the possibility of an acquisition by Cabletron and Cabletron indicated that it was not interested in acquiring the Company at that time and was focused on developing its own new Ethernet workgroup switching products.

  In mid-December 1997, Cabletron's senior management conveyed to the Company (through Robertson Stephens) its potential interest in a fully-integrated relationship between the two companies through an acquisition of the Company by Cabletron. The Company (through Robertson Stephens) entered into a confidentiality agreement dated December 19, 1997 with Cabletron. During the first two months of 1998, certain limited discussions took place concerning a possible acquisition of the Company by Cabletron. At the same time, Robertson Stephens, on behalf of the Company, contacted certain other companies that either (i) had previously expressed an interest in entering into an OEM arrangement and/or forming a strategic relationship with the Company or (ii) constituted the most likely potential merger partners for the Company based on their respective current product portfolios and their known interest in the workgroup switching arena. A subset of these companies (including Cabletron) entered into confidentiality agreements with the Company and held preliminary discussions with Robertson Stephens and the Company. During this time the Company also continued active discussions with potential OEM customers, including Cabletron.

  At a meeting of the Company Board on February 5, 1998, Robertson Stephens presented the results of its preliminary discussions with companies (other than Cabletron) regarding a possible acquisition of the Company and the Company Board decided, based on the respective levels of interest and the valuation ranges indicated, that none of these discussions was likely to yield a transaction equal or superior to a possible Cabletron transaction and that the Company's management should concentrate its efforts on maximizing the prospects of its new products and potential OEM arrangements while continuing to explore Cabletron's interest in acquiring the Company.

  On February 10, 1998, the Company announced an anticipated loss of approximately $18 million for 1997. In its announcement, the Company noted that the net loss of $10.3 million for the fourth quarter of 1997 reflected valuation adjustments totaling $5 million related to the Company's then current and older product lines in connection with the transition to its new products that potential customers were evaluating. On February 13, 1998, the Company announced that the Company Board had that day adopted a stockholder rights plan to assist its stockholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and to protect the Company and its stockholders against coercive takeover tactics. The Company also announced certain bylaw amendments requiring advance notice of stockholder proposals at annual and special meetings and governing the setting of record dates for determining eligibility to participate in stockholder action by written consent without a meeting.

  In late February and early March 1998, discussions took place between representatives of the Company and Cabletron, and their respective financial advisors, regarding potential valuation and structuring of a possible acquisition of the Company by Cabletron.

  On March 10, 1998, Cabletron delivered to the Company a letter stating that, based on Cabletron's preliminary due diligence, and subject to the Company's agreement to negotiate with Cabletron on an exclusive basis through April 10, Cabletron was prepared to offer between $100.8 million and $145.6 million for all of the equity of the Company (including all options and warrants) payable in either cash, Cabletron shares or a combination thereof subject to mutual agreement (the "March Letter"). Cabletron's offer was not binding and was subject to a number of conditions, including (i) the negotiation of substantial material additional terms, (ii) product, employee, business and legal due diligence and
(iii) satisfactory negotiation and execution of definitive agreements. The Cabletron proposal included a binding 30-day exclusivity period (to which the Company agreed by signing the March Letter) during which, except as required by law in the exercise of the fiduciary duties of the Company Board, the Company would not solicit offers for the Company from other parties or engage in certain related kinds of activity to initiate or facilitate other proposals.

  Thereafter, the Company and Cabletron engaged in intensive negotiations relating to a possible acquisition of the Company on the basis contemplated by the March Letter and, concurrent with those negotiations, Cabletron intensified its due diligence testing of the Company's new products and the December 19, 1997 confidentiality agreement was supplemented to facilitate the provision of additional proprietary information by the Company to Cabletron.

  On April 9, 1998, a special meeting of the Cabletron Board of Directors was held and Craig R. Benson, President and Chief Executive Officer of Cabletron, reported to the Board on the status of the negotiations between Cabletron and the Company. Mr. Benson discussed the business of the Company and how its products and engineering capabilities would complement those of Cabletron. The Board discussed financial information about the Company which had previously been distributed to the directors. After further discussion and analysis, the Board authorized representatives of Cabletron to finalize the negotiations with the Company.

  After extensive negotiations, the parties were unable to reach agreement on several key issues. Principally, the parties disagreed on when the Company's new product that Cabletron regarded as key to its interest in a potential acquisition of the Company would be available for shipment in volume and the risks associated with completing the product. This disagreement prevented the parties from reaching an agreement on the valuation of the Company. Following several successive extensions, the exclusivity period established by the March Letter expired on May 1. Limited negotiations continued on a non-exclusive basis for another few days and were then discontinued. The Company Board met on three occasions during the course of these negotiations to evaluate the situation.

  For the next several weeks, the parties had intermittent contact, regarding possible alternative bases upon which an acquisition of the Company by Cabletron might be structured, as well as other potential business relationships not involving an acquisition of the Company, but this contact was inconclusive. Robertson Stephens also contacted certain other companies that might potentially acquire the Company (including some that had been contacted in early 1998) to ascertain whether they had any interest. Some of these companies entered into confidentiality agreements with the Company but ultimately did not engage in serious negotiations.

  On May 12, 1998, the Company reported a net loss of $6.5 million for the first quarter of 1998. Included in this loss were adjustments related to inventory valuation and losses on firm purchase order commitments totaling approximately $3.1 million, primarily related to reductions in the market value of the Company's older NV7500 and NV8500 product lines. The Company, noting that a component problem with a third party supplier had contributed to the delay in releasing the NV9200 product line, stated that first quarter 1998 revenues had been restricted by this delay.

  On May 15, 1998, a special meeting of the Cabletron Board of Directors was held in which Mr. Benson reported to the Board on the status of the negotiations. He explained that Cabletron had performed extensive testing of the Company's new products and that Cabletron and the Company disagreed on when these products would be available for shipment in volume. Principally as a result of this disagreement, Mr. Benson explained, the parties could not agree on valuation and therefore discussions had been terminated.

  On May 22, 1998, the Company publicly announced that it had begun initial customer shipments of the new NV9224 fast Ethernet workgroup switch. On June 8, 1998, the Company publicly announced that it had received preliminary results from an independent testing organization indicating that the NV9224 switch outperformed similar switches from four major competitors.

  On June 9, 1998, the Company received from Cabletron a letter in which Cabletron indicated that, assuming an all-in purchase price of approximately $100 million in Cabletron stock, Cabletron was prepared to offer a price per share of $8.00 subject to updated due diligence and updated disclosure from the Company (the "Cabletron June Proposal"). Cabletron stipulated that if negotiations were to have any chance of success, they had to be concluded swiftly and that it did not intend to suspend the implementation of its alternative plans for developing or acquiring fast Ethernet workgroup switching product technology. The Cabletron June Proposal reflected several issues on which agreement had preliminarily been reached during the earlier negotiations in March and April, as well as several material issues which had remained unresolved when those negotiations had been discontinued. In addition, it included certain new material requirements including an agreement that would enable Cabletron to begin manufacturing certain of the Company's new products immediately in return for a non-refundable $5 million payment and additional royalties for products manufactured in excess of specified levels.

  Immediately upon receipt of the Cabletron June Proposal, intensive negotiations resumed between the parties and the Company Board met on two occasions during the course of these negotiations to evaluate the situation. At one of these meetings, on June 15, 1998, the Company Board received, in addition to a presentation from senior management and the Company's financial and legal advisors with respect to the status of the negotiations, a presentation from Robertson Stephens regarding such firm's financial analysis of the Exchange Ratio and advice from such firm that it was willing to render the fairness opinion referred to below.

  On June 10, 1998, a special meeting of the Cabletron Board of Directors was held in which a quorum of directors was present. Mr. Benson reported to the Board on the status of the negotiations between Cabletron and the Company. Mr. Benson updated the directors on the current state of development of the Company's new products. In addition, Mr. Robert Barber, Vice President -- Finance at Cabletron, discussed the terms of the Related Agreements. The terms of the Merger Agreement which had previously been distributed to the directors were also discussed. Mr. Benson reviewed the Merger Consideration and advised the Board that the Exchange Ratio was fixed, without so-called collars and floors. He explained how changes in the price of Cabletron Common Stock would affect the total price of the Merger. After further discussion and analysis, the members of the Board present at the meeting unanimously voted to proceed with the Merger and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

  On June 22, 1998, the Company Board approved the definitive versions of the Merger Agreement and the Related Agreements, and received Robertson Stephens' opinion that, as of such date, the Exchange Ratio was fair to the holders of each of Class A Common Stock, Class B Common Stock and Class E Common Stock, as well as to the holders of Company Common Stock, in each case, from a financial point of view (see "--Reasons for the Merger; Recommendation of the Company Board" and "--Opinion of the Company's Financial Advisor"). On the same day, the Merger Agreement and the Related Agreements were executed and publicly announced.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY BOARD

  On June 22, 1998, the Company Board unanimously determined that it was advisable and in the best interests of Company Stockholders for the Company to enter into a business combination with Cabletron upon the terms and subject to the conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Related Agreements. The Company Board unanimously approved the execution of the Merger Agreement and the Related Agreements and unanimously decided to recommend that Company Stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. In making this decision, the Company Board considered the factors listed below:

  1. The Company Board concluded that the per share Merger consideration offered full value to the Company Stockholders for their shares of Company Common Stock, taking into account the following factors:

    (i) The opinion of Robertson Stephens that, as of June 22, 1998, the Exchange Ratio was fair to the holders of each of Class A Common Stock, Class B Common Stock and Class E Common Stock, as well as to the holders of Company Common Stock, in each case, from a financial point of view (see "Opinion of Company's Financial Advisor"). A copy of Robertson Stephens' written opinion dated June 22, 1998, setting forth the assumptions made, matters considered and review undertaken, is attached to this Proxy Statement Prospectus as Annex B. The full text of such opinion is incorporated herein by reference and the foregoing description thereof is qualified in its entirety by such reference. Company Stockholders are urged to read such opinion carefully and in its entirety;

    (ii) The Company Board's evaluation of the methodology employed by Robertson Stephens as a basis for its fairness opinion and the financial data presented in connection with Robertson Stephens' analysis (see "-- Opinion of the Company's Financial Advisor"). On the basis of this evaluation, the Company Board concluded that the Exchange Ratio was consistent with the per share prices negotiated in recent comparable acquisitions in the Company's industry and to any reasonable estimate of the near-term value of the Company if it were to remain independent;

    (iii) Information presented to the Company Board relating to the recent financial condition and results of operations of the Company (see "Selected Financial Data--The Company") and management's evaluation of the Company's prospects, including the Company's progress in completing, obtaining orders for, and shipping, the Company's new products, as well as the Company Board's general familiarity with the Company's business, operations, financial condition and earnings on both a historical and a prospective basis;

    (iv) The relationship of the Exchange Ratio to the historical market prices for Class A Common Stock, including the fact that the Exchange Ratio represented (based on the closing prices of Class A Common Stock and Cabletron Common Stock, respectively, on the relevant dates) a premium of approximately 69% over the closing price of Class A Common Stock on June 19, 1998. The Company Board also considered that the Exchange Ratio represented premiums of 19.5%, 3.6%, 15.0%, 34.8% and 53.7%, respectively, versus the historical implied exchange ratios between the Class A Common Stock and the Cabletron Common Stock over the ten trading days, three months, six months, nine months and twelve months, respectively, in each case, ending as of June 12, 1998 (see paragraph 4 below);

    (v) The facts that (i) the Merger is conditioned upon the receipt of opinions of counsel that it will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and
  (ii) assuming such treatment, no gain or loss will be recognized by Company stockholders upon their exchange of Company Common Stock for Cabletron Common Stock (except with respect to any cash received in lieu of fractional shares);

    (vi) The vigorous nature of the negotiations that had resulted in Cabletron making the Cabletron June Proposal, the fact that Cabletron had conducted extensive due diligence on the Company prior to making the Cabletron June Proposal and the general history of the negotiations between the parties, including the breakdown of earlier negotiations relating to a possible higher price in view of the parties' widely-differing views of the prospects regarding the testing and shipping of the Company's new products (see "--Background of the Merger"); and

    (vii) The considerations referred to in paragraphs 2, 3 and 4 below.

  2. The Company Board noted that, despite the approaches that had been made by Robertson Stephens, in early 1998, and again in May 1998, to the most likely alternative acquirors to Cabletron, the Company had not received a concrete acquisition proposal or overture from any company other than Cabletron. The Company Board concluded that there was no immediate prospect of the Company being acquired by any other company and that the only current alternatives for the Company were, therefore, an acquisition by Cabletron on the terms that had been vigorously negotiated over several months or the Company's continued pursuit of its business plan as an independent company and the possible resumption of the evaluation of a possible acquisition of the Company by a larger company at a later time. In addition, the Company Board took into account the fact that although the Merger Agreement would preclude the Company from soliciting alternative offers, the Company Board would be permitted to entertain unsolicited bona fide acquisition proposals if it determined in good faith (consistent with the advice of the Company's outside counsel) that it was required to do so in order to discharge properly its fiduciary duties under applicable law and that it would be permitted to terminate the Merger Agreement to accept a proposal it deemed (with the assistance of Robertson Stephens) to be superior upon payment of the termination fee provided for in the Merger Agreement (see "The Merger Agreement--Termination" and "--Termination Fee").

  3. The Company Board concluded that an acquisition of the Company by Cabletron on the terms of the Merger Agreement and the Related Agreements was a more attractive alternative for Company Stockholders than the Company's continued independence because it offered Company Stockholders the opportunity to participate in the Company's potential while limiting the risks that could impair that potential. In reaching this conclusion, the Company Board considered, in addition to the matters referred to in paragraphs 1 and 2 above, the following:

    (i) In light of the Company's history and the business in which it was engaged, there was a substantial degree of uncertainty regarding the Company's future prospects. The Company had not operated at a profit since its inception and had not enjoyed the success from earlier generations of its products that had been hoped for. Moreover, the Company was operating in an intensely competitive industry where companies with substantially greater financial resources posed a continuous threat of breakthrough developments. There could be no assurance as to whether, when, or the extent to which, the Company would become profitable and, even if the new products were successful, the Company's ability to continue to achieve the technological innovation necessary to stay competitive could be adversely affected by uncertainty as to the timing and amount of its revenue stream from its new products.

    (ii) Cabletron had, since the inception of OEM discussions with the Company in 1997 (see "--Background of the Merger"), evidenced a strong interest in the Company's new products as a significant part of its strategic business plan. This interest was, in the Company Board's view, reinforced by Cabletron's desire to begin buying certain of the Company's new products pursuant to the OEM Agreement and manufacturing certain of those new products immediately pursuant to the Manufacturing Rights Agreement.

    (iii) Cabletron is one of the major participants in the industry and has the financial resources necessary to fully exploit the technological potential of, and marketing opportunities presented by, the Company's new products. In addition, Cabletron has made recent acquisitions of companies that have bolstered its product lines and enhanced its distribution channels.

  Having regard to these matters, the Company Board concluded that the Merger Agreement presented for Company Stockholders a desirable opportunity to exchange their Company Common Stock for a meaningful equity ownership in Cabletron, giving them the opportunity to share in the Company's own potential while also benefiting from Cabletron's strengths.

  4. The Company Board took note of the fact that the Merger Agreement provided for a fixed exchange ratio of 8/13 of a share of Cabletron Common Stock for each Class A Share and Class B Share, and each ten Class E Shares, without any so-called "collar" provision, floating exchange ratio or termination provision designed to assure a minimum value to Company Stockholders at the instant of the Effective Time. The Company Board recognized that a fixed exchange ratio posed some risk to Company Stockholders in the event of a decline in the value of Cabletron Common Stock. However, the Company Board concluded that, from a long-term perspective as distinguished from the market price of the Company Common Stock on any given day, the Exchange Ratio represented an attractive price for the Company, in part, because it preserved for Company Stockholders the "upside" opportunity to benefit from any future increase in the market price of Cabletron Common Stock, whether due to the combination of the two companies or otherwise. After discussing with senior management of the Company and Robertson Stephens the computer networking industry generally and analyst perceptions of Cabletron specifically, the Company Board determined that the benefits of a fixed exchange ratio at least equaled and possibly outweighed the risks.

  5. The Company Board considered generally the material terms of the Merger Agreement and concluded that such terms were appropriate for a transaction of the nature of the Merger. The Company Board recognized that the conditions to Cabletron's obligations to consummate the Merger included conditions beyond the ability of the Company to control (see "The Merger Amendment--Conditions to the Merger") and concluded that the risk of non-consummation of the Merger was outweighed by the potential advantages of the Merger to Company Stockholders. The Company Board also took into consideration the willingness of Stephen R. Rizzone, the Company's Chairman, President and Chief Executive Officer, to relinquish certain substantial benefits to which he would otherwise be entitled under his employment agreement with the Company in order to facilitate Cabletron's acquisition of the Company at Cabletron's valuation range (the Company Board noted that Mr. Rizzone would be entering into a consulting and non-compete arrangement with Cabletron, and receiving a grant of options on Cabletron Common Stock, following the Effective Time); (see "--Interests of Certain Persons in the Merger").

  6. The Company Board considered the terms of the Related Agreements (see "The Related Agreements") and concluded that it was appropriate to accede to Cabletron's insistence on the Related Agreements as a condition to the execution of the Merger Agreement. The Company Board recognized that Cabletron's interest in acquiring the Company was predicated on Cabletron being able to immediately stimulate and satisfy customer interest in the Company's new products rather than risking a loss of momentum due to the fact that the Merger might take several months to consummate. The Company Board also noted that the OEM Agreement was essentially a short-term arrangement that would terminate if the Merger Agrement terminated and was designed as an interim means for Cabletron to begin obtaining the new products before it had developed its own capacity to make them under the Manufacturing Rights Agreement. Although the Manufacturing Rights Agreement would survive the termination of the Merger Agreement and, therefore, Cabletron would be entitled thereunder to manufacture certain of those new products indefinitely (upon payment of the applicable royalties for manufacturing products in excess of specified levels) even if the Company were to remain independent, the Company Board concluded that the Manufacturing Rights Agreement would not unduly impede the Company's ability, should the Merger Agreement terminate, to sell those new products to competitors of Cabletron or enter into other competitive arrangements. The Company Board also considered that the $5 million non-refundable payment Cabletron would be making upon execution of the Manufacturing Rights Agreement would be of substantial immediate benefit to the Company as a means of providing non-dilutive capital to the Company's operations.

  The foregoing discussion of the factors considered by the Company Board is not intended to be exhaustive but summarizes all material factors considered. The Company Board did not assign any relative or specific weights to the foregoing factors nor did it specifically characterize any factor as positive or negative (except as described above), and individual directors may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Company Board received the advice of Heller Ehrman White & McAuliffe, its legal advisor, and Robertson Stephens, its financial advisor.

  THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT COMPANY STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

CABLETRON'S REASONS FOR THE MERGER

  The Cabletron Board of Directors arrived at its unanimous decision to approve the Merger Agreement after consideration of a number of significant factors. Among those factors were:

    (i) The Company's focus on ethernet workgroup switches is highly complementary to Cabletron's LAN/WAN technology.

    (ii) Cabletron's expectation that the market for ethernet workgroup switches will be one of the more rapidly growing segments of the computer networking market for the next several years.

    (iii) Cabletron has been attempting to increase sales to third party distributors. Cabletron expects that the Company's ethernet workgroup switches, due to their cost and functionality, will receive strong demand from third party distributors.

    (iv) The ability to leverage the research and development capabilities of the Company by combining its research and development efforts and personnel with those of Cabletron to improve and increase product development.

  In addition, the Cabletron Board of Directors considered, among other matters, (i) information concerning Cabletron's and the Company's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the consideration to be received by Company Stockholders in the Merger and the relationship between the market value of Cabletron Common Stock to be issued in exchange for the Company Common Stock and Cabletron's per share reported earnings, earnings before interest and taxes and certain other measures; (iii) a comparison of selected recent acquisition and merger transactions involving high-technology companies; (iv) the belief that the terms of the Merger Agreement, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable; (v) the ability of Cabletron to devote management time and energy to the integration and assimilation of the Company's business and organization should the Merger be consummated; and (vi) the fact that the Merger is expected to be a tax-free reorganization under Section 368(a) of the Code.

  The Cabletron Board of Directors also considered negative factors relating to the Merger, including (i) the risk that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, and (iii) other risks described above under "Risk Factors." The Cabletron Board of Directors believed that these risks were outweighed by the potential benefits to be gained by the Merger.

  In view of the wide variety of factors considered by the Cabletron Board of Directors, the Cabletron Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. However, after taking into account all the factors set forth above, the Cabletron Board of Directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of Cabletron and its stockholders and that Cabletron should proceed with the Merger Agreement and the transactions contemplated thereby, including the Merger.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  The Company retained Robertson Stephens to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness, from a financial point of view, to the Company Stockholders of the Exchange Ratio. The full text of the Robertson Stephens Opinion is attached to this Prospectus as Annex B and is incorporated herein by reference, and the summary of the Robertson Stephens Opinion set forth below is qualified in its entirety by reference to the full text of the Robertson Stephens Opinion. Robertson Stephens has consented to the inclusion in this Proxy Statement/Prospectus of the following summary of the Robertson Stephens Opinion. Company Stockholders are urged to read the Robertson Stephens Opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as limitations on the review undertaken, by Robertson Stephens in rendering the Robertson Stephens Opinion.

  At the June 22, 1998 special meeting of the Company Board, Robertson Stephens delivered its oral opinion, which substantially was confirmed in writing in the Robertson Stephens Opinion, that, as of such date and based on the matters described therein, the Exchange Ratio was fair to the holders of each of Class A Common Stock, Class B Common Stock and Class E Common Stock, as well as to the holders of Company Common Stock, in each case, from a financial point of view. The Robertson Stephens Opinion neither addressed nor considered the relative economic allocations of the Exchange Ratio to and between such distinct classes of stock. Robertson Stephens did not recommend to the Company Board that any specific purchase price should constitute the Exchange Ratio. No limitations were imposed by the Company Board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing the Robertson Stephens Opinion. The Robertson Stephens Opinion addresses only the fairness of the Exchange Ratio to the Company Stockholders, from a financial point of view, and does not constitute a recommendation to any Company Stockholders as to how such

Company Stockholder should vote at the Special Meeting. Robertson Stephens expressed no opinion as to the tax consequences of the Merger, and the Robertson Stephens Opinion did not take into account the particular tax status or position of any Company Stockholder. In furnishing the Robertson Stephens Opinion, Robertson Stephens was not engaged as an agent or fiduciary of Company Stockholders or any other third party.

  In connection with the preparation of the Robertson Stephens Opinion, Robertson Stephens, among other things: (i) reviewed certain financial information relating to the Company furnished to it by the management of the Company, including financial and operating forecasts prepared by the management of the Company and other information and data which were provided to Robertson Stephens or otherwise discussed with it by the management of the Company; (ii) reviewed certain publicly available information regarding each of the Company and Cabletron; (iii) held discussions with the management of each of the Company and Cabletron concerning the business, past and current business operations, financial conditions and future prospects of the Company and Cabletron, respectively; (iv) reviewed the Merger Agreement and certain related documents; (v) reviewed the reported prices and trading activity for Class A Common Stock and reviewed the valuations of publicly traded companies which Robertson Stephens deemed comparable to the Company; (vi) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions which it deemed relevant; (vii) prepared discounted cash flow analyses of the Company; (viii) examined the pro forma earnings impact of the Merger; (ix) participated in discussions and negotiations among representatives of the Company and Cabletron; (x) compared the financial performance of Cabletron and the prices and trading activity of the Cabletron Common Stock with that of other publicly traded companies which Robertson Stephens deemed comparable to Cabletron; and (xi) made such other studies and inquiries, and reviewed other such data, as it deemed relevant. Robertson Stephens noted that based on the $13.94 closing stock price of the Cabletron Common Stock on June 19, 1998, assuming 12.183 million fully diluted shares of Company Common Stock at the Exchange Ratio, the Merger resulted in an aggregate Company equity value of approximately $105 million.

  The following paragraphs summarize the material analyses performed by Robertson Stephens in arriving at the Robertson Stephens Opinion and reviewed with the Company Board, but do not purport to be a complete description of the analyses performed by Robertson Stephens.

 Comparable Company Analysis

  Using publicly available information, with respect to the Company and the comparable companies, including research analyst estimates, in conjunction with management estimates for the Company, Robertson Stephens analyzed, among other things, the market values plus net debt (the "Total Capitalization") and trading multiples of the Company and selected publicly traded companies in the computer networking industry, including, Madge Network, 3Com Corp. and Olicom A/S (collectively, the "Comparable Companies"). Multiples compared by Robertson Stephens included Total Capitalization to net revenues for calendar 1997 and to estimated net revenues for calendar 1998 and 1999 and Total Capitalization to earnings before interest and taxes ("EBIT") for calendar 1997 and to estimated EBIT for calender 1998 and 1999. All multiples were based on closing stock prices as of June 12, 1998. Applying a range of multiples for the Comparable Companies for calendar 1997 and estimated calendar years 1998 and 1999 revenues of 0.8x to 1.8x, 0.6x to 1.6x, and 0.5x and 1.5x, respectively, to corresponding financial data for the Company resulted in an equity value reference range for the Company of approximately $13.6 million to $139.8 million. Applying a range of multiples for the Comparable Companies for calendar year 1997 and estimated calendar years 1998 and 1999 operating income of 10.0x to 14.0x, 13.0x to 17.0x, and 6.0x and 10.0x, respectively, to corresponding financial data for the Company resulted in an equity value reference range for the Company that was not meaningful due to the negative operating income data for the Company. Applying a range of multiples for the calendar year 1997 and estimated calendar years 1998 and 1999 price/earning multiples for the Comparable Companies of 18.0x to 23.0x, 18.0x to 26.0x, and 10.0x to 18.0x, respectively, to corresponding financial data for the Company resulted in an equity value reference range for the Company that was not meaningful due to the negative earnings data for the Company. The equity value reference range implied by the above multiples of the Company's revenues were compared to the equity value implied by the Exchange Ratio of approximately $105 million based on the closing stock price of Cabletron Common Stock on June 19, 1998.

 Precedent Acquisition Analysis

  Using publicly available information, Robertson Stephens analyzed the consideration offered plus net debt assumed (the "Aggregate Consideration") and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transaction in the LAN Network Hardware industry, the terms of which are publicly available (the "Comparable Transactions"). Robertson Stephens compared, among other things, the Aggregate Consideration in such transactions as a multiple of the latest 12 months revenues and net income. Applying a range of multiples for the Comparable Transactions of the latest 12 months revenues of 0.5x to 5.0x to corresponding financial data for the Company resulted in an equity value reference range for the Company of approximately $7.1 million to $90.5 million, as compared to the equity value implied by the Exchange Ratio of approximately $105 million based on the closing stock price of the Company Common Stock on June 19, 1998. All multiples for the Comparable Transactions were based on public information available at the time of the announcement of such transactions, without taking into account differing market and other conditions during the period in which the Comparable Transactions occurred.

  No company, transaction or business used in the Comparable Company Analysis or the Precedent Transaction Analysis as a comparison is identical to the Company, Cabletron or the Merger. Accordingly, analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies, the Comparable Transactions or the business segment, company or transactions to which they are being compared.

 Discounted Cash Flow Analysis

  Robertson Stephens performed certain discounted cash flow analyses to estimate the present value of the standalone, unlevered (before interest expense) after-tax cash flows of the Company from publicly available forecasts published by research analysts and those prepared by management of the Company. Robertson Stephens first discounted the projected, unlevered after-tax cash flows through December 31, 2002, using a range of discount rates from 19% to 23%. Robertson Stephens then added to the present value of the cash flows the terminal value of the Company in the fiscal year ending December 31, 2002, discounted back at the same discount rate. The terminal value was computed by multiplying the Company's projected EBIT in the fiscal year ending December 31, 2002 by terminal multiples ranging from 10.0x to 13.0x. The discounted cash flow valuation indicated implied equity valuations from $44.3 million to $71.0 million.

 Pro Forma Analysis

  Robertson Stephens analyzed the pro forma EPS of the combined company based on the Exchange Ratio and financial projections for the Company provided by the management of the Company and for Cabletron based on publicly available consensus research analyst estimates. Such analysis indicated that, in the absence of synergies, the Merger would be dilutive for Cabletron for the calendar years 1998 and 1999. However, if synergies, based on Cabletron's intent to move to a direct supplier model and its utilization of the distribution capabilities acquired in the Digital Equipment Corp. acquisition, were realized, Cabletron might be able to make the Merger accretive for the calendar year 1999.

  The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at the Robertson Stephens Opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of the Company or Cabletron. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  In connection with the Robertson Stephens Opinion, Robertson Stephens did not independently verify any of the foregoing information and has relied on all such information being complete and accurate in all material respects, whether such information was furnished to Robertson Stephens orally or otherwise discussed with Robertson Stephens by management of the Company, including information relating to the Company's financial condition and capital resources. Robertson Stephens relied upon the assurances of management of the Company that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not make or obtain, or assume responsibility for obtaining or making, any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of the Company that Robertson Stephens reviewed, Robertson Stephens assumed that such forecasts had been reasonably prepared in good faith by the management of the Company on the basis of reasonable assumptions, and reflected the best available estimates and judgments of the management of the Company of the future financial condition and performance of the Company, and it further assumed that such projections and forecasts would be realized in the amounts and in the time periods estimated by the management of the Company.
Robertson Stephens assumed that the Merger would be consummated upon the terms set forth in the Merger Agreement without material alteration thereof.

  Robertson Stephens was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as its investment banking relationship and familiarity with the Company. Robertson Stephens has provided certain investment banking services to the Company from time to time, including the analysis in connection with the previous adoption of a shareholder rights plan, and may continue to do so. Robertson Stephens has also provided certain investment banking services to Cabletron from time to time, and may continue to do so. In the ordinary course of business, Robertson Stephens may actively trade the securities of Cabletron for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

  The Company engaged Robertson Stephens pursuant to a letter agreement signed by the Company on June 6, 1997. The agreement provides that, for its services, Robertson Stephens is entitled to receive a fee equal to $750,000 plus 1.0% of the aggregate fair market value at closing of the consideration paid, and debt assumed, by Cabletron in the Merger, in excess of $10 million. The fee becomes due and payable upon consummation of the Merger. The Company has also agreed to indemnify Robertson Stephens for certain liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to the Company, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Company Board with respect to the Merger, Company Stockholders should be aware that certain executive officers and directors of the Company have interests in the Merger, including those referred to below, that present them with potential conflicts of interests. The Company Board was aware of the potential conflicts associated with these matters and considered them along with the other matters described in "-- Background of the Merger" and "--the Company's Reasons for the Merger; Recommendation of the Company Board."

  On June 22, 1998, concurrently with the execution of the Merger Agreement and to facilitate such execution, Stephen R. Rizzone, the Company's Chairman of the Board, Chief Executive Officer and President, entered into an amended and restated employment agreement with the Company, to become effective immediately prior to the Effective Time. Under this amended and restated employment agreement, which will automatically terminate if the Merger Agreement terminates prior to the Effective Time, Mr. Rizzone will relinquish certain substantial benefits to which he would otherwise be entitled under his amended and restated employment agreement dated as of January 1, 1998 upon the consummation of the Merger. At the same time, Mr. Rizzone tendered his resignation from all offices held with the Company, which resignation will become automatically effective upon, and is conditioned upon the occurrence of, the Merger, and will automatically cease to have any force and effect in the event of the termination of the Merger Agreement.

  On June 22, 1998, concurrently with the execution of the Merger Agreement and to facilitate such execution, Mr. Rizzone also entered into a Consulting Agreement with Cabletron. The Consulting Agreement is for a minimum period of twelve months, commencing upon the later to occur of the Effective Time and Mr. Rizzone's resignation as President and Chief Executive Office of the Company (the "Initial Term"). In consideration of agreeing to provide services related to the Company, the completion of existing product development or Cabletron's other business interests as are assigned to him by Cabletron, and in consideration of making himself available for this arrangement and not accepting any conflicting engagement, Mr. Rizzone will receive $15,000 per month during the term of the Consulting Agreement. In addition, Mr. Rizzone has also agreed, under the Consulting Agreement, that (a) during the Initial Term and for the two-year period following the expiration of the Initial Term (the "Non-Competition Period") he will not, without the written approval of the Cabletron Board of Directors, directly or indirectly, compete with the Company's business, defined as any business focused primarily on developing and selling Layer 2 Ethernet workgroup switches; and (b) during the Non-Competition Period he will not (i) hire or solicit for hiring any employee of Cabletron, its subsidiaries and other affiliates (the "Cabletron Group"), (ii) solicit or encourage any customer of the Cabletron Group or independent contractor providing services to the Cabletron Group to terminate or diminish its relationship with them or (iii) seek to persuade any customer or prospective customer of the Cabletron Group to conduct with anyone else any business or activity that such other customer or prospective customer conducts or could conduct with the Cabletron Group, provided that the foregoing shall not prevent Mr. Rizzone from hiring any former employee of the Company who has been terminated by Cabletron following the Merger. In consideration of these restrictions and obligations, Mr. Rizzone will receive (i) an initial payment of $250,000 upon commencement of the Consulting Agreement, (ii) a payment of $250,000 one month after commencement, and (iii) $15,850 per month during the Noncompetition Period. In addition, upon commencement of the Consulting Agreement, Cabletron will issue to Mr. Rizzone 200,000 non-qualified stock options to acquire Cabletron Common Stock, exercisable at the market price of Cabletron Common Stock at the time of grant. These options will vest at a rate of 50% per year over two years and vest 100% upon termination or expiration of the Consulting Agreement.

  On June 22, 1998, concurrently with the execution of the Merger Agreement, Mr. Rizzone entered into an agreement with the Company and Cabletron relating to that portion (in the principal amount of $328,333, plus accrued interest from January 1, 1998, at the specified interest rate of 6.23%) of a loan evidenced by a secured promissory note in the principal amount of $750,000 made by the Company to Mr. Rizzone in April 1997 (the other principal portion of this loan, by its current terms, will automatically be extinguished at the Effective Time). Under this agreement, at the Effective Time, Cabletron will pay to the Company an amount equal to such portion of Mr. Rizzone's existing loan and accrued interest thereon from January 1, 1998, the Company will cancel such portion and release its liens on stock options and other property of Mr. Rizzone being held as collateral for such portion, and Mr. Rizzone will execute a new unsecured promissory note in favor of Cabletron in an amount equal to the amount paid by Cabletron to the Company under this agreement. This new promissory note, together with interest thereon at the rate of 6.23% per annum, will be payable in full two months from the Effective Time.

  Under the Company's Management Incentive Compensation Plan as amended (which amendment was consented to by Cabletron and Merger Sub) (the "Management Incentive Compensation Plan"), all of the executive officers of the Company (other than Mr. Rizzone) are included as Tier 1 participants thereunder, and certain other senior management of the Company (including Mashid Rizzone, the Company's Director of Domestic Sales and the spouse of Mr. Rizzone) are included as Tier 2 participants thereunder, and such participants are entitled to receive certain payments as a result of the Merger. Under the Management Incentive Compensation Plan, each Tier 1 participant is entitled to receive an incentive bonus award equal to 200% of that individual's salary and bonus, and each Tier 2 participant is entitled to receive an incentive bonus award equal to 100% of that individual's salary and bonus, payable one-half at the Effective Time (provided the individual is an employee in good standing at that time) and one-half on the earlier of the first anniversary of the Effective Time or the termination of the participant's employment for any reason other than cause (provided that a voluntary resignation by the participant will forfeit the remaining payment). In connection with the Management Incentive Compensation Plan, each participant also entered into a change of control agreement with the Company, which provides for an additional lump sum severance payment equal to the individual's annual base salary (excluding bonus and other incentive compensation) in the case of a Tier 1 participant, and one-half of the individual's annual base salary (excluding bonus and other incentive compensation) in the case of a Tier 2 participant, if the individual's employment is terminated without cause (as defined in the agreement) within one year of a change of control of the Company, including the Merger.

  Information concerning the Company Stock Options granted to the Company's directors and named executive officers is contained in the Company's Amendment No. 1 to Annual Report on Form 10-K/A, which is incorporated herein by reference (see "Incorporation of Certain Documents by Reference"). For information with respect to the provisions of the Merger Agreement relating to Company Stock Options and the SR Warrants, see "--Conversion of Company Options and Warrants."

  On various dates on or prior to February 13, 1998, the Company granted options to purchase an aggregate of 25,000 Class A Shares to each of Carlos Tomaszewski, Richard Tinsley and John Marman, the Company's outside directors, and options to purchase an aggregate of 12,500 Class A Shares to Victor Hebert, the Company's Assistant Secretary and a shareholder in the Company's counsel, Heller Ehrman White & McAuliffe. These options vest on the earlier of one year from the date of grant or upon a change in control, including the Merger, and have per share exercise prices ranging from $6.65625 to $7.875. On June 22, 1998, the Company Board approved an amendment to these outstanding options to increase the time in which such options may be exercised after termination from three months to one year following the Effective Time if the Merger is consummated. Cabletron and Merger Sub have consented to this amendment.

  Under the Merger Agreement, Cabletron has also made certain covenants with respect to the indemnification of the Company's directors, officers, employees and agents. Such covenants will continue for the benefit of such directors, officers, employees and agents after the Effective Time. See "The Merger Agreement--Indemnification and Insurance."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material United States federal income tax consequences of the exchange of shares of Company Common Stock for Cabletron Common Stock pursuant to the Merger and does not address the tax consequences of any related transactions. This discussion is based on currently existing provisions of the Code, currently applicable Treasury Regulations thereunder, published administrative rulings, and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein.

  The Company Stockholders should be aware that this discussion does not deal with all United States federal income tax considerations that may be relevant to particular Company Stockholders in light of their particular circumstances, such as dealers in securities, banks, insurance companies, tax-exempt organizations or foreign persons, stockholders subject to the alternative minimum tax provisions of the Code or stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction. This discussion does not deal with all United States federal income tax considerations that may be relevant to a Company Stockholder who acquired shares in connection with employee stock options or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of any other transactions effected concurrently with, prior to or after the Merger (whether or not such transactions are in connection with the Merger). THE COMPANY STOCKHOLDERS ARE URGED TO CONSULT THEIR

OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

  Cabletron has received an opinion from its counsel, Ropes & Gray, and the Company has received an opinion from its counsel, Heller Ehrman White & McAuliffe, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such tax opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations of Cabletron, Merger Sub, and the Company, including representations in certain certificates delivered to counsel by the respective managements of Cabletron, Merger Sub, and the Company. In particular, counsel has assumed, based on certain representations, that the fair market value of the Cabletron Common Stock received by each Company stockholder will be approximately equal to the fair market value of the Company Common Stock surrendered in exchange therefor and will not be received for any other consideration. Subject to the limitations and qualifications referred to herein, the following federal income tax consequences should result:

    (a) No gain or loss will be recognized by the holders of Company Common Stock upon the receipt of Cabletron Common Stock solely in exchange for such Company Common Stock in the Merger (except with respect to gain or loss attributable to cash received by such stockholders in lieu of fractional shares of Cabletron Common Stock).

    (b) The aggregate tax basis of the Cabletron Common Stock received by the Company Stockholders in the Merger will be the the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor, less any portion of such tax basis allocable to cash received by Company Stockholders in lieu of fractional shares of Cabletron Common Stock.

    (c) The holding period of the Cabletron Common Stock received by each Company Stockholder in the Merger will include the period for which the Company Common Stock surrendered in exchange therefor was held or considered to be held for tax purposes, provided that the Company Common Stock so surrendered is held as a capital asset at the Effective Time of the Merger.

    (d) Cash payments received by holders of Company Common Stock in lieu of fractional shares of Cabletron Common Stock will be treated as if such fractional shares had been issued in the Merger and then redeemed by Cabletron. A Company Stockholder receiving such cash will generally recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the portion of the basis of the share of Company Common Stock allocable to such fractional share. The gain or loss should be capital gain or loss provided that such share of Company Common Stock was held as a capital asset at the Effective Time of the Merger.

    (e) Company Stockholders who perfect their appraisal rights under law and receive payment for such stock in cash and who do not own any shares of Cabletron Common Stock (either actually or constructively within the meaning of Section 318 of the Code) following the receipt of such cash will generally recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time of the Merger) measured by the difference between the amount of cash received and the stockholder's basis in such stock.

    (f) None of Cabletron, Merger Sub or the Company will recognize gain solely as a result of the Merger.

  Neither Cabletron nor the Company has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger. The obligations of Cabletron and the Company to consummate the Merger are conditioned on the receipt by Cabletron of an opinion from its counsel, Ropes & Gray, and the receipt by the Company of an opinion from its counsel, Heller Ehrman White & McAuliffe, that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code (collectively, the "Tax Opinions"). The Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations of Cabletron, Merger Sub, and the Company, including representations in certain certificates delivered to counsel by the respective management of Cabletron, Merger Sub, and the Company. If such opinions are not received, the Merger will not be consummated unless the conditions requiring their receipt are waived. Cabletron and the Company currently anticipate that such opinions will be received and that neither Cabletron nor the Company will waive its condition requiring the receipt thereof. Such opinions will not be binding upon the IRS, and no assurance can be given that the IRS will not take a contrary position.

  Each Company Stockholder will be required to retain records and file with such holder's United States federal income tax return a statement setting forth certain facts relating to the Merger.

ANTICIPATED ACCOUNTING TREATMENT

  The transaction effected by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method, the acquiring company determines the fair value of assets acquired and liabilities assumed; any premium paid over fair value is reflected on the buyer's balance sheet as an intangible asset. In connection with the Merger, Cabletron anticipates recording substantial charges for in process research and development and integration costs.

GOVERNMENTAL FILINGS

  Pursuant to the requirements of the HSR Act, Cabletron and the Company each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") on July 17, 1998. Cabletron and the Company received notice of early termination of the waiting period under the HSR Act with respect to such filings on August 6, 1998. Notwithstanding the early termination of the HSR Act waiting period, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Cabletron and the Company. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result. Cabletron and the Company do not believe that any additional governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed in accordance with the DGCL.

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES; AFFILIATE LETTERS

  The Cabletron Common Stock to be issued in the Merger has been registered under the Securities Act, thereby allowing those shares to be traded without restriction, except for those shares held by Company Stockholders who are deemed to control or be under common control with the Company on the date on which the Merger Agreement is voted on by the Company Stockholders ("Company Affiliates"). Company Affiliates may not sell their shares of Cabletron Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act. In the Merger Agreement, Cabletron has agreed to register under the Securities Act the shares of Cabletron Common Stock issuable upon exercise of the Company Stock Options being assumed by Cabletron in the Merger. See "--Conversion of Company Options and Warrants."

STOCK EXCHANGE LISTING

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

DIVIDENDS

  The Company is not permitted under the terms of the Merger Agreement to declare, set aside or pay any dividend in cash, stock, property or otherwise in respect of its capital stock during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time. Further, neither Cabletron nor the Company has ever paid a cash dividend and Cabletron currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

APPRAISAL RIGHTS

  The following summary of appraisal rights available to holders of Class B Shares and Class E Shares (but not Class A Shares) under Delaware law does not purport to be complete and is qualified in its entirety by reference to
Section 262 of the DGCL ("Section 262"), the complete text of which is attached hereto as Annex C. Failure to follow strictly the procedures set forth in Section 262 may result in the loss of appraisal rights. A Company Stockholder who votes for approval of the Merger will not have a right to dissent from the Merger.

  If the Merger is consummated, dissenting holders of Class B Shares or Class E Shares who follow the procedures specified in Section 262 of the DGCL are entitled to have their Class B Shares or Class E Shares appraised by the Delaware Court of Chancery (the "Court") and to receive the "fair value" of such shares ("Dissenting Shares") in cash as determined by the Court in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. Holders of Class A Shares are not entitled to any dissenters' right of appraisal with respect to the Merger because the Class A Shares are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. and the shares of Cabletron Common Stock to be issued in the Merger will be listed on a national securities exchange.

  The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights, if such rights are available. This Proxy Statement/Prospectus constitutes notice to holders of Class B Shares and Class E Shares concerning the availability of appraisal rights under Section 262. Under Section 262, a stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time.

  HOLDERS OF CLASS B SHARES OR CLASS E SHARES WHO DESIRE TO EXERCISE THEIR APPRAISAL RIGHTS MUST SATISFY ALL OF THE CONDITIONS OF SECTION 262. A WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE FILED WITH THE COMPANY BEFORE THE TAKING OF THE VOTE ON THE MERGER. THIS WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY VOTE ABSTAINING FROM OR VOTING AGAINST THE MERGER. ANY SUCH ABSTENTION OR VOTE AGAINST THE MERGER WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262.

  HOLDERS OF CLASS B SHARES OR CLASS E SHARES ELECTING TO EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR APPROVAL OF THE MERGER. IF SUCH A HOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER OR A DIRECTION TO ABSTAIN, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S APPRAISAL RIGHTS.

  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificates representing Class B Shares or Class E Shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Class B Shares or Class E Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

  A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

  A holder of Class B Shares or Class E Shares who elects to exercise appraisal rights will be required to mail or deliver his or her written demand to: NetVantage, Inc., 201 Continental Boulevard, Suite 201, El Segundo, California 90245, Attention: Thomas Iwanski, Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all of its stockholders who have complied with Section 262 and have not voted for approval of the Merger.

  Within 120 days after the Effective Time, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company.

  Within 120 days after the Effective Time (but not thereafter), either the Company or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dissenting Shares.

  Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon the Company, which must, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. If a petition is filed by the Company, the petition must be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of notices by mail and by publication must be approved by the Court, and the costs thereof shall be borne by the Company.

  If a petition for an appraisal is timely filed, at a hearing on such petition, the Court will determine which Company Stockholders are entitled to appraisal rights. The Court may require Company Stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register of Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Company Stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such Company Stockholder. After determining the Company Stockholders entitled to an appraisal, the Court will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP,
Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court," should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation....." The Delaware Supreme Court construed Section 262 to mean that
"elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, the Delaware Supreme Court has determined that the statutory appraisal remedy, depending upon the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with a merger.

  Holders of Class B Shares and Class E Shares considering seeking appraisal should bear in mind that the fair value of their shares determined under
Section 262 could be more than, the same as, or less than the applicable consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. Holders of Class E Shares should also consider, among other things, the fact that, in determining the fair value of their shares under Section 262, the Court will include in its consideration the contingencies that govern the potential release of such shares from escrow and their conversion into Class B Shares, and the Company's right to redeem such shares at $0.01 per share after March 31, 1999, if such contingencies are not met prior to that date (see "Comparison of Stockholder Rights -- Special Characteristics of Class B Shares and Class E Shares"). The cost of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. However, costs do not include attorneys' fees and expert witness fees. Upon application of a stockholder seeking appraisal rights, the Court may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any holder of Class B Shares or Class E Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time).

  At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the written consent of the Company. If no petition for appraisal is filed with the Court within 120 days after the Effective Time, stockholders' rights to appraisal (if available) shall cease and all stockholders shall be entitled to receive the applicable Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                             THE MERGER AGREEMENT

  The description of certain provisions of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. Statements in this Proxy Statement/Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Merger Agreement. Company Stockholders are urged to read the full text of the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties, including representations by the Company relating to (i) its organization and qualification to do business, (ii) compliance with its certificate of incorporation and by-laws, (iii) its capitalization, (iv) its authority relative to the Merger Agreement, (v) the filings and consents required by it in connection with the Merger, (vi) compliance with applicable law, (vii) its SEC filings and financial statements, (viii) the absence of certain changes or events, (ix) the absence of any undisclosed liabilities,
(x) the absence of litigation, (xi) its employee benefit plans and employment agreements, (xii) its labor matters, (xiii) the accuracy of information supplied with respect to it in this Proxy Statement/Prospectus and the Registration Statement, (xiv) the absence of restrictions on its business activities, (xv) its title to property, (xvi) the payment of its taxes, (xvii) its environmental matters, (xviii) its intellectual property, (xix) its interested party transactions, (xx) its insurance, (xxi) its accounts receivable and inventory, (xxii) its employees, (xxiii) the Robertson Stephens Opinion, (xxiv) its relationship with any brokers in connection with the Merger, (xxv) any change in control payments, (xxvi) the completeness of its disclosure to Cabletron and (xxvii) the inapplicability of its Shareholder Rights Plan dated February 13, 1998 (the "Rights Plan") to the Merger. The Merger Agreement also contains representations and warranties of Cabletron and Merger Sub as to (i) their organization and qualification to do business and their subsidiaries, (ii) compliance with their certificates of incorporation and by-laws, (iii) their capitalization, (iv) their authority relative to the Merger Agreement, (v) the filings and consents required by them in connection with the Merger, (vi) compliance with applicable law, (vii) their SEC filings and financial statements, (viii) the absence of certain changes or events,
(ix) the absence of any undisclosed liabilities, (x) the absence of litigation, (xi) their employee benefit plans and employment agreements, (xii) their labor matters, (xiii) the accuracy of information supplied with respect to them in this Proxy Statement/Prospectus and the Registration Statement,
(xiv) the absence of restrictions on their business activities, (xv) their title to property, (xvi) their intellectual property, (xvii) their interested party transactions, (xviii) their insurance, (xix) their relationship with any brokers in connection with the Merger, (xx) Cabletron's ownership of Merger Sub, and (xxi) the completeness of their disclosure to the Company. The representations and warranties made by the Company, Cabletron and Merger Sub will not survive the consummation of the Merger.

CONDUCT OF CABLETRON'S AND THE COMPANY'S BUSINESS PRIOR TO THE MERGER

  In the Merger Agreement, the Company has agreed that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, unless Cabletron otherwise agrees in writing, (i) it will conduct its business only in, and will not take any action except in, the ordinary course of business and in a manner consistent with past practice, other than actions taken by the Company as contemplated by the Merger Agreement; and (ii) it will use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company, and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

  The Company further has agreed in the Merger Agreement that it will not, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Cabletron: (a) amend or otherwise change its Certificate of Incorporation or Bylaws, as amended and restated to date; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options, the Unit Purchase Options, the SR Warrants and the SVB Warrants); (c) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $150,000 in the aggregate); (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing; (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (including the creation of any subsidiary); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement excluding any original equipment manufacturing agreement that (x) allows the Company to limit shipments to products having a price of less than $500,000 per year and (y) is terminable for convenience by the Company on no more than ninety days notice; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $250,000 per month for the Company taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this clause (e); (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company's SEC Reports filed prior to the date of the Merger Agreement or incurred in the ordinary course of business and consistent with past practice; (j) have operating expenses in excess of $600,000 from the date of the execution of the Merger Agreement through June 30, 1998, and $1,200,000 per month thereafter, subject to an aggregate maximum of $6,600,000 between the date of the execution of the Merger Agreement and the Effective Time, excluding (i) costs related to the transactions contemplated by the Merger Agreement, (ii) incentive and bonus compensation as previously disclosed to Cabletron, (iii) depreciation, (iv) amortization, and (v) bad debt reserves, provided that Cabletron acknowledges that valid business reasons may exist for doing so and agrees that its consent will not be unreasonably withheld; or (k) take, or agree in writing or otherwise to take, any of the actions described in (a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants thereunder.

NO SOLICITATION

  The Merger Agreement provides, subject to certain exceptions, that: (a) the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; provided that nothing contained in this clause (a) shall prevent the Company Board from considering, negotiating, approving and recommending to the Company Stockholders a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided the Company Board determines in good faith (consistent with the advice of the Company's outside legal counsel) that it is required to do so in order to discharge properly its fiduciary duties under applicable law; (b) the Company shall promptly notify Cabletron as soon as practicable, and in no event later than 48 hours, after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company Board that it is considering making, or has made, an Acquisition Proposal, which notice to Cabletron shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in clause (c); (c) if the Company Board receives a request for material nonpublic information from a person who makes a bona fide Acquisition Proposal, and the Company Board determines in good faith and consistent with the advice of the Company's outside legal counsel that it is required to cause the Company to act as provided in this clause (c) in order to discharge properly the directors' fiduciary duties under applicable law, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Cabletron, the Company may provide such person with access to information regarding the Company; (d) the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Cabletron and Merger Sub) conducted theretofore with respect to any of the foregoing and shall not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party; and (e) the Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this paragraph. Under the Merger Agreement, nothing contained in this paragraph shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or
(ii) making such disclosure to Company Stockholders which, in the opinion of the Company Board, after consultation with the Company's outside legal counsel, is required under applicable law.

CONDITIONS TO THE MERGER

  Each party's respective obligation to effect the Merger is subject to, among other things, the satisfaction prior to the Effective Time of the following conditions: (a) the Commission having declared the Registration Statement, of which this Proxy Statement/Prospectus is a part, effective, with no stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus having been initiated or threatened by the Commission; (b) the approval and adoption of the Merger Agreement by the requisite vote of the Company Stockholders; (c) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (d) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any pending proceeding by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing, or any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (e) the absence of any instituted, pending or threatened action or proceeding (or any investigation or other inquiry that could result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Cabletron from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Cabletron or any of its subsidiaries of all or a material portion of the business or assets of Cabletron or any of its subsidiaries, or seeking to compel Cabletron or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Cabletron or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by the Merger Agreement; and (f) the approval for listing of shares of Cabletron Common Stock to be issued in the Merger, upon official notice of issuance, on the NYSE.

  The obligations of Cabletron and Merger Sub to effect the Merger are also subject to the satisfaction of each of the following conditions: (a) the truth and correctness, in all respects, of the representations and warranties of the Company contained in the Merger Agreement, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement), with the same force and effect as if made at and as of the Effective Time, and Cabletron and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company; (b) the performance and compliance by the Company in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by the Company at or prior to the Effective Time, and the receipt by Cabletron and Merger Sub of a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company; (c) the Company having obtained all necessary consents, waivers, approvals, authorizations, or orders, and having made all required filings, for the due authorization, execution and delivery of the Merger Agreement and the consummation by the Company of the transactions contemplated by the Merger Agreement, except where the failure to receive such consents, etc. would not reasonably be expected to
(i) have a Material Adverse Effect on the Company or Cabletron, or (ii) materially delay or prevent the consummation of the Merger; (d) the receipt by Cabletron of a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Cabletron, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; (e) the receipt by Cabletron of an "Affiliate Agreement" in the form specified by the Merger Agreement from each person who is identified by the Company as a Company Affiliate, and such Affiliate Agreements being in full force and effect; (f) the receipt by Cabletron of all permits and other authorizations necessary under state securities laws to issue shares of Cabletron Common Stock pursuant to the Merger; (g) a minimum of two-thirds of those Company employees designated each as "Tier 1 Employees" and "Tier 2 Employees," respectively, by the Merger Agreement (rounding down in the case of any fraction) (i) being in the employ of the Company immediately prior to the Effective Time, (ii) having agreed to work for Cabletron immediately following the Effective Time upon mutually agreeable terms and conditions (and have not indicated any intention not to continue such employment) and (iii) having entered into Cabletron's non-disclosure/confidentiality/assignment of inventions agreement in substantially in the form specified by Cabletron; and
(h) the Rights Plan being inapplicable to the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

  The obligation of the Company to effect the Merger is also subject to the following conditions: (a) the truth and correctness, on and as of the Effective Time, in all respects, of the representations and warranties of Cabletron and Merger Sub contained in the Merger Agreement, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and
(iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the receipt by the Company of a certificate to such effect signed by the President and the Chief Financial Officer of Cabletron; (b) the performance and compliance by Cabletron and Merger Sub in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and the receipt by the Company of a certificate to such effect signed by the Chairman and the Chief Financial Officer of Cabletron;
(c) Cabletron and Merger Sub having obtained all necessary consents, waivers, approvals, authorizations, or orders, and having made all required filings, for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated by the Merger Agreement, except where the failure to receive such consents, etc. would not reasonably be expected to (i) have a Material Adverse Effect on the Company or Cabletron, or (ii) materially delay or prevent the consummation of the Merger; (d) the receipt by the Company of a written opinion from Heller Ehrman White & McAuliffe, in form and in substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (see "The Merger--Certain Federal Income Tax Consequences"); and (e) that the Robertson Stephens Opinion shall not have been withdrawn, amended, or modified, provided that this shall not be a condition to the obligations of the Company if the Company shall have induced such withdrawal, amendment, or modification.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Company Stockholders or
Cabletron: (a) by mutual written consent duly authorized by the Company Board and the Board of Directors of Cabletron; or (b) by either Cabletron or the Company if the Merger shall not have been consummated by October 15, 1998 (provided that the right to terminate the Merger Agreement under this clause
(b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or (c) by either Cabletron or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Merger Agreement under this clause (c) shall not be available to any party who has not complied with its obligations under the Merger Agreement with respect to taking further action to insure consummation of the Merger and to make effective as promptly as practicable the transactions contemplated by the Merger Agreement, and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or (d) by Cabletron or the Company, if the Merger shall have been submitted to a vote of the Company Stockholders and the requisite vote of the stockholders approving the Merger shall not have been obtained; or (e) by Cabletron, if: (i) the Company Board shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Cabletron or shall have resolved to do so; (ii) the Company Board shall have recommended to the Company Stockholders an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Cabletron or an affiliate of Cabletron) and the Company Board recommends that the Company Stockholders tender their shares in such tender or exchange offer; or (f) by Cabletron or the Company, (i) if any representation or warranty of the Company or Cabletron, respectively, set forth in the Merger Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Cabletron, respectively, set forth in the Merger Agreement, such that the conditions set forth to the requisite obligations of Cabletron and Merger Sub or the Company, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to October 15, 1998 by the Company or Cabletron, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Cabletron, as the case may be, continues to exercise such reasonable best efforts, neither Cabletron nor the Company, respectively, may terminate the Merger Agreement under this clause (f); or (g) by Cabletron, if any representation or warranty of the Company shall have become untrue such that the requisite condition would not be satisfied, or by the Company, if any representation or warranty of Cabletron shall have become untrue such that the requisite condition would not be satisfied, in either case other than by reason of a Terminating Breach; or (h) by Cabletron, if any person (or "group" of persons, as defined in Section 13(d) of the Exchange Act) other than Cabletron or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding shares of Company Common Stock; or (i) by the Company, if, in response to a Superior Proposal (as defined below), the Company Board determines in good faith (consistent with the advice of the Company's outside legal counsel) that (1) it must withdraw, amend or modify in a manner adverse to Cabletron its recommendation to Company Stockholders for approval of the Merger Agreement and (2) failing to take such action would cause it to fail to discharge properly its fiduciary duties under applicable law; provided, however, that the Company may not terminate pursuant to this clause
(i) unless and until: (A) four calendar days have elapsed following delivery to Cabletron of a written notice of such determination by the Company Board and during such four-day period the Company (x) informs Cabletron of the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal and (y) otherwise fully cooperates with Cabletron (subject, in the case of this subclause (y), to the condition that the Company Board shall not be required to take any action that it believes, after consultation with and consistent with the Company's outside legal counsel, would violate its fiduciary duties to the Company or Company Stockholders under applicable law) with the intent of enabling Cabletron to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; (B) at the end of such four-day period the Company Board determines in good faith that such Superior Proposal continues to constitute a Superior Proposal, having regard to any proposal made by Cabletron within the preceding four days; (C) simultaneously with such termination the Company pays to Cabletron the amount specified in the relevant provision of the Merger Agreement; and (D) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Cabletron or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of Company Common Stock, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of the Company having a fair market value (as determined by the Company Board in good faith) equal to more than 25% of the fair market value of all the assets of the Company, taken as a whole, immediately prior to such transaction.

  As used herein, "Superior Proposal" means a written and unsolicited Acquisition Proposal that (i) the Company Board determines in good faith (A) is reasonably capable of being completed and (B) is economically more favorable to Company Stockholders than the Merger, having received prior to such determination the advice of a financial advisor of nationally recognized reputation that such Acquisition Proposal would be economically more favorable to Company Stockholders than the Merger in that it results in greater aggregate per share consideration than would the Merger, and (ii) that is not subject to financing.

  In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (i) certain fees, including the termination fee of $3.8 million described below (the "Fee"), and certain other obligations including, specifically, obligations regarding the effectiveness of representations, warranties and agreements, and knowledge, and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement; provided, however, that if Cabletron is paid the Fee the amount of the Fee shall be deducted from any money damages otherwise received by Cabletron from the Company.

TERMINATION FEE

  Under the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are generally required to be paid by the party incurring such expenses, whether or not the Merger is consummated, except that: (a) Cabletron and the Company have agreed to share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of this Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto; and (b) the Company shall pay Cabletron the Fee within one day of the first to occur of the following events: (1) the termination of the Merger Agreement by Cabletron or the Company pursuant to the failure to obtain the Company Stockholders' approval upon submission of the Merger to the requisite vote of the Company Stockholders, and the execution by the Company of an agreement with respect to an Alternative Transaction within four months after such termination; or (2) the termination of the Merger Agreement by Cabletron pursuant to any of the following: (i) the Company Board having withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Cabletron or having resolved to do so; (ii) the Company Board having recommended to Company Stockholders an Alternative Transaction; or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock being commenced (other than by Cabletron or an affiliate of Cabletron) and the Company Board recommending that the Company Stockholders tender their shares in such tender or exchange offer; or (3) the termination of the Merger Agreement by Cabletron on account of a Terminating Breach by the Company and the execution by the Company of an agreement with respect to an Alternative Transaction within four months after such termination; or (4) the termination of the Merger Agreement by Cabletron because a person (or group) other than Cabletron or its affiliates became the beneficial owner of 25% or more of the outstanding shares of the Company; or
(5) the termination of the Merger Agreement by the Company, subject to the relevant notice provisions and limitations, because of a good faith determination by the Company Board, in response to a Superior Proposal, that
(i) the Board must withdraw, amend or modify in a manner adverse to Cabletron its recommendation to the Company Stockholders, and (ii) that failure to take such action would cause the Board to fail to discharge properly its fiduciary duties under applicable law. See "--Termination."

INDEMNIFICATION AND INSURANCE

  Pursuant to the Merger Agreement: (a) the By-Laws of the Surviving Corporation shall honor, and Cabletron shall cause the Surviving Corporation to honor, the provisions with respect to indemnification set forth in the By-Laws of the Company immediately prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law; (b) without limiting the scope of clause (a), the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws or any applicable indemnification agreement and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, Cabletron shall and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws or any applicable indemnification agreement, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time; provided, however, that in connection with criminal acts the indemnification provided by this Section shall only apply provided the Indemnified Party had no reasonable cause to believe that his/her conduct was criminal; (c) Cabletron shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time; and
(d) for a period of six years after the Effective Time, Cabletron shall, or shall cause the Surviving Corporation to, maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Cabletron or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Cabletron or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 125% of the annual premium. Under the Merger Agreement, these provisions shall survive the consummation of the Merger, are intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Cabletron and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

                            THE RELATED AGREEMENTS

THE OEM AGREEMENT

  On June 22, 1998, concurrently with the execution of the Merger Agreement and to facilitate such execution, the Company and Cabletron entered into the OEM Agreement under which Cabletron and its subsidiaries and affiliates may purchase at the prices specified therein certain Company products, including its new NV9200 and NV8200 series products, for resale under Cabletron and other OEM designated brand names. For any products purchased prior to the Effective Time or termination of the Merger Agreement, Cabletron is only required to pay 80% of the specified price. The remaining 20% is required to be paid within five business days of any termination of the Merger Agreement. The Company is required, among other things, to purchase materials to manufacture products based upon Cabletron's three-month purchase orders, to use best efforts consistent with its general operating plan to meet certain cost/price reductions for specified products, to correct and maintain all software used by the products purchased and provide Cabletron with sales and technical support for a period of one year, and to use its commercial reasonable efforts to achieve certain agreed upon expected shipping volumes. The Company has also made certain specified product warranties to Cabletron and its customers, and agreed to idemnify Cabletron and its customers against third party intellectual property infringement claims relating to its products. During the first week of each calendar quarter, Cabletron is required to provide the Company with a forecast of its expected demand for products over the next 12 months. The initial term of the OEM Agreement is one year, subject to renewal or early termination. If the Company agrees to be acquired by certain specified companies, Cabletron has the option to terminate the OEM Agreement at that time. In addition, the OEM Agreement will automatically terminate if the Merger Agreement terminates for any reason. Cabletron must accept shipment of and pay for any products ordered prior to any expiration or termination of the OEM Agreement. The OEM Agreement is effective immediately and is not subject to the approval of Company Stockholders.

THE MANUFACTURING RIGHTS AGREEMENT

  On June 22, 1998, concurrently with the execution of the Merger Agreement and to facilitate such execution, the Company and Cabletron also entered into the Manufacturing Rights Agreement, under which the Company granted Cabletron the worldwide, non-exclusive right to manufacture certain specified products in exchange for a $5 million non-refundable payment. Subject to certain stated conditions (including royalties on certain products to be determined by future good faith negotiation between the parties), specified royalties are also payable to Company in the event that Cabletron ships for revenue more than 25,000 units containing the manufactured products. Cabletron has no right to sublicense or generally assign its rights under the Manufacturing Rights Agreement.

  The Manufacturing Rights Agreement also permits Cabletron to purchase from the Company (or the Company's contract manufacturer) at the price paid by the Company (plus specified handling costs) sufficient quantities of certain key product components to meet Cabletron's requirements, as set forth in forecasts to be supplied by Cabletron. In the event that the Company does not have sufficient inventory to meet such requirements and the Company's other commitments to third parties, the Company is required to allocate at least 50% of its inventory to Cabletron until the Company is again meeting Cabletron's requirements. To the extent that Cabletron is able to purchase such components at a lower price than is available to the Company, Cabletron is required to allow the Company to purchase such components from or through Cabletron at the price paid by Cabletron (plus specified handling costs). Cabletron has further agreed to sell to the Company the products produced by Cabletron at a price equal to Cabletron's fully-burdened cost plus an agreed upon percentage (and handling costs) on such customary terms as the parties shall negotiate in good faith (subject to the limitation that the Company may not supply such products to certain specified competitors of Cabletron).

  Under the Manufacturing Rights Agreement, the Company has also agreed to provide Cabletron access to its engineers and other appropriate employees and to provide a reasonable amount of training to Cabletron's engineers and other appropriate employees. The Company made no product warranties to Cabletron in the Manufacturing Rights Agreement and all implied warranties were expressly disclaimed. However, the Company has agreed to indemnify Cabletron and its customers against third party intellectual property infringement claims relating to its products. The Company and Cabletron have each agreed to keep all proprietary information of the other party confidential, subject to certain specified exclusions, and agreed not to solicit the other's employees, customers or suppliers during the term of the Manufacturing Rights Agreement and for one year thereafter.

  The Manufacturing Rights Agreement is terminable for cause (as defined therein); however, in the event that the Company seeks to terminate the Manufacturing Rights Agreement as a result of a alleged default of Cabletron, and Cabletron in good faith disputes the existence of such default and continues to pay the consideration due under the Manufacturing Rights Agreement, then the Manufacturing Rights Agreement will continue pending the final resolution of such dispute. The Manufacturing Rights Agreement is effective immediately, is not subject to termination in the event that the Merger Agreement terminates and is not subject to approval of the Company Stockholders.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

  The following table sets forth certain information regarding ownership of shares of the Company Common Stock as of August 13, 1998 for (i) each director of the Company, (ii) each individual named in the "Summary Compensation Table" included in the Company's Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 1997 (see "Incorporation of Certain Documents by Reference"), (iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property rights where applicable.

                                                                     PERCENTAGE
                                            NUMBER OF     PERCENTAGE OF VOTING
         NAME OF BENEFICIAL OWNER            SHARES        OF CLASS    POWER
         ------------------------           ---------     ---------- ----------
Stephen R. Rizzone.........................   725,256 (1)   6.22%       8.99%
 201 Continental Boulevard, Suite 201
 El Segundo, California 90245
George M. Pontiakos........................    73,750 (2)       *           *
Dana R. Nelson.............................    53,125 (3)       *           *
Daniel K. Sullivan.........................     9,461 (4)       *           *
Hava V. Zernik.............................    18,000 (5)       *           *
Carlos A. Tomaszewski......................   160,458 (6)   1.46%       4.40%
John E. Marman.............................    21,000 (7)       *           *
Richard N. Tinsley.........................    21,000 (8)       *           *
All directors and executive officers as a
 group
 (10 persons)(1)(2)(3)(4)(5)(6)(7)(8)(9)... 1,126,050       9.44%      14.31%
Seiji Uehara...............................   854,993(10)   7.81%       6.09%
 Telecom Device K.K.--4F Miyanaga Bldg.
 1-5-12 Motoakasaka Minato-Ku, Tokyo 107
  Japan

--------
 *Holds less than 1%

 (1) Represents 1,300 outstanding shares of Class A Common Stock, and 558,725 shares of Class A Common Stock, 110,154 shares of Class B Common Stock and 55,077 shares of Class E Common Stock which such person or his spouse has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options and warrants.

 (2) Represents 73,750 shares of Class A Common Stock which such person has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.

 (3) Represents 53,125 shares of Class A Common Stock which such person has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.

 (4) Represents 461 outstanding shares of Class A Common Stock, and 9,000 shares of Class A Common Stock which such person has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.

 (5) Represents 18,000 shares of Class A Common Stock which such person has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.

 (6) Represents 26,058 outstanding shares of Class A Common Stock, 57,200 outstanding shares of Class B Common Stock and 57,200 outstanding shares of Class E Common Stock, most of which are held by Microprocessor Associates, which is 90% owned by Mr. Tomaszewski, and 20,000 shares of Class A Common Stock which such person has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.

 (7) Represents 1,000 outstanding shares of Class A Common Stock and 20,000 shares of Class A Common Stock which such person has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.

 (8) Represents 1,000 outstanding shares of Class A Common Stock and 20,000 shares of Class A Common Stock which such person has the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.

 (9) Includes 1,500 outstanding shares of Class A Common Stock, and 42,500 shares of Class A Common Stock which executive officers who are listed in this table have the right to purchase within 60 days of August 13, 1998, pursuant to the exercise of outstanding options.
(10) All information with respect to Mr. Uehara is based solely on an Amendment No. 1 to Schedule 13D dated January 30, 1998, filed by him with the Commission.

                   DESCRIPTION OF CAPITAL STOCK OF CABLETRON

  The following description does not purport to be complete and is subject in all respects to the applicable provisions of Cabletron's Restated Certificate of Incorporation, as amended, and Bylaws, copies of which are filed as exhibits to the Registration Statement, of which this Proxy
Statement/Prospectus is a part.

  The authorized capital stock of Cabletron consists of 240,000,000 shares of Cabletron Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $1.00 par value.

COMMON STOCK

  Subject to the powers, preferences and rights of any preferred stock, the holders of Cabletron Common Stock are entitled to all powers and voting and other rights pertaining to the stock of Cabletron and each share of Common Stock is entitled to one vote. There is no cumulative voting. Holders of Cabletron Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. The Board of Directors of Cabletron is authorized to issue from time to time all of the authorized and unissued shares of Cabletron Common Stock.

PREFERRED STOCK

  The Cabletron Board of Directors is authorized to issue preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and special rights as shall be determined by the Board of Directors of Cabletron in a resolution or resolutions providing for the issue of such preferred stock. No shares of Cabletron Preferred Stock have been issued.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of the material differences between the rights of holders of Company Common Stock and the rights of holders of Cabletron Common Stock. Because each of the Company and Cabletron is organized under the DGCL, these differences arise from various differences in the classes of common stock outstanding and in the provisions of the Restated Certificate of Incorporation (the "Company Certificate"), and Amended and Restated Bylaws (the "Company Bylaws"), of the Company and the Restated Certificate of Incorporation (the "Cabletron Certificate"), and Bylaws, as amended (the "Cabletron Bylaws"), of Cabletron. The following summary is qualified in its entirety by reference to the DGCL, the Company Certificate and Bylaws, and the Cabletron Certificate and Bylaws.

SPECIAL CHARACTERISTICS OF CLASS B SHARES AND CLASS E SHARES

  The Class B Shares and Class E Shares are substantially similar to the Class A Shares and shares of Cabletron Common Stock issuable in the Merger, except that (i) each Class B Share and Class E Share has five votes per share (as described in "-- Voting Rights"); (ii) the Class B Shares and Class E Shares are not freely transferable, and the outstanding Class E Shares are currently in escrow; (iii) the Class E Shares have no rights to dividends or other distributions (as described in "-- Dividends and Other Distributions"); (iv) each Class B Share may be converted into a Class A Share, at the option of the holder and in certain other events described below; and (v) each Class E Share may be converted into a Class B Share only in the event that the remaining target to conversion (described below) is met and, if such target is not theretofor met, may be redeemed by the Company at any time after March 31, 1999, for $0.01 per share.

  Under the Company Certificate, each Class B Share will be converted into a Class A Share at the election of the holder, or upon sale or transfer to a non-holder of Class B Shares, or upon the death of the holder (unless and to the extent that the Class B Share is then purchased by another holder of Class B Shares within certain specified time limits). Under the Company Certificate, each outstanding Class E Share will be automatically converted into a Class B Share if the Company's net income before provision for income taxes and exclusive of certain extraordinary earnings or charges (as defined in the Company Certificate) is at least $8.9 million for the year ended December 31, 1998 (the other targets to the conversion of the outstanding Class E Shares were not met by the applicable testing dates). Class E Shares may also not be sold or transferred, without the prior written consent of the Company, other than to another holder of Class E Shares, by intervivos transfer to a grantor trust (as defined in and subject to certain restrictions contained in the Company Certificate) or by operation of law in the event of the holder's death (subject to certain restrictions contained in the Company Certificate).

VOTING RIGHTS

  Holders of Class A Shares are entitled to one vote per share, in person or by proxy, at all meetings of the stockholders and on all proposals brought before such meetings. Holders of Class B Shares or Class E Shares are entitled to five votes per share, in person or by proxy, at all meetings of the stockholders and on all proposals brought before such meetings. Except as otherwise required by law or by the Company Certificate, the holders of Class A Shares, Class B Shares, and Class E Shares vote together as a single class on all matters. The Company Common Stock does not have cumulative voting rights in the election of directors. The Class A Shares are substantially identical to the Cabletron Common Stock in these respects. All shares of Cabletron Common Stock (including those issuable in the Merger in exchange for Class B Shares and Class E Shares) have one vote per share. Voting rights for Company Preferred Stock are fixable by resolution of the Company Board upon issuance of one or more classes of Company Preferred Stock. Voting rights for Cabletron Preferred Stock are fixable by resolution of the Board of Directors of Cabletron upon issuance of one or more classes of Cabletron Preferred Stock.

VOTING REQUIREMENTS AND QUORUMS FOR STOCKHOLDER MEETINGS

  Under the DGCL, a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, at any meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, unless the certificate of incorporation or bylaws specifies a different percentage, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. Neither the Company nor Cabletron has quorum requirements which differ from the requirements of the DGCL in their certificates or bylaws.

  Under the DGCL, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement. The Company Bylaws provide that a majority of the stock having voting power present in person or represented by proxy and voting will decide any question brought before such meeting (which stock voting affirmatively also constitutes at least a majority of the required quorum), unless the question is one upon which, by express provision of the applicable statute or of the Company Certificate, the vote of a greater amount of stock is required. The Company Bylaws further provide that only stockholders of record on the close of business on the record date, such record date determined by the Board of Directors and as required by the Bylaws, are entitled to exercise the voting rights of their shares of stock. The Cabletron Bylaws provide that a majority of the votes properly cast upon any question other than an election to an office will decide the question, except when a larger vote is required by law, by the certificate of incorporation or by the bylaws. A plurality of the votes properly cast for election to any office will elect to such office.

STOCKHOLDER MEETINGS

  Under the DGCL, special meetings of stockholders may be called by the board of directors and by such person or persons as so authorized by the certificate of incorporation or the bylaws. The Company Bylaws provide that, subject to the notice requirements of the Bylaws, special meetings of stockholders may be called at any time by a majority of the Board of Directors, the Chairman of the Board, or by the President. The Cabletron Bylaws provide that special meetings of stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors, and that special meeting may also be called by the secretary upon application of a majority of the directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  Under the DGCL, unless the certificate of incorporation provides otherwise, any action required to be taken or which may be taken at a meeting of stockholders may be taken without a vote, without a meeting and without prior notice, with the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Neither the Company Certificate nor the Cabletron Certificate provides otherwise.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

  To amend a certificate of incorporation, the DGCL requires the affirmative recommendation of the board of directors, the approval of a majority of all outstanding shares entitled to vote therefor and the approval of the outstanding stock of any class entitled to vote thereon as a class. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation if the amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect the holders thereof. The Company Certificate does not provide otherwise. The Cabletron Certificate provides that certain of its provisions can only be amended by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person (as defined in the Cabletron Certificate). See "--Removal of Directors."

BYLAWS

  Under the DGCL, the authority to adopt, amend or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Company Certificate grants to its board of directors the powers to adopt, amend or repeal the Bylaws. The Company Bylaws also provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the outstanding shares of stock entitled to vote, or by the board of directors, when such power is conferred upon the board of directors by the Company Certificate (which power is conferred on the Company Board). The Cabletron Certificate grants to its board of directors the powers to make, alter or amend the Cabletron Bylaws by vote of a majority of the directors. Stockholders of Cabletron also have the power to adopt, amend or repeal the bylaws by a two-thirds vote.

NUMBER AND QUALIFICATION OF DIRECTORS

  Under the DGCL, the minimum number of directors is one. The DGCL permits the board of directors to change the authorized number or the range of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon approval of such change by the stockholders. Neither the Company Certificate nor the Cabletron Certificate sets a number of directors. The Company Bylaws provide that the board of directors shall consist of at least one director, or such other number of directors as may be determined from time to time by resolution of the board of directors. The Cabletron Bylaws provide that, except as fixed by the certificate of incorporation, the number of directors shall be determined from time to time by vote of a majority of the board of directors, provided that the minimum number of directors is three. Neither the Company Certificate nor the Company Bylaws sets forth specific qualification requirements for directors. Likewise, neither the Cabletron Certificate nor the Cabletron Bylaws sets forth specific qualification requirements for directors.

BOARD CLASSIFICATION

  The DGCL provides that the directors of any corporation may be divided into one, two or three classes. Neither the Company Certificate nor the Company Bylaws provides for a classified board. The Cabletron

Certificate and Bylaws provide that Cabletron's directors shall be divided into three equal classes with each class comprised of one third of the directors being elected to serve until the third succeeding annual meeting.

NOMINATION AND ELECTION OF DIRECTORS

  The DGCL provides that directors shall be elected at an annual meeting of stockholders held on a date and at a time designated by or in the manner provided in the bylaws. Elections of directors must be by written ballot, unless otherwise provided in the certificate of incorporation. Both the Company Certificate and the Cabletron Certificate provide that elections of directors need not be by written ballot, unless otherwise provided in the bylaws. The Company Bylaws do not provide otherwise. The Cabletron Bylaws state that no ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

  Under the DGCL, unless the certificate of incorporation or bylaws provide otherwise, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The Company Bylaws provide that directors shall be elected by the holders of a majority of shares entitled to vote, represented in person or by proxy, and voting at each annual meeting of the stockholders (which shares voting affirmatively also constitute at least a majority of the required quorum). The Cabletron Bylaws provide that directors are elected by a plurality of the votes properly cast by stockholders voting in person or by proxy at the annual meeting of stockholders. Subject to the rights of the holders of any preferred stock, nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors.

  The Company Certificate contains no provisions regarding the nomination of directors. The Company Bylaws provide that any Company Stockholder who is entitled to vote in the election of directors, and who was a stockholder of record at the time of the giving of notice as provided below, may nominate persons for election as directors. The Company Bylaws require that nominations made by stockholders to the Board of Directors must be preceded by timely notice thereof in writing to the Secretary of the corporation. To be timely, such notice must be made not less than 75 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 75 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the above sentence to the contrary, in the event that the number of directors to be elected to the Company Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Company Board made by the corporation at least 75 days prior to the first anniversary of the preceding year's annual meeting, then a stockholder's notice of nominees for director shall be considered timely if delivered to the Secretary of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. To be in proper written form, a stockholder's notice shall set forth in writing: (i) as to each person nominated by the stockholder to serve as director, all information relating to such person as is required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act including, without limitation, such person's written consent to being named in the proxy statement and to serving as a director if elected; and (ii), as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (2) the class and number of shares of the corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (3) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such nominee or nominees.

  Any Cabletron stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely written notice thereof to the secretary accompanied by a petition signed by at least 100 record holders of capital stock of the corporation which shows the class and number of shares held by each person and which represent in the aggregate 1% of the outstanding shares entitled to vote in the election of directors. To be timely, notice must be given to the principal executive offices of Cabletron not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person nominated by the stockholder to serve as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder. If any person is nominated by the board of directors for election as a director, that person shall furnish to the secretary the same information regarding the nominee as is required of those stockholders submitting notices of nomination.

REMOVAL OF DIRECTORS

  The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, shareholders may effect removal only for cause; or
(ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part. Neither the Company Certificate nor the Company Bylaws provide otherwise.

  The Cabletron Bylaws provide for removal of directors at any time, but only for cause and only by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a "Related Person," as defined in the Cabletron Certificate. Related Person is defined broadly in the Cabletron Certificate to include any entity or person, that together with its affiliates and associates beneficially owns, or owned within the prior three years, 5 percent or more of the aggregate shares of the voting stock of any class of the corporation, and any affiliate or associate of any such Related Person. Related Person shall not include (i) the corporation or any majority-owned subsidiary of the corporation; (ii) any Person that together with its affiliates and associates beneficially owned in the aggregate 5 percent or more of the outstanding shares of voting stock of any class of the corporation at the time of its initial public offering, any affiliate or associate of such Person or any Person that acquired said shares from any such Person by gift, inheritance or other exchange in which no consideration was exchanged; and
(iii) any Person whose ownership of shares in excess of the 5 percent limitation is the result of action taken solely by the corporation. Such Person shall be a Related Person if thereafter he acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused by such Person.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  Under the DGCL, unless the certificate of incorporation or bylaws provide otherwise, newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The DGCL also provides that unless the certificate of incorporation or bylaws otherwise provide, vacancies occurring by reason of the removal of directors with or without cause may be filled by a majority vote of the directors then in office. In addition, under the DGCL, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares outstanding at the time and entitled to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, such election to be conducted in accordance with the procedures under the DGCL for holding stockholder meetings.

  The Company Bylaws provide that vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected. The Cabletron Bylaws provide that vacancies may be filled only by a majority vote of the directors in office, although less than a quorum, and newly created directorships may be filled by the board of directors, or if not so filled, by the stockholders at the next annual meeting or at any special meeting called for such purpose.

VOTE REQUIRED FOR CERTAIN CORPORATE TRANSACTIONS

  The DGCL generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the certificate of incorporation requires a greater proportion, to authorize a merger, consolidation, dissolution or sale, lease or exchange of all or substantially all of its assets, except that, (a) unless required by its charter, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) the number of shares to be issued in the merger does not exceed twenty percent (20%) of such corporation's outstanding common stock immediately prior to the effective date of the merger and (b) unless a dissolution is adopted by a majority of the board of directors, a dissolution must be approved by all stockholders entitled to vote thereon.

  Neither the Company Certificate nor (except as described below) the Cabletron Certificate requires a greater proportion of stockholders to approve a merger, consolidation, dissolution or sale, lease or exchange of all or substantially all of its assets than is required by the DGCL.

  The Cabletron Certificate provides that certain transactions, including mergers, consolidations, issuances of securities, certain asset dispositions, liquidations or dissolutions between Cabletron and a Related Person must be approved by the affirmative vote of 85% of the outstanding shares of stock entitled to vote generally for the election of directors unless (i) the board of directors of Cabletron has approved a binding agreement with such Related Person with respect to such transaction or has approved the transaction which resulted in such party becoming a Related Person, in either case prior to the time such party became a Related Person and provided that a majority of the members of the board of directors voting for the approval of such transaction were continuing directors; or (ii) the Related Person is a majority-owned subsidiary of Cabletron. Related Person is defined broadly in the Cabletron Certificate to include any entity or person, that together with its affiliates and associates beneficially owns, or owned within the prior three years, 5 percent or more of the aggregate shares of the voting stock of any class of the corporation, and any affiliate or associate of any such Related Person. Related Person shall not include (i) the corporation or any majority-owned subsidiary of the corporation; (ii) any Person that together with its affiliates and associates beneficially owned in the aggregate 5 percent or more of the outstanding shares of voting stock of any class of the corporation at the time of its initial public offering, any affiliate or associate of such Person or any Person that acquired said shares from any such Person by gift, inheritance or other exchange in which no consideration was exchanged; and
(iii) any Person whose ownership of shares in excess of the 5 percent limitation is the result of action taken solely by the corporation. Such Person shall be a Related Person if thereafter he acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused by such Person.

ANTI-TAKEOVER PROVISIONS

  The DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined in general as a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation and such person's affiliates and associates. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain other transactions) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock. However, the prohibition does not apply if:
(i) the business combination or transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired its shares;
(ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding shares held by directors of the corporation who are also officers and shares held under certain employee stock plans) in the transaction in which it became an interested stockholder: or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The law applies automatically to a Delaware corporation unless otherwise provided in its certificate of incorporation or bylaws or if it has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or listed for quotation with a registered national securities association. Neither the Company Certificate nor the Company Bylaws exempts the Company from the DGCL provisions regarding transactions with interested stockholders. Likewise, neither the Cabletron Certificate nor the Cabletron Bylaws exempts Cabletron from the DGCL provision regarding transactions with interested stockholders.

  The Company has adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, a dividend of one Share Purchase Right (a "Right") was declared for each share of Class A Common Stock outstanding at the close of business on March 6, 1998. In the event that a person or group acquires securities representing 15% or more of the aggregate voting power of Company Common Stock without advance approval by the Company Board, each Right will entitle the holder, other than the acquirer, to buy Class A Common Stock with a market value of twice the exercise price (initially $35.00, subject to adjustment) for the Right's then current exercise price. In addition, if the Rights are triggered by such a non-approved acquisition and the Company is thereafter acquired in a merger or other transaction in which the Company Stockholders are not treated equally, stockholders with unexercised Rights will be entitled to purchase common stock of the acquirer with a value of twice the exercise price of the Rights. The Company Board may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights trade automatically with the underlying Class A Common Stock (unless and until a distribution event occurs under the Rights Plan) and expire on February 13, 2008 if not redeemed earlier. In connection with its approval of the Merger Agreement, the Company Board took action, pursuant to the terms of the Rights Plan, to exempt therefrom the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

  Cabletron has no such rights plan. However, under Delaware Law, Cabletron has the power (subject to the appropriate exercise of the fiduciary duty of its Board of Directors) to adopt such a rights plan in the future without the approval of its stockholders.

LIMITATION ON DIRECTORS' LIABILITY

  The DGCL permits the certificate of incorporation to include provisions exculpating directors from personal liability, except that it prohibits exculpation (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; or (iv) for any transactions from which the director derived an improper personal benefit. The Company Certificate provides that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. The Cabletron Certificate provides that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL.

INDEMNIFICATION

  The DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against certain amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. These provisions of the DGCL are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or bylaws which provide for additional indemnification of directors, officers, employees and agents. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur.

  The Company Bylaws provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or that such director or officer is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, join venture trust or other enterprise (collectively "Representative"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by an independent Board of Directors, which approval shall not be unreasonably withheld) actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The Company Bylaws also provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Representative against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in manner reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  The Company Bylaws further provide that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Representative of the corporation against any liability asserted against and incurred by him or her in any such capacity, or arising out of such status, whether or not the corporation would have the power to indemnify him or her against such liability based on the indemnity provisions described above.

  The Cabletron Certificate provides that officers and directors shall be indemnified to the full extent permitted by the DGCL.

DIVIDENDS AND OTHER DISTRIBUTIONS

  Under the DGCL, a corporation may generally pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued outstanding stock of all classes having a preference upon the distribution of assets. The Company Certificate provides that no dividends, distributions or share of liquidation proceeds may be declared or paid on Class E Shares. There are no similar restrictions on the Class A Shares or the Class B Shares. Neither the Cabletron Certificate nor the Cabletron Bylaws place any restrictions on the payment of dividends or currently provide for any preferences upon liquidation.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Cabletron by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements and the related consolidated financial statement schedule of Cabletron and its subsidiaries as of February 28, 1998 and February 28, 1997, and for each of the years in the three-year period ended February 28, 1998, have been incorporated by reference herein and in the Registration Statement, of which this Proxy Statement/Prospectus is a part, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements and schedule of the Company as of December 31, 1997 and for the year then ended, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions from Company Stockholders and will be given an opportunity to make a statement, if so desired.

  The financial statements of the Company as of December 31, 1996 and for the two years then ended, incorporated by reference in this Proxy Statement/Prospectus and in the Registration Statement of which this Proxy Statement/Prospectus is a part, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The Statement of Assets Sold as of June 28, 1997 and the Statement of Revenue and Direct Operating Expenses (the "Statements") for the year ended June 28, 1997 of the Network Products Business of Digital Equipment Corporation, (the "Business") incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance on the report which includes an explanatory paragraph of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting. The explanatory paragraph states that the Statements were prepared to present the assets sold by the Business to Cabletron Systems, Inc. and the revenue and direct operating expenses of the Business and are not intended to be a complete presentation of the Business' financial position or results of operations.

                                OTHER MEETINGS

  Given the pendency of the Merger, the Company did not hold a 1998 Annual Meeting of Stockholders at the time it would have otherwise been held. The Company will hold an Annual Meeting of Stockholders only if the Merger Agreement is terminated. In the event that the Company holds an Annual Meeting of Stockholders, any proposals from Company Stockholders intended to be presented thereat and included in the Company's proxy statement relating thereto must, in addition to meeting the eligibility and other requirements of the Commission's rules governing shareholder proposals and the advance notice provisions of the Company Bylaws, be received by the Company at its principal executive offices within a reasonable time before the Company solicits proxies in connection therewith.

                                    ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                NETVANTAGE, INC.

                                      AND

                            CABLETRON SYSTEMS, INC.

                                      AND

                           TEMPEST ACQUISITION, INC.

                           DATED AS OF JUNE 22, 1998

                              PAGE
                              ----
ARTICLE I--THE MERGER......................................................    1
    SECTION 1.1 The Merger.................................................    1
    SECTION 1.2 Effective Time.............................................    2
    SECTION 1.3 Effect of the Merger.......................................    2
    SECTION 1.4 Certificate of Incorporation, By-Laws......................    2
    SECTION 1.5 Directors and Officers.....................................    2
    SECTION 1.6 Effect on Capital Stock....................................    2
    SECTION 1.7 Exchange of Certificates...................................    4
    SECTION 1.8 Stock Transfer Books.......................................    5
    SECTION 1.9 No Further Ownership Rights in Company Common Stock........    5
    SECTION 1.10 Lost, Stolen or Destroyed Certificates....................    5
    SECTION 1.11 Tax and Accounting Consequences...........................    5
    SECTION 1.12 Taking of Necessary Action; Further Action................    6
    SECTION 1.13 Material Adverse Effect...................................    6
ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    7
    SECTION 2.1 Organization and Qualification.............................    7
    SECTION 2.2 Certificate of Incorporation and By-Laws...................    7
    SECTION 2.3 Capitalization.............................................    7
    SECTION 2.4 Authority Relative to this Agreement.......................    8
    SECTION 2.5 No Conflict; Required Filings and Consents.................    8
    SECTION 2.6 Compliance, Permits........................................    9
    SECTION 2.7 SEC Filings; Financial Statements..........................    9
    SECTION 2.8 Absence of Certain Changes or Events.......................   10
    SECTION 2.9 No Undisclosed Liabilities.................................   10
    SECTION 2.10 Absence of Litigation.....................................   10
    SECTION 2.11 Employee Benefit Plans, Employment Agreements.............   10
    SECTION 2.12 Labor Matters.............................................   11
    SECTION 2.13 Registration Statement, Joint Proxy Statement/Prospectus..   12
    SECTION 2.14 Restrictions on Business Activities.......................   12
    SECTION 2.15 Title to Property.........................................   12
    SECTION 2.16 Taxes.....................................................   12
    SECTION 2.17 Environmental Matters.....................................   13
    SECTION 2.18 Intellectual Property.....................................   14
    SECTION 2.19 Interested Party Transactions.............................   15
    SECTION 2.20 Insurance.................................................   15
    SECTION 2.21 Accounts Receivable; Inventory............................   15
    SECTION 2.22 Employees ................................................   15
    SECTION 2.23 Opinion of Financial Advisor..............................   16
    SECTION 2.24 Brokers...................................................   16
    SECTION 2.25 Change in Control Payments................................   16
    SECTION 2.26 Full Disclosure...........................................   16
    SECTION 2.27 Rights Agreement..........................................   16
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......   16
    SECTION 3.1 Organization and Qualification; Subsidiaries...............   16
    SECTION 3.2 Charter and By-Laws........................................   17
    SECTION 3.3 Capitalization.............................................   17
    SECTION 3.4 Authority Relative to this Agreement.......................   17
    SECTION 3.5 No Conflict, Required Filings and Consents.................   17
    SECTION 3.6 Compliance; Permits........................................   18
    SECTION 3.7 SEC Filings; Financial Statements..........................   18

                                                                           PAGE
                                                                           ----
    SECTION 3.8 Absence of Certain Changes or Events......................  19
    SECTION 3.9 No Undisclosed Liabilities................................  19
    SECTION 3.10 Absence of Litigation....................................  19
    SECTION 3.11 Employee Benefit Plans; Employment Agreements............  19
    SECTION 3.12 Labor Matters............................................  20
    SECTION 3.13 Registration Statement; Joint Proxy
     Statement/Prospectus.................................................  20
    SECTION 3.14 Restrictions on Business Activities......................  21
    SECTION 3.15 Title to Property........................................  21
    SECTION 3.16 Intellectual Property....................................  21
    SECTION 3.17 Interested Party Transactions............................  21
    SECTION 3.18 Insurance................................................  21
    SECTION 3.19 Brokers..................................................  21
    SECTION 3.20 Ownership of Merger Sub; No Prior Activities.............  21
    SECTION 3.21 Full Disclosure..........................................  22
ARTICLE IV--CONDUCT OF BUSINESS PENDING THE MERGER........................  22
    SECTION 4.1 Conduct of Business by the Company Pending the Merger.....  22
    SECTION 4.2 No Solicitation...........................................  23
    SECTION 4.3 Conduct of Business by Parent Pending the Merger..........  24
ARTICLE V--ADDITIONAL AGREEMENTS..........................................  25
    SECTION 5.1 HSR Act...................................................  25
    SECTION 5.2 Joint Proxy Statement/Prospectus; Registration Statement..  25
    SECTION 5.3 Stockholders Meeting......................................  25
    SECTION 5.4 Access to Information; Confidentiality....................  25
    SECTION 5.5 Consents; Approvals.......................................  25
    SECTION 5.6 Agreements with Respect to Affiliates.....................  26
    SECTION 5.7 Indemnification and Insurance.............................  26
    SECTION 5.8 Notification of Certain Matters...........................  26
    SECTION 5.9 Further Action............................................  27
    SECTION 5.10 Public Announcements.....................................  27
    SECTION 5.11 Conveyance Taxes.........................................  27
    SECTION 5.12 Accountants' Letters.....................................  27
    SECTION 5.13 Rights Agreement.........................................  27
    SECTION 5.14 NASDAQ Listing...........................................  27
    SECTION 5.15 Listing of Parent Shares.................................  27
    SECTION 5.16 Benefit Plans............................................  27
    SECTION 5.17 Company Securities.......................................  28
ARTICLE VI--CONDITIONS TO THE MERGER......................................  28
    SECTION 6.1 Conditions to Obligation of Each Party to Effect the
     Merger...............................................................  28
    SECTION 6.2 Additional Conditions to Obligations of Parent and Merger
     Sub..................................................................  29
    SECTION 6.3 Additional Conditions to Obligation of the Company........  29
ARTICLE VII--TERMINATION..................................................  30
    SECTION 7.1 Termination...............................................  30
    SECTION 7.2 Effect of Termination.....................................  32
    SECTION 7.3 Fees and Expenses.........................................  32
ARTICLE VIII--GENERAL PROVISIONS..........................................  32
    SECTION 8.1 Effectiveness of Representations, Warranties and
     Agreements; Knowledge, Etc. .........................................  32
    SECTION 8.2 Notices...................................................  33
    SECTION 8.3 Certain Definitions.......................................  33

                                                                            PAGE
                                                                            ----
    SECTION 8.4 Amendment..................................................  34
    SECTION 8.5 Waiver.....................................................  34
    SECTION 8.6 Headings...................................................  34
    SECTION 8.7 Severability...............................................  34
    SECTION 8.8 Entire Agreement...........................................  34
    SECTION 8.9 Assignment; Guarantee of Merger Sub........................  35
    SECTION 8.10 Parties in Interest.......................................  35
    SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative.....  35
    SECTION 8.12 Governing Law.............................................  35
    SECTION 8.13 Counterparts..............................................  35

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of June 22, 1998 (this "AGREEMENT"), among Cabletron Systems, Inc., a Delaware corporation ("PARENT"), Tempest Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and NetVantage, Inc., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such combination, the Boards of Directors of Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "MERGER") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Board of Directors of the Company has approved the Merger in accordance with the applicable provisions of the DGCL, and upon the terms and subject to the conditions set forth herein;

  WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder;

  WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "purchase"; and

  WHEREAS, pursuant to the Merger, each outstanding share (a "SHARE") of the Company's Class A common stock, $0.001 par value, together with the rights ("RIGHTS") attached to the Class A common stock issued pursuant to the Rights Agreement dated as of February 13, 1998 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "RIGHTS AGREEMENT") (the "CLASS A COMMON STOCK"), Class B common stock, $0.001 par value (the "CLASS B COMMON STOCK") and Class E common stock, $0.001 par value (the "CLASS E COMMON STOCK" and together with the Class A Common Stock and Class B Common Stock, the "COMPANY COMMON STOCK") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)), upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1 The Merger.

  (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

  (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

  SECTION I.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "CERTIFICATE OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

  SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.4 Certificate of Incorporation, By-Laws.

  (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

  (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws. Nothing in this
Section 1.4(b) shall impair the provisions of Section 5.7.

  SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

  (a) Conversion of Securities. Each share of Class A Common Stock and Class B Common Stock and each ten shares of Class E Common Stock issued and outstanding immediately prior to the Effective Time, (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to Section 1.6(c) and Section 1.6(h), into the right to receive 8/13 (the "EXCHANGE RATIO") of a share of the Common Stock, $.01 par value, of Parent ("PARENT COMMON STOCK") (the shares of Parent Common Stock to be issued pursuant to this Section 1.6(a) are hereinafter referred to as the "PARENT SHARES" and the right of each holder of Company Shares to receive such Parent Shares and cash in respect of fractional Shares as provided in Section 1.6(h) being referred to as the "MERGER CONSIDERATION").

  (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

  (c) Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of the Merger and who otherwise complies with Section 262 of the DGCL ("COMPANY DISSENTING SHARES") shall not be entitled to receive Parent Shares pursuant to Section 1.6(a) and cash in lieu of fractional Shares pursuant to Section 1.6(h) hereof, and shall only be entitled to receive for such Company Common Stock the payment provided for by
Section 262 of the DGCL, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DGCL, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the number of Parent Shares determined in accordance with Section 1.6(a) and, if applicable, cash in lieu of fractional shares as provided in Section 1.6(h).

  (d) Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

  (e) Stock Options; Warrants.

    (i)At the Effective Time, each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under the Company's 1997 Equity Incentive Plan, 1996 Incentive Stock Plan, 1994 Incentive and Nonstatutory Stock Option Plan, and 1992 Incentive and Nonstatutory Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, shall be, together with the Company Stock Option Plans, deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Shares deemed purchasable pursuant to such Stock Option.

    (ii)As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

    (iii)Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(e).

    (iv)Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, or (B) file any necessary amendments to the Company's previously-filed Registration Statements on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

    (v)Parent will not assume the SVB Warrants (as defined in Section 2.3). Such nonassumption shall have the consequences described in Section 1.7.3 of each of the SVB Warrants. Parent will assume the exercisable SR Warrants (as defined in Section 2.3) such that each exercisable SR Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such SR Warrant prior to the Effective Time, the number of Parent Shares (rounded down to the nearest whole number) that the holder would have been entitled to receive pursuant to the Merger had he exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by (y) the number of Parent Shares deemed purchasable pursuant to such warrant. The non-exercisable SR Warrant dated April 22, 1997 for 15,000 shares of Class A Common Stock, shall be deemed assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such SR Warrant prior to the Effective Time, a number of Parent Shares (rounded down to the nearest whole number) equal to 1,500 multiplied by the Exchange Ratio, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such SR Warrant divided by (y) ten multiplied by the number of Parent Shares deemed purchasable pursuant to such warrant.

    (vi)Parent has no obligation to assume and will not assume the Unit Purchase Options granted to D.H. Blair and its affiliates. Should any of the Unit Purchase Options be exercised prior to the Effective Time, any resulting warrant for shares of Company Common Stock shall be deemed assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such warrant prior to the Effective Time, the number of Parent Shares (rounded down to the nearest whole number) that the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to
  (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by (y) the number of Parent Shares deemed purchasable pursuant to such warrant. "UNIT PURCHASE OPTIONS" means the outstanding Unit Purchase Options granted to D.H. Blair and its affiliates in connection with the Company's initial public offering to purchase a unit, comprising (i) one share of Class A Common Stock, (ii) one Class A Warrant, and (iii) one Class B Warrant, and which collectively grant the holders of the Unit Purchase Options the right to purchase an aggregate of up to 622,500 shares of Class A Common Stock.

  (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

  (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

  (h) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price of the Parent Common Stock on the New York Stock Exchange ("NYSE") on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

  SECTION 1.7 Exchange of Certificates.

  (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston Equiserve or such other bank or trust company as shall be designated by Parent with the prior approval (not to be unreasonably withheld) of the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this
Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.6 and any cash in lieu of fractional shares payable pursuant to Section 1.6, in exchange for outstanding Shares.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(f), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration and any dividends or other distributions to which the holder is entitled pursuant to Section 1.7(c) may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, subject to Sections 1.6(f) and 1.7(c), to evidence the right to receive such Merger Consideration, as applicable. Parent Shares issued in the Merger shall be issued as of and deemed to be outstanding as of the Effective Time. Parent shall cause all such Parent Shares to be duly authorized, validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

  (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date after such surrender.

  (d) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (e) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  SECTION 1.11 Tax and Accounting Consequences For federal income tax purposes, it is intended by the parties hereto that the transaction effected through the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury

Regulations. For accounting purposes, it is intended by the parties hereto that the Merger shall be accounted for as a "purchase."

  SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible unless, in the case of the Company, it receives a bona fide Acquisition Proposal (as hereinafter defined) and in the good faith determination of the Company's Board of Directors (consistent with the advice of the Company's outside legal counsel), refraining from taking such action is required in the discharge of its fiduciary duties under applicable law. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

  SECTION 1.13 Material Adverse Effect. When used in connection with the Company, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby; provided, however, that the following shall not in and of itself constitute a Material Adverse Effect:
(i) any adverse change, event or effect that is directly attributable to conditions affecting the United States economy generally or the computer networking industry generally, unless such conditions adversely affect the Company or Parent, as the case may be, in a materially disproportionate manner; and, (ii) in the case of the Company, any adverse change, event or effect resulting from the delay or deferral of orders from the Company's current or prospective customers where such delay or deferral (x) is directly attributable to the Merger, this Agreement, the Manufacturing Rights Agreement entered into as of the date hereof, the OEM Agreement entered into as of the date hereof, the performance of any of these Agreements or to the announcement or pendency of the Merger and (y) occurs despite the Company's reasonable commercial efforts as required in Section 4.1. The parties agree that the Company's "Wolfpack" product is material to the business of the Company as it is proposed to be conducted.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article II (the "COMPANY DISCLOSURE SCHEDULE"):

  SECTION 2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section
2.1 of the Company Disclosure Schedule, the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

  SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as amended and restated to date. Such Certificate of Incorporation and By-Laws, as amended and restated, are in full force and effect. The Company is not in material violation of any of the provisions of its Certificate of Incorporation or By-Laws.

  SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (1) 17,000,000 shares of Class A Common Stock (and associated Rights), (ii) 1,800,000 shares of Class B Common Stock, (iii) 1,200,000 shares of Class E Common Stock and (iv) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of May 13, 1998, (i) 10,162,603 shares of Class A Common Stock, 241,310 shares of Class B Common Stock and 540,995 shares of Class E Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury,
(ii) 2,125,000 shares of Class A Common Stock, 200,000 shares of Class B Common Stock and 66,667 shares of Class E Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plans (iii) up to 622,500 shares of Class A Common Stock were reserved for future issuance pursuant to outstanding Unit Purchase Options, (iv) up to 60,000 shares of Class A Common Stock were reserved for future issuance under warrants granted to Silicon Valley Bank (the "SVB WARRANTS"), and (v) up to 52,875 shares of Class A Common Stock were reserved for future issuance under the warrants granted to the Company's President (the "SR WARRANTS"). Except as set forth in Section 2.3 of the Company Disclosure Schedule, no material change in such capitalization has occurred between March 31, 1998 and the date hereof. Except as set forth in this Section 2.3 or in Sections 2.3 or 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company

Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity.

  SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement and the Merger by the holders of at least a majority of the outstanding voting power of Company Common Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  SECTION 2.5 No Conflict; Required Filings and Consents.

  (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of less than $100,000 in any single instance but not more than $300,000 in the aggregate; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "EXCHANGE ACT").

  (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or
(iii) of Section 2.5(a), (ii) to the knowledge of the Company, no other party to any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a) is in full force and effect, except in any such case under clauses (i),
(ii) or (iii) of this Section 2.5(b) for breaches, defaults or failures that have not had and would not reasonably be expected to have a Material Adverse Effect.

  (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively,

"LIENS") on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except in any such case under clauses (i), (ii) or (iii) of this Section 2.5(c) for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), any required foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect. Neither the Certificate of Incorporation or Bylaws provide the shareholders with, nor has the board of directors of the Company provided, pursuant to resolution or otherwise, the shareholders with, a right to dissent from the Merger in accordance with the provisions of Section 262(c) of the DGCL.

  SECTION 2.6 Compliance, Permits.

  (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is not in conflict with, or in default or violation of,
(i) any Law applicable to the Company or by which any of its properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.7 SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1996 and its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1996, March 31, 1997, June 30, 1997, September 30, 1997, and March 31, 1998 and (iii) its
Registration Statement on Form SB-2, No. 33-89266 as declared effective by the SEC on May 3, 1995, (iv) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since January 1, 1996,
(v) all other reports or registration statements filed by the Company with the SEC, and (vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "COMPANY SEC REPORTS"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (or if amended or superseded by a filing, such later filing) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of a material amount of property or assets of the Company, except in the ordinary course of business.

  SECTION 2.9 No Undisclosed Liabilities. Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1997 contained in the Company's Annual Report on Form 10-K (the "1997 COMPANY BALANCE SHEET"), (b) incurred since December 31, 1997 in the ordinary course of business consistent with past practice, (c) incurred in connection with this Agreement, or (d) which would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would reasonably be expected to have a Material Adverse Effect.

  SECTION 2.11 Employee Benefit Plans, Employment Agreements.

  (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or
Section 4212(c) of ERISA (all such plans, practices and programs are referred to as the "COMPANY EMPLOYEE PLANS"). There have been made available to Parent copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and
(iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 2.11 (a), the term "material," used with respect to any Company

Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $150,000 with respect to such Company Employee Plan.

  (b) (i) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company;
(ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $150,000; (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $150,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

  SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and its employees, which controversies have or would reasonably be expected to have a Material Adverse Effect; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company which would reasonably be expected to have a Material Adverse Effect.

  SECTION 2.13 Registration Statement, Joint Proxy
Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "STOCKHOLDERS MEETING") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS"), will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should, under the applicable requirements of the Securities Act or the Exchange Act, be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Joint Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, to the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.16 Taxes.

  (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, whether disputed or not, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, environmental (including taxes under Code section 59A), utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, declarations, forms, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

  (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company has timely filed all United States federal income Tax Returns and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company has paid and discharged all Taxes due and has withheld and paid to the appropriate authorities all Taxes required to be withheld with respect to employees, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) which are disclosed in Section 2.16(b) of the Company Disclosure Schedule, and with respect to which the Company is maintaining adequate reserves; (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so would not reasonably be expected to have a Material Adverse Effect; (iv) there are no Tax Liens on any assets of the Company; (v) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (vi) the Company has not received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company, or of any audit or other examination, proposed or currently in progress of any Tax Return of the Company; (vii) no written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction; (viii) the Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreements; (ix) the Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company; and (x) the Company has never been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code and the Company is not liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1997 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles. Schedule 2.16(b) of the Company Disclosure Schedule lists the amount of any net operating loss carryforwards and net capital loss carryforwards of the Company.

  (c) The Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

  SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company: (i) has obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its agents ("ENVIRONMENTAL LAWS"); (ii) is in compliance with all terms and conditions of such required Approvals, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of its respective agents) thereunder.

  SECTION 2.18 Intellectual Property. Except as set forth in Section 2.18 of the Disclosure Schedule:

  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (e) below) that are material to the business of the Company as currently conducted or as proposed to be conducted by the Company (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

  (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

  (c) Section 2.18(c) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES") or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

  (d) The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used or are proposed to be used, except for any adverse interests which do not materially impair the Company's rights thereunder or materially impact the Company's ability to produce the products. No claims have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company has a policy requiring each employee and consultant to execute a confidentiality agreement substantially in the form previously delivered to Parent and each current employee and consultant has executed such an agreement.

  (e) "COMMERCIAL SOFTWARE" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company (or, in the case of Section 3.17, to Parent) pursuant to end-user licenses and which are used in the Company's business (or in Parent's business in the case of Section 3.17) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 3.17) products and related trademarks, technology and know-how.

  SECTION 2.19 Interested Party Transactions. Except as set forth in the Company SEC Reports or Section 2.21 of the Company Disclosure Schedule, since December 31, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 2.20 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect, and all such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its respective properties and assets.

  SECTION 2.21 Accounts Receivable; Inventory.

  (a) Except as set forth in Section 2.21 of the Company Disclosure Schedule, the accounts receivable of the Company as reflected in the most recent financial statements contained in the Company SEC Reports, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as set forth in Section 2.21 of the Company Disclosure Schedule, the inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale in the ordinary course of business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the 1997 Company Balance Sheet and as adjusted for the passage of time through the Effective Date in accordance with GAAP and the past custom and practice of the Company. The inventory, taken as a whole, reflected in the 1997 Company Balance Sheet and books and records of the Company is reflected on the basis of a complete physical count and is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP, consistently applied. Since December 31, 1997, no inventory has been sold or disposed of except through sales in the ordinary course of business.

  SECTION 2.22 Employees. To the Company's knowledge, no executive, Key Employee (as defined in Section 6.2(i)), or group of current employees intends or has threatened to terminate employment with the Company or intends or has threatened not to: (i) accept an offer of employment from Parent or (ii) continue as an employee of Parent following the Effective Time.

  SECTION 2.23 Opinion of Financial Advisor. The Company has been advised by its financial advisor, BancAmerica Robertson Stephens ("ROBERTSON STEPHENS"), that in its opinion, as of the date hereof, the Merger Consideration set forth herein is fair to the holders of each class of Company Common Stock.

  SECTION 2.24 Brokers. Except as set forth in Section 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker (other than Robertson Stephens, the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Robertson Stephens, pursuant to which Robertson Stephens would be entitled to any payment relating to the transactions contemplated hereunder.

  SECTION 2.25 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.25 of the Company Disclosure Schedule, the Company does not have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

  SECTION 2.26 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

  SECTION 2.27 Rights Agreement. The Rights Agreement and the Rights are inapplicable to the execution, delivery and performance of this Agreement, including the Merger and the other transactions contemplated hereby. Pursuant to this end, the Company has taken all necessary action to (i) amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (x) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Rights Agreement) and (y) a Shares Acquisition Date, a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) does not occur by reason of the announcement or consummation of the Merger or any of the other transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE SCHEDULE"):

  SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

  SECTION 3.3 Capitalization. As of February 28, 1998, the authorized capital stock of Parent consisted of (i) 240,000,000 shares of Parent Common Stock of which 158,266,994 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, no shares were held in treasury, and 4,892,744 shares were reserved for future issuance under Parent's equity incentive plan, directors option plan and employee stock purchase plan, (ii) options to purchase an aggregate of 1,301,001 shares of Parent Common Stock and (iii) 2,000,000 shares of preferred stock, $1.00 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between February 28, 1998 and the date hereof. Except as set forth in this Section or in Section 3.3 of the Parent Disclosure Schedule, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section 3.3 or Section 3.11 of the Parent Disclosure Schedule as of the date hereof, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary. Except as set forth in Section 3.1 or 3.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

  SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

  SECTION 3.5 No Conflict, Required Filings and Consents.

  (a) Except as disclosed in Section 3.5(a) of the Parent Disclosure Schedule
(i) neither Parent nor any of its subsidiaries has breached, or is in default under or has received written notice of any breach of or default under, any loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount equal to or exceeding $1,000,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of Parent or any agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" (collectively, the "MATERIAL AGREEMENTS"), (ii) neither the Parent nor any of its subsidiaries has breached or is in default under or has received written notice of any breach of or default under, any of its obligations under the Material Agreements, and (iii) each of the Material Agreements is in full force and effect, except in any such case under clause (i), (ii) or (iii) of this
Section 3.5(a) for breaches, defaults or failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

  (c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act or any foreign antitrust or similar filings, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

  SECTION 3.6 Compliance; Permits.

  (a) Except as disclosed in Section 3.6 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 3.6 of the Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.7 SEC Filings; Financial Statements.

  (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended February 28, 1998 and February 28, 1997, (ii) reports on Form 10-Q for the quarterly periods ended November 30, 1997, August 31, 1997 and May 31, 1997,
(iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1997, (iv) all other reports or registration statements filed by Parent with SEC since January 1, 1997, and
(v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 3.8 Absence of Certain Changes or Events. Except as set forth in
Section 3.8 of the Parent Disclosure Schedule or in the Parent SEC Reports, since November 30, 1997, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of the Company pursuant to Section 4.3 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of assets of Parent or any of its subsidiaries except in the ordinary course of business.

  SECTION 3.9 No Undisclosed Liabilities. Except as is disclosed in Section
3.9 of the Parent Disclosure Schedule or in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) adequately provided for in Parent's balance sheet (including any related notes thereto) as of February 28, 1997 included in the Parent's 1997 Annual Report on Form 10-K (the "PARENT BALANCE SHEET"), (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Parent Balance Sheet, (iii) incurred since February 28, 1997 in the ordinary course of business and consistent with past practice, (iv) incurred in connection with this Agreement, or (v) which would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

  SECTION 3.11 Employee Benefit Plans; Employment Agreements. Except as set forth in Section 3.11 of the Parent Disclosure Schedule, none of the employee pension plans (as defined in Section 3(2) of ERISA), employee welfare plans, (as defined in Section 3(1) of ERISA) and other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, or any employment, executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to Parent, any trade or business (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (a "PARENT ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of Parent, as well as each plan with respect to which Parent or a Parent ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices, and programs are referred to herein as the "PARENT EMPLOYEE PLANS") promises or provides retiree welfare benefits to any person, and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee

Plan, which could result in any material liability of Parent or any of its subsidiaries; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS, PBGC or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Parent Employee Plans; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither Parent nor any Parent ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  SECTION 3.12 Labor Matters. Except as set forth in Section 3.12 of the Parent Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

  SECTION 3.13 Registration Statement; Joint Proxy
Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "REGISTRATION STATEMENT") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should, under the applicable requirements of the Securities Act or the Exchange Act be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement.

  SECTION 3.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 3.14 of the Parent Disclosure Schedule, to Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.15 Title to Property. Except as disclosed in Section 3.15 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.16 Intellectual Property. Except as disclosed in Section 3.16 of the Parent Disclosure Schedule, the Parent and its subsidiaries own, are licensed to use or otherwise possess, or can acquire on reasonable terms, legally enforceable rights to use the patents, patent rights, inventions, licenses, copyrights, know-how (including trade secrets and other unpatented/unpatentable proprietary or confidential information, systems or procedures), trademarks, servicemarks and tradenames presently employed by them in connection with the business of the Parent as presently conducted, and neither the Parent nor any of its subsidiaries has knowledge of any infringement of or conflict with asserted rights of others with respect to any of the foregoing, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

  SECTION 3.17 Interested Party Transactions. Except as set forth in the Parent SEC Reports or Section 3.17 of the Parent Disclosure Schedule, since the date of Parent's proxy statement dated June 5, 1998 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 3.18 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.19 Brokers. No broker, finder or investment banker (other than Chase Securities, Inc., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

  SECTION 3.20 Ownership of Merger Sub; No Prior Activities.

  (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

  (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  SECTION 3.21 Full Disclosure. No representation or warranty made by Parent contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by Parent to the Company in, or pursuant to the provisions of, this Agreement, including without limitation the Parent Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business only in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, other than actions taken by the Company as contemplated by this Agreement; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

  (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company as amended and restated to date;

  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which are outstanding on the date hereof, the Unit Purchase Options, the SR Warrants and the SVB Warrants).

  (c) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $150,000 in the aggregate);

  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (including the creation of any subsidiary); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement excluding any original equipment manufacturing agreement that (x) allows the Company to limit shipments to Products having a price of less than $500,000 per year and (y) is terminable for convenience by the Company on no more than ninety days notice; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $250,000 per month for the Company taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

  (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

  (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

  (j) have operating expenses in excess of $600,000 from the date of the execution of this Agreement through June 30, 1998, $1,200,000 per month thereafter, subject to an aggregate maximum of $6,600,000 between the date of the execution of this Agreement and the Effective Time, excluding (i) costs related to the transactions contemplated by this Agreement, (ii) incentive and bonus compensation as previously disclosed to Parent, (iii) depreciation, (iv) amortization, and (v) bad debt reserves, provided that Parent acknowledges that valid business reasons may exist for doing so and agrees that its consent will not be unreasonably withheld; or

  (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  SECTION 4.2 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (consistent with the advice of the Company's outside legal counsel) that it is required to do so in order to discharge properly its fiduciary duties under applicable law.

  (b) The Company shall promptly notify Parent as soon as practicable, and in no event later than 48 hours, after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c).

  (c) If the Board of Directors of the Company receives a request for material nonpublic information from a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and consistent with the advice of the Company's outside legal counsel that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties under applicable law, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

  (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

  (e) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this
Section 4.2.

  (f) Nothing contained in this Section 4.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders which, in the opinion of the Company's Board of Directors, after consultation with the Company's outside legal counsel, is required under applicable law.

  SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

  (a) amend or otherwise change Parent's Certificate of Incorporation or By-
Laws;

  (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent; or

  (c) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  SECTION 5.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act and any applicable antitrust or similar acts in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION"), and any applicable foreign agencies or authorities for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  SECTION 5.2 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials (which shall be refiled in final form as the Joint Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger) and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Joint Proxy Statement/Prospectus to Company shareholders, as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger, subject to the last sentence of Section 5.3.

  SECTION 5.3 Stockholders Meeting. The Company shall call and hold the Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and consistent with the advice of the Company's outside legal counsel, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and Parent shall cause its subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the respective confidentiality letters, each dated December 18, 1998 (the "CONFIDENTIALITY LETTERS") between Parent and the Company, and the supplemental letter agreement between Parent and Company dated March 23, 1998.

  SECTION 5.5 Consents; Approvals. The Company and Parent shall each use their reasonable commercial efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  SECTION 5.6 Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are at the time of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("RULE 145"). The Company shall use its best efforts to cause each person who is identified as an "affiliate" to deliver to Parent, prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145, in substantially the form of Exhibit 5.6.

  SECTION 5.7 Indemnification and Insurance.

  (a) The By-Laws of the Surviving Corporation shall honor, and Parent shall cause the Surviving Corporation to honor, the provisions with respect to indemnification set forth in the By-Laws of the Company immediately prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

  (b) Without limiting the scope of Section 5.7(a), the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws or any applicable indemnification agreement and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, Parent shall and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws or any applicable indemnification agreement, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time; provided, however, that in connection with criminal acts the indemnification provided by this Section 5.7 shall only apply provided the Indemnified Party had no reasonable cause to believe that his/her conduct was criminal.

  (c) Parent shall and shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

  (d) For a period of six years after the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 125% of the annual premium.

  (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

  SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

  SECTION 5.9 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

  SECTION 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market National Market ("NASDAQ"), in which case it shall use all reasonable efforts to consult with the other party prior thereto.

  SECTION 5.11 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  SECTION 5.12 Accountants' Letters. Upon reasonable notice from the other party hereto, the Company or Parent, as the case may be, shall use its reasonable efforts to cause KPMG Peat Marwick L.L.P., as its accounting firm, to deliver to the other party hereto, a letter, dated within 2 business days of the Effective Date of the Registration Statement covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

  SECTION 5.13 Rights Agreement. The Company shall take all action necessary to cause the Rights issued pursuant to the terms of the Rights Agreement to expire immediately prior to the Effective Time.

  SECTION 5.14 NASDAQ Listing. The Company shall use its reasonable commercial efforts to continue the quotation of the Company Common Stock on the Nasdaq National Market during the term of this Agreement.

  SECTION 5.15 Listing of Parent Shares. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the New York Stock Exchange.

  SECTION 5.16 Benefit Plans. The eligibility of the each employee of the Company (and his or her spouse and dependents) to participate in the welfare plans (as defined in ERISA section 3(1)) of Parent or the Surviving Corporation after the Effective Time shall be determined without regard to any preexisting condition, waiting period, actively-at-work, or similar exclusion or condition except for any such condition or exclusion to which the employee is subject under the applicable welfare plan of the Company as of the Effective Time. Employees of the Company shall receive credit under the welfare plans of the Parent or the Surviving Corporation in which they participate after the Effective Time toward coinsurance and deductibles for any payments made by them during the calendar year in which the Effective Time occurs under the applicable welfare plans of the Company. In addition, employees of the Surviving Corporation shall receive credit, for purposes of its retirement, welfare, vacation and similar plans or policies, for service with the Company prior to the Effective Time.

  SECTION 5.17 Company Securities. The Company shall use its reasonable commercial efforts to (i) consistent with applicable fiduciary duties of the directors of the Company, (1) persuade the holders of the SR Warrants to exercise such securities prior to the Effective Time or exchange such securities in the Merger for the applicable Merger Consideration and (2) persuade the holders of Class E Common Stock to vote in favor of the Merger and exchange their shares of Class E Common Stock in the Merger for the applicable Merger Consideration; and (ii) cause all existing registration rights of holders of Company securities to have been canceled effective upon the consummation of the Merger or persuade the holders of registration rights to exchange the securities to which such registration rights apply in the Merger for the applicable Merger Consideration.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

  SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

  (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

  (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

  (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

  (e) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that could result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

  (f) Listing of Parent Shares. The Parent Shares to be issued in the Merger shall have been approved for listing, upon official notice of issuance, on the New York Stock Exchange.

  SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

  (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. would not reasonably be expected to (i) have a Material Adverse Effect on the Company or Parent, or (ii) materially delay or prevent the consummation of the Merger;

  (d) Tax Opinion. Parent shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

  (e) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

  (f) Blue Sky Laws. Parent shall have received all permits and other authorizations necessary under the Blue Sky Laws to issue shares of Parent Common Stock pursuant to the Merger;

  (g) Employment Condition. The employees listed on Exhibit 6.2(g)(1) have been designated as "KEY EMPLOYEES". A portion of the Key Employees have been classified as "TIER 1 EMPLOYEES" and a portion have been classified as "TIER 2 EMPLOYEES". A minimum of two-thirds of each of the Tier 1 Employees and the Tier 2 Employees (rounding down in the case of any fraction) shall (i) be in the employ of the Company immediately prior to the Effective Time, (ii) have agreed to work for Parent immediately following the Effective Time upon mutually agreeable terms and conditions (and have not indicated any intention not to continue such employment) and (iii) have entered into Parent's non-disclosure/ confidentiality/ assignment of inventions agreement substantially in the form of Exhibit 6.2(g)(2).

  (h) Rights Agreement. The Rights issued pursuant to the terms of the Rights Agreement shall be inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

  SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, etc. would not reasonably be expected to have (i) a Material Adverse Effect on the Company or Parent or (ii) materially delay or prevent the consummation of the Merger;

  (d) Tax Opinion. The Company shall have received a written opinion of Heller Ehrman White & McAuliffe, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

  (e) Fairness Opinion. The fairness opinion referred to in Section 2.23 shall not have been withdrawn, amended or modified, provided that this shall not be a condition to the obligations of the Company if the Company shall have induced such withdrawal, amendment or modification.

                                  ARTICLE VII

                                  TERMINATION

  SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

  (b) by either Parent or the Company if the Merger shall not have been consummated by October 15, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

  (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

  (d) by Parent or the Company, if the Merger shall have been submitted to a vote of the stockholders of the Company and the requisite vote of the stockholders approving the Merger shall not have been obtained; or

  (e) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an

Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

  (f) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "TERMINATING BREACH"), provided, that, if such Terminating Breach is curable prior to October 15, 1998 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(f); or

  (g) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach; or

  (h) by Parent, if any person (or "group", as defined in Section 13(d)(3) of the Exchange Act) other than Parent or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding Shares; or

  (i) by the Company, if, in response to a Superior Proposal (as defined below), the Company's Board of Directors determines in good faith (consistent with the advice of the Company's outside legal counsel) that (i) it must withdraw, amend or modify in a manner adverse to Parent its recommendation to the Company's stockholders for approval of this Agreement and (ii) failing to take such action would cause it to fail to discharge properly its fiduciary duties under applicable law; provided, however, that the Company may not terminate pursuant to this Section 7.1(i) unless and until: (i) four calendar days have elapsed following delivery to Parent of a written notice of such determination by the Company's Board of Directors and during such four-day period the Company (x) informs Parent of the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal and (y) otherwise fully cooperates with Parent (subject, in the case of this clause (y), to the condition that the Company's Board of Directors shall not be required to take any action that it believes, after consultation with and consistent with the Company's outside legal counsel, would violate its fiduciary duties to the Company or the Company's stockholders under applicable law) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such four-day period the Company's Board of Directors determines in good faith that such Superior Proposal continues to constitute a Superior Proposal, having regard to any proposal made by Parent within the preceding four days; (iii) simultaneously with such termination the Company pays to Parent the amount specified in Section 7.3(b); and (iv) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to the effect the Superior Proposal.

  As used herein, "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of the Company having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company, taken as a whole, immediately prior to such transaction.

  As used herein, "SUPERIOR PROPOSAL" means a written and unsolicited Acquisition Proposal that (i) the Company's Board of Directors determines in good faith (A) is reasonably capable of being completed and (B) is economically more favorable to the Company's stockholders than the Merger, having received prior to such determination the advice of a financial advisor of nationally recognized reputation that such Acquisition Proposal would be economically more favorable to the Company's stockholders than the Merger in that it results in greater aggregate per share consideration than would the Merger, and (ii) that is not subject to financing.

  SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof; provided, however, that if Parent is paid the Fee (as defined below) the amount of the Fee shall be deducted from any money damages otherwise received by Parent from the Company.

  SECTION 7.3 Fees and Expenses

  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Parent a fee of $3,800,000 (the "FEE") upon the first to occur of the following events:

      (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.1(d) and the execution by the Company of an agreement with respect to an Alternative Transaction within four months after such termination; or

      (ii) the termination of this Agreement by Parent pursuant to Section 7.1(e); or

      (iii) the termination of this Agreement by Parent pursuant to Section 7.1(f) on account of a Terminating Breach by the Company and the execution by the Company of an agreement with respect to an Alternative Transaction within four months after such termination; or

      (iv) the termination of this Agreement by Parent pursuant to Section 7.1(h);or

      (v) the termination of this Agreement by the Company pursuant to
  Section 7.1(i).

    (c) The Fee and related expenses payable pursuant to Section 7.3(b) shall be paid within one business day after the first to occur of any of the events described in Section 7.3(b)(i), (ii), (iii) or (iv).

                                   ARTICLE 8

                              GENERAL PROVISIONS

  SECTION 8.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

  (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in this Section 8.1 shall survive independently and
Article I and Sections 5.7, 5.16 and 8.9 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. The Confidentiality Letters shall survive termination of this Agreement as provided therein.

  (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section.

  SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) If to Parent or Merger Sub:

      Cabletron Systems, Inc.
      One Cabletron Way
      Rochester, NH 03867

      Telecopier No.: (603) 332-4004

      Telephone No.: (603) 337-4270
      Attention: David J. Kirkpatrick

  With a copy to:

      Douglass N. Ellis, Jr., Esq.
      Ropes & Gray
      One International Place
      Boston, MA 02110

      Telecopier No.: (617) 951-7050
      Telephone No.: (617) 951-7374

  (4)If to the Company:

      NetVantage, Inc.
      201 Continental Boulevard, Suite 20
      El Segundo, CA 90245-4527

      Telecopier No.: (310) 726-4131
      Telephone No.: (310) 726-4130
      Attention: President

      With a copy to:

      Victor A. Hebert, Esq.
      Heller Ehrman White & McAuliffe
      601 South Figueroa Street
      40th Floor
      Los Angeles, CA 90017-5758
      Telecopier No.: (213) 614-1868
      Telephone No.: (213) 689-0200

  SECTION 8.3 Certain Definitions For purposes of this Agreement, the term:

  (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares
(i) which such person or any of its affiliates or associates

(as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding (other than a revocable proxy or consent), or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

  (c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts or the State of California are required or authorized to be closed;

  (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

  (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

  (f) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  SECTION 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise. Parent guarantees the full and punctual performance by Merger Sub and Surviving Corporation of (i) all the obligations hereunder of Merger Sub and Surviving Corporation or any such assignees, and (ii) after the Effective Time, all the contractual obligations of the Company previously disclosed to Parent at or prior to the Effective Time to its current and former directors, officers and employees. This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and such directors, officers and employees, shall be binding upon all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by such directors, officers and employees.

  SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by any of such Indemnified Parties, and Section 8.9 (which is intended to be for the benefit of the Company's current and former directors, officers and employees).

  SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

  SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    [THIS SPACE INTENTIONALLY LEFT BLANK.]

  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CABLETRON SYSTEMS, INC.

                                               /s/ David J. Kirkpatrick
                                          By: _________________________________
                                          Name: David J. Kirkpatrick
                                          Title: Corporate Executive Vice
                                              President and Chief Financial
                                              Officer

                                          TEMPEST ACQUISITION, INC.

                                               /s/ David J. Kirkpatrick
                                          By: _________________________________
                                          Name: David J. Kirkpatrick
                                          Title: Vice President

                                          NETVANTAGE, INC.

                                                /s/ Stephen R. Rizzone
                                          By: _________________________________
                                          Name: Stephen R. Rizzone
                                          Title: President and CEO

                                    ANNEX B

[LETTERHEAD OF BANCAMERICA ROBERTSON STEPHENS]

                                                                  June 22, 1998
PRIVATE AND CONFIDENTIAL

Board of Directors
NetVantage, Inc.
201 Continental Boulevard, Suite 201
El Segundo, CA 90245

Members of the Board:

  You have asked our opinion with respect to the fairness to the Holders of Class A Common Stock, Class B Common Stock and Class E Common Stock, as well as to the Holders of the Target Common Stock, taken as whole (in each case, as such terms are defined below), from a financial point of view and as of the date hereof, of the proposed Exchange Ratio (the "Exchange Ratio") to be received by the Holders of Target Common Stock in connection with the Agreement and Plan of Merger (the "Agreement"), by and among Cabletron Systems Inc. ("Acquiror"), Tempest Acquisition, Inc., a wholly-owned subsidiary of Acquiror ("Merger Sub"), and NetVantage, Inc. ("Target"), dated as of June 22, 1998.

  As more fully described in the Agreement, pursuant to the terms and subject to the conditions set forth therein, (i) Merger Sub will be merged with and into Target (the "Merger") and (ii) each outstanding share of Class A common stock, par value $0.001 per share, of Target (together with the rights attached thereto, the "Class A Common Stock"), each outstanding share of Class B common stock, par value $0.001 per share, of Target (the "Class B Common Stock") and each ten shares of Class E common stock, par value $0.001 per share, of Target (the Class E Common Stock", and together with Class A Common Stock and the Class B Common Stock, the "Target Common Stock"), other than shares held in treasury or by the Acquiror, Merger Sub or their respective affiliates, will be converted into the right to receive 8/13 of a share of common stock, par value $0.01 per share, of Acquiror (the "Acquiror Common Stock"). The "Holders" of Class A Common Stock, Class B Common Stock and Class E Common Stock and/or of the Target Common Stock, as applicable, includes all holders of a class of common stock of the Target or of the Target Common Stock except for Acquiror, Merger Sub and their respective affiliates. The Agreement states that the parties thereto intend, and you have instructed us to assume, that the Merger will (i) qualify as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and (ii) be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles.

  For purposes of this opinion, we have: (i) reviewed certain financial information relating to Target furnished to us by the management of Target, including financial and operating forecasts prepared by the management of Target and other information and data which were provided to us or otherwise discussed with us by the management of Target; (ii) reviewed certain publicly available information regarding each of the Target and the Acquiror; (iii) held discussions with the management of each of Target and Acquiror concerning the business,

                                     LOGO
past and current business operations, financial condition and future prospects of Target and Acquiror, respectively; (iv) reviewed the Agreement and certain related documents; (v) reviewed the reported prices and trading activity for Class A Common Stock and reviewed the valuations of publicly traded companies which we deemed comparable to Target; (vi) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions which we deemed relevant; (vii) prepared discounted cash flow analyses of Target; (viii) examined the pro forma earnings impact of the Merger; (ix) participated in discussions and negotiations among representatives of Target and Acquiror; (x) compared the financial performance of the Acquiror and the prices and trading activity of the Acquiror Common Stock with that of other publicly traded companies which we deemed comparable to Acquiror, and (xi) made such other studies and inquiries, and reviewed such other data and information, as we deemed relevant.
  In connection with our opinion, we have not independently verified any of the foregoing information and have relied on all such information as provided to us being complete and accurate in all material respects, whether such information was furnished to us orally or otherwise discussed with us by management of Target, including information relating to the Target's financial condition and capital resources. We have relied upon the assurances of management of Target that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not make or obtain, or assume responsibility for obtaining or making, any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of Target. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Target that we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith by the management of Target on the basis of reasonable assumptions, and reflect the best currently available estimates and judgments of the management of Target of the future financial condition and performance of Target, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Target. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof. We have relied as to all legal matters relevant to our rendering our opinion on the advice of counsel.

  This opinion is necessarily based upon financial, market, economic, and other conditions that exist and can be evaluated as of the date of this letter and on the information noted above available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion.

  BARS is acting as financial advisor to Target in connection with the Merger and will receive a fee from Target for our services which is contingent upon the consummation of the Merger. In addition, Target has agreed to indemnify us for certain liabilities arising out of our engagement. BARS has provided certain investment banking services to Target from time to time, including the analysis in connection with the previous adoption of a shareholder rights plan, and may continue to do so, and has received, and may receive, fees for the rendering of such services. BARS has also provided certain investment banking services to Acquiror from time to time, and may continue to do so, and has received, and may receive, fees for the rendering of such services. In the ordinary course of business, we may actively trade the securities of Acquiror for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Target in its evaluation of the proposed Merger, and this opinion is not intended to be and does not constitute a recommendation to any stockholder of Target as to how such stockholder should vote on the proposed Merger. This opinion addresses the fairness, from a financial point of view, of the Exchange Ratio to the holders of Class A Common Stock, Class B Common Stock and Class E Common Stock, in each case, as a separate class of stock and, as well, to the Holders of Target Common Stock as a whole; provided, however, this opinion neither addresses nor considers the relative economic allocations of the Merger Consideration to and between such distinct classes of stock. This opinion may not be published or otherwise used or referred to, nor shall any public reference to BARS be made, without our prior written consent; provided, however, that the inclusion of this opinion letter in its entirety in the Registration Statement on Form S-4 (the "Registration

Statement") to be filed with the Securities and Exchange Commission, in which the Joint Proxy Statement/Prospectus to be distributed to the Holders of Target Common Stock in connection with their consideration of the Merger will be included, is hereby expressly authorized. This opinion may only be so included in the Registration Statement in the event and to the extent that this opinion is reproduced therein in its entirety and any description of, or reference to, this opinion therein is in a form and substance acceptable to us and our legal counsel.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of each of Class A Common Stock, Class B Common Stock and Class E Common Stock, as well as to the Holders of Target Common Stock, in each case, from a financial point of view.

                                          Very truly yours,

                                          BANCAMERICA ROBERTSON STEPHENS

                                                /s/ BancAmerica Robertson
                                                       Stephens
                                          _____________________________________
                                                  Authorized Signatory

                                    ANNEX C

               SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW

                               APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the work "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY                                                                      PROXY
                                NETVANTAGE, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder of shares of Common Stock of NetVantage, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders of the Company and the accompanying Proxy Statement/Prospectus dated August 20, 1998 (the "Proxy Statement/Prospectus") and hereby appoints and authorizes Stephen R. Rizzone and Thomas Iwanski, and each of them, proxies of the undersigned, each with full power to act without the other, and with full power of substitution, to represent the undersigned and to vote as designated below the undersigned's shares of Common Stock at the Special Meeting of Stockholders of the Company to be held at the Doubletree Club Hotel, located at 1985 East Grand Avenue, El Segundo, California 90245, at 10:00 a.m., local time, on Friday, September 25, 1998, and at any and all postponements or adjournments thereof (the "Special Meeting").

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING PROPOSAL.

  THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" THE FOLLOWING PROPOSAL.

  PROPOSAL: To approve and adopt an Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger, as more completely described in the Proxy Statement/Prospectus:

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

                                    (continued and to be signed on reverse side)

  OTHER BUSINESS: In their discretion, the proxy holders are hereby authorized to vote on such other business as may properly come before the Special Meeting, including, among other things, a motion to adjourn the Special Meeting to another time and/or place for, among other things, the purpose of soliciting additional proxies.

  PLEASE MARK ABOVE, THEN DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                              Please sign exactly
                                              as your name appears
                                              hereon. When signing
                                              as attorney,
                                              administrator,
                                              trustee or guardian,
                                              set forth your full
                                              title. When shares
                                              are held in more than
                                              one name, all parties
                                              should sign. If a
                                              corporation, sign in
                                              full corporate name
                                              by authorized
                                              officer. If a
                                              partnership, sign in
                                              partnership name by
                                              authorized person.

                                              Dated: ........ , 1998

                                              ......................
                                                   (Signature)

                                              ......................
                                                   (Signature)